EXECUTION VERSION

Exhibit 4.7

4 March 2021

RED FOOTBALL LIMITED
(as Company)

MANCHESTER UNITED FOOTBALL CLUB LIMITED
(as Borrower)

and

SANTANDER UK PLC
(as Agent)

AMENDMENT AND
RESTATEMENT AGREEMENT

relating to a

REVOLVING FACILITY AGREEMENT

originally dated 14 October 2020

99 Bishopsgate
London EC2M 3XF
United Kingdom
Tel: +44.20.7710.1000

www.lw.com

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This AMENDMENT AND RESTATEMENT AGREEMENT (the “Amendment and Restatement Agreement”) is made on 4 March 2021 among:

(1)	RED FOOTBALL LIMITED (registration number 5370076) (the “Company”);
(2)	MANCHESTER UNITED FOOTBALL CLUB LIMITED (registration number 00095489) (the “Borrower”); and
(3)	SANTANDER UK PLC as agent of the other Finance Parties (the “Agent”).

BACKGROUND:

(A)

By a revolving facility agreement dated 14 October 2020 (the “Facility Agreement”) between, among others, the Company and Santander UK plc as Original Lender and Agent, the Original Lender agreed to make available a revolving facility to Manchester United Football Club Limited as Borrower, on the terms and conditions set out in the Facility Agreement.

(B)

Pursuant to Clause 2.4 (Obligors’ Agent) of the Facility Agreement, each Obligor (other than the Company) irrevocably appointed the Company to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorised the Company to effect amendments, supplements and variations to the Finance Documents notwithstanding that they may affect an Obligor, without further reference to or the consent of that Obligor.

(C)	The parties to this Amendment and Restatement Agreement wish to amend and restate the Facility Agreement to reflect certain changes agreed between them.
(D)

Pursuant to clause 41.2 (Required consents) of the Facility Agreement, the Agent has been irrevocably authorised and instructed by the Majority Lenders to enter into this Amendment and Restatement Agreement.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION
1.1	Definitions

In this Amendment and Restatement Agreement:

Unless defined in this Amendment and Restatement Agreement, a term defined in the Facility Agreement has the same meaning in this Amendment and Restatement Agreement.

“Effective Date” means the date on which the Agent provides the confirmation pursuant to Clause 4 (Effective Date) below.

“Facility Agreement” has the meaning given to the term in the Background hereto.

“Restated Facility Agreement” means the Facility Agreement as amended and restated in the form set out in Schedule 2 (Amended and Restated Facility Agreement).

References in the Facility Agreement to “this Agreement”, “hereof”, “hereunder” and expressions of similar import shall be deemed to be references to the Facility Agreement (as amended by this Amendment and Restatement Agreement) and to this Amendment and Restatement Agreement.

1.2	Interpretation

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(a)

Unless otherwise expressly stated herein, in this Amendment and Restatement Agreement a reference to a “Clause” or a “Schedule” is a reference to a Clause or a Schedule, as the case may be, in or of this Amendment and Restatement Agreement. Headings are for convenience only and shall not affect the construction of this Amendment and Restatement Agreement.

(b)

Clause 1.2 (Construction) of the Facility Agreement will be deemed to be set out in full in this agreement, mutatis mutandis, but as if references in that clause to the Facility Agreement were references to this Amendment and Restatement Agreement.

(c)

It is agreed that this Amendment and Restatement Agreement constitutes a Finance Document for the purposes of the Facility Agreement and a Pari Passu Debt Document under and as defined in the Intercreditor Agreement.

2.	AMENDMENT AND RESTATEMENT
2.1

With effect on and from the Effective Date the Facility Agreement shall be amended and restated in the form set out in Schedule 2 (Amended and Restated Facility Agreement) so that the rights and obligations of the Parties relating to their performance on and after the Effective Date under the Facility Agreement shall be governed by, and construed in accordance with, the terms of the Restated Facility Agreement.

2.2	The Facility Agreement is amended only to the extent set out in the Restated Facility Agreement. In all other respects the terms of the Finance Documents remain in full force and effect.
3.	REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Agent that the Repeating Representations are true and accurate in all respects (or, in the case of such Repeating Representations which are not otherwise subject to a materiality threshold or qualification in accordance with their terms, are correct in all material respects) as at the date of this Amendment and Restatement Agreement and as at the Effective Date and as if each reference in those representations and warranties to “this Agreement” or “the Finance Documents” includes a reference to this Amendment and Restatement Agreement.

4.	EFFECTIVE DATE
4.1

The provisions of Clause 2 (Amendment and Restatement) of this Amendment and Restatement Agreement shall come into effect on the Effective Date when the Agent has confirmed in writing to the Company that (i) it has received or (ii) it has waived the requirement to receive, unless stated otherwise in form and substance satisfactory to the Agent (acting reasonably), all of the documents and evidence referred to in Schedule 1 (Conditions Precedent to the Effective Date) to this Amendment and Restatement Agreement. The Agent shall provide such confirmation to the Company and the Lenders promptly upon being so satisfied.

4.2

If the Effective Date does not occur on or before the date falling 30 Business Days after the date of this Amendment and Restatement Agreement or such later date as the Company and the Agent may agree, then this Amendment and Restatement Agreement shall lapse and be of no further effect and none of the parties to this Amendment and Restatement Agreement shall be under any liability under this Amendment and Restatement Agreement (save in respect of Clause 5 (Fees and Expenses), Clause 8 (Third Party Rights) and Clause 9 (Governing Law)).

5.	FEES AND EXPENSES

The Borrower shall, or shall procure that a member of the Group will:

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(a)

pay to the Lenders that have consented to the amendments herein a consent fee in the amount, manner and at the times agreed in a fee letter dated on or about the date hereof (the “Consent Fee Letter”); and

(b)

reimburse the Agent promptly on demand for all reasonable charges and expenses (including, without limitation, the fees and expenses of legal advisors (subject to an agreed cap in writing (if any)) which are incurred by the Agent in connection with this Amendment and Restatement Agreement, the Facility Agreement and the arrangements contemplated thereby, whether or not the Effective Date occurs.

6.	CONSENT OF THE GUARANTORS

The Company on behalf of itself and each other Obligor hereby consents, acknowledges and agrees to the amendments and other matters set forth in this Amendment and Restatement Agreement and hereby confirms and ratifies in all respects, without prejudice to the terms of any Finance Document:

(a)	in each such Finance Document, a reference to the “Agreement” or “Facility Agreement” shall mean the Facility Agreement as amended and restated by this Amendment and Restatement Agreement;
(b)	nothing contained in this Amendment and Restatement Agreement shall discharge the liability of any Obligor to meet any of its obligations under any Finance Document;
(c)

each Finance Document remains in full force and effect and each Obligor's obligations, including but not limited to any Security and/or guarantee created or given by an Obligor, under the Finance Documents continue to be legal, valid and binding and enforceable subject to the Legal Reservations and Perfection Requirements;

(d)

the guarantee in Clause 23 (Guarantee and Indemnity) in the Facility Agreement and, on and from the Effective Date, the Restated Facility Agreement, (in each case, including without limitation the continuation of each Guarantor’s payment and performance obligations thereunder upon) and the enforceability of such guarantee against such Guarantor in accordance with its terms; and

(e)

acknowledges and agrees that the entry by the Agent (on the instructions of the Majority Lenders) into this Amendment and Restatement Agreement shall not be construed as to establish or indicate any course of dealing on the part of the Finance Parties including the providing of any notice or the requesting of any consent, acknowledgement or confirmation not otherwise expressly provided for in any Finance Document with respect to any future amendment, waiver, restatement supplement or other modification of any Finance Document.

7.	MISCELLANEOUS
7.1

The provisions of Clause 37 (Notices), Clause 39 (Partial Invalidity), Clause 40 (Remedies and Waivers) and Clause 46 (Enforcement) of the Facility Agreement shall apply to this Amendment and Restatement Agreement as if set out in this Amendment and Restatement Agreement, mutatis mutandis, but as if references in those Clauses to the Facility Agreement were references to this Amendment and Restatement Agreement.

7.2

This Amendment and Restatement Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all of which when taken together shall constitute a single instrument, and which counterparts may be delivered by electronic means (including .pdf format).

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7.3	The parties hereto intend this Amendment and Restatement Agreement shall take effect as a deed, notwithstanding that a party to it may only execute it under hand.
8.	THIRD PARTY RIGHTS
8.1

Unless expressly provided to the contrary in this Amendment and Restatement Agreement, and other than the Finance Parties, a person who is not a party has no right under the Contracts (Rights of Third Parties) Act 1999 (or any analogous provision under any applicable law) to enforce or enjoy the benefit of any term of this Amendment and Restatement Agreement.

8.2

Notwithstanding any term of this Amendment and Restatement Agreement, the consent of any person who is not a party is not required to amend, rescind or otherwise vary this Amendment and Restatement Agreement at any time.

9.	GOVERNING LAW

This Amendment and Restatement Agreement and any non-contractual obligations arising out of or in connection with it is governed by English law.

IN WITNESS WHEREOF this Amendment and Restatement Agreement has been duly executed as a deed and has been delivered by each of the parties on the date first above written.

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SCHEDULE 1

CONDITIONS PRECEDENT TO THE EFFECTIVE DATE

1.	CORPORATE AUTHORISATIONS
(a)	A copy of a resolution of the board of directors of the Company and the Borrower:
(i)	approving the terms of, and the transactions contemplated by, this Amendment and Restatement Agreement and resolving that it execute, deliver and perform this Amendment and Restatement Agreement;
(ii)	authorising a specified person or persons to execute this Amendment and Restatement Agreement on its behalf; and
(iii)

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with this Amendment and Restatement Agreement.

(b)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (a) above in relation to this Amendment and Restatement Agreement and related documents.
(c)

A certificate of an authorised signatory of the Company and the Borrower certifying that its constitutional documents as previously delivered to the Agent and each copy document relating to it specified in this Schedule 1 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Amendment and Restatement Agreement.

2.	TRANSACTION DOCUMENTS
(a)	This Amendment and Restatement Agreement executed by the Company and the Borrower.
(b)	The Consent Fee Letter executed by the Borrower.
3.	OTHER DOCUMENTS AND EVIDENCE

Evidence that the fees, costs and expenses (other than legal fees, which shall be paid in full within 5 Business Days after receipt of a written invoice by the Company) then due pursuant to Clause 5 (Fees and Expenses) have been paid or will be paid by the Effective Date

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SCHEDULE 2

AMENDED AND RESTATED FACILITY AGREEMENT

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EXECUTION PAGES

THE COMPANY

EXECUTED AS A DEED BY
RED FOOTBALL LIMITED for and on behalf of itself and each Obligor

/s/ Joel Glazer

Director

/s/ Christopher Rodi

Witness

The BORROWER

EXECUTED AS A DEED BY
MANCHESTER UNITED FOOTBALL CLUB LIMITED

/s/ Joel Glazer

Chairman

/s/ Christopher Rodi

Witness

[Amendment and Restatement Agreement – Signature Page]

THE AGENT

For and on behalf of
SANTANDER UK PLC as Agent of the other Finance Parties
acting by its attorney pursuant to a power of attorney dated 6 January 2021

/s/ Christopher Longsdale

Associate Director

[Amendment and Restatement Agreement – Signature Page]

Dated 14 October 2020

(as amended and restated on the Effective Date)

RED FOOTBALL LIMITED

as the Company

with

SANTANDER UK PLC

as Original Lender

SANTANDER UK PLC

as Agent

and

BANK OF AMERICA EUROPE DESIGNATED ACTIVITY

COMPANY

as Security Trustee

REVOLVING FACILITY AGREEMENT

99 Bishopsgate London EC2M 3XF

United Kingdom Tel: +44.20.7710.1000

www.lw.com

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36.	SET-OFF	128
37.	NOTICES	128
38.	CALCULATIONS AND CERTIFICATES	131
39.	PARTIAL INVALIDITY	131
40.	REMEDIES AND WAIVERS	132
41.	AMENDMENTS AND WAIVERS	132
42.	CONFIDENTIALITY	138
43.	CONFIDENTIALITY OF FUNDING RATES AND REFERENCE BANK QUOTATIONS	141
44.	COUNTERPARTS	143
45.	GOVERNING LAW	144
46.	ENFORCEMENT	144
47.	USA PATRIOT ACT	145
SCHEDULE 1		146
	THE ORIGINAL PARTIES
SCHEDULE 2		148
	CONDITIONS PRECEDENT
SCHEDULE 3		152
	REQUESTS AND NOTICES
SCHEDULE 4		153
	AGREED SECURITY PRINCIPLES
SCHEDULE 5		158
	FORM OF TRANSFER CERTIFICATE
SCHEDULE 6		162
	FORM OF ASSIGNMENT AGREEMENT
SCHEDULE 7		166
	FORM OF ACCESSION DEED
SCHEDULE 8		169
	FORM OF RESIGNATION LETTER
SCHEDULE 9		171
	FORM OF COMPLIANCE CERTIFICATE
SCHEDULE 10		174
	TIMETABLES
SCHEDULE 11		175
SCHEDULE 12		176
	[RESERVED]
SCHEDULE 13		177
	FORMS OF NOTIFIABLE DEBT PURCHASE TRANSACTION NOTICE

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SCHEDULE 14	179
TABLE OF VALUES FOR X
SCHEDULE 15	180
RESTRICTIVE COVENANTS
SCHEDULE 16	222
ADDITIONAL EVENTS OF DEFAULT
SCHEDULE 17	223
FORM OF INCREASE CONFIRMATION
SCHEDULE 18	226
SCREEN RATE CONTINGENCY PERIODS

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THIS AGREEMENT is dated 14 October 2020 (as amended and restated on the Effective Date) and made between:

(1)	RED FOOTBALL LIMITED (registered number 5370076) (the “Company”);
(2)	MANCHESTER UNITED FOOTBALL CLUB LIMITED (registered number 00095489) (“MUFC”) as original borrower (the “Original Borrower”);
(3)	THE SUBSIDIARIES of the Company listed in Part 1 of Schedule 1 (The Original Parties) as original guarantors (together with the Company, the “Original Guarantors”);
(4)	THE FINANCIAL INSTITUTION listed in Part 2 of Schedule 1 (The Original Parties) as lender (the “Original Lender”);
(5)	SANTANDER UK PLC as agent of the other Finance Parties (the “Agent”); and
(6)	BANK OF AMERICA EUROPE DESIGNATED ACTIVITY COMPANY (FORMERLY KNOWN AS BANK OF AMERICA MERRILL LYNCH INTERNATIONAL DESIGNATED ACTIVITY COMPANY) as security trustee for the Secured Parties (the “Security Trustee”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION
1.1	Definitions

In this Agreement:

“2015 Closing Date” has the meaning given to that term in Schedule 15 (Restrictive Covenants).

“Acceleration Event” means, following the occurrence of an Event of Default which is then continuing

(a)	the Agent:
(i)

giving a notice of acceleration pursuant to, and in accordance with, paragraph (a)(ii) or (a)(iv) (but only if such notice relates to the enforcement of Transaction Security) of Clause 28.9 (Acceleration); or

(ii)	having previously placed any part of the Facility on demand pursuant to, and in accordance with, paragraph (a)(iii) of Clause 28.9 (Acceleration), making a demand for payment as referred to therein, which notice or demand has not been withdrawn, cancelled or otherwise ceased to have effect; or

(b)

any amount becoming immediately and automatically due and payable pursuant to paragraph (b) of 28.9 (Acceleration) unless prior to such amount becoming immediately and automatically due and payable the operation of paragraph (b) of Clause 28.9 (Acceleration) is waived by the Majority Lenders.

“Acceptable Bank” means:

(a)

a bank or financial institution which has a rating for its unsecured and non credit-enhanced debt obligations of BBB or higher by Standard & Poor’s Rating Services, BBB or higher by Fitch Ratings or Baa2 or higher by Moody’s Investor Services Limited or a comparable rating from an internationally recognised credit rating agency;

(b)	any Finance Party or an Affiliate of a Finance Party; or
(c)	any other bank or financial institution approved by the Agent (acting reasonably).

“Accession Deed” means a document substantially in the form set out in Schedule 7 (Form of Accession Deed).

“Accounting Principles” means:

(a)	in relation to the consolidated financial statements of the Group, IFRS; and
(b)	in relation to any member of the Group, generally accepted accounting principles in the jurisdiction of incorporation of the relevant member of the Group or IFRS.

“Accounting Reference Date” means 30 June.

“Additional Borrower” means a company which becomes an Additional Borrower in accordance with Clause 31 (Changes to the Obligors).

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 31 (Changes to the Obligors).

“Additional Obligor” means an Additional Borrower or an Additional Guarantor.

“Additional Shareholder Funding” means the net cash proceeds received by the Company of:

(a)	any subscription for shares in the capital of the Company or capital contribution to the Company that does not result in the occurrence of a Change of Control; and/or
(b)

any debt advanced to the Company by any direct or indirect Holding Company of the Company or any Investor Affiliate provided after the Closing Date and subordinated on the terms of the Intercreditor Agreement as Subordinated Liabilities (as defined therein) or on other terms acceptable to the Agent (acting reasonably).

“Adjustments” means “Adjustments” as defined in Schedule 14 (Table of values for X).

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day.

“Agreed Security Principles” means the agreed security principles set out in Schedule 4 (Agreed Security Principles).

“Alternative Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Alternative Reference Banks:

(a)

(other than where paragraph (b) below applies) as the rate at which the relevant Alternative Reference Bank could borrow funds in the London interbank market in the relevant currency and for the relevant period were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period; or

(b)

if different, as the rate (if any and applied to the relevant Alternative Reference Bank and the relevant currency and period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator.

“Alternative Reference Banks” means:

(a)

the principal London offices of up to three banks as may be appointed by the Company with the consent of the Agent (such consent not to be unreasonably withheld and deemed given if not expressly refused within five Business Days of the Company giving the Agent notice that it wishes to appoint any such bank) from time to time provided that each such appointed bank has confirmed that it is able to act in such capacity; or

(b)	such other banks as may be appointed by the Agent in consultation with the Company.

“Amendment and Restatement Agreement” means the amendment and restatement agreement relating to this Agreement between, among others, the Company and the Agent dated on or around the Effective Date.

“Annual Financial Statements” has the meaning ascribed to such term in Clause 25 (Information Undertakings).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to a Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” means all applicable financial record keeping and reporting requirements and money laundering statutes in all jurisdictions in which the Company and its subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency.

“Article 55 BRRD” means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“Assigned Account” means any Mandatory Prepayment Account (as defined in any Debt Document (as defined in the Intercreditor Agreement)) and any other account that may from time to time be identified in writing as an Assigned Account by the Security Trustee and the Company in accordance with the terms of the applicable Transaction Security Documents, including any renewal or redesignation of such accounts.

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 6 (Form of Assignment Agreement) or any other form agreed between the relevant assignor, assignee and the Company provided that if that other form does not contain the undertaking set out in the form set out in Schedule 6 (Form of Assignment Agreement) it shall not be a Creditor/Creditor Representative Accession Undertaking as defined in, and for the purposes of, the Intercreditor Agreement.

“Auditors” means an accounting firm of international standing appointed by the Company (which shall include, for the avoidance of doubt, the auditors of the Group as of the Closing Date).

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means, in relation to the Facility, the period from and including the Closing Date to and including the date falling one month prior to the Termination Date.

“Available Commitment” means, in relation to the Facility, a Lender’s Commitment minus:

(a)	the Base Currency Amount of its participation in any outstanding Utilisations; and
(b)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any other Utilisations that are due to be made on or before the proposed Utilisation Date.

For the purposes of calculating a Lender’s Available Commitment in relation to any proposed Utilisation that Lender’s participation in any Utilisations that are due to be repaid or prepaid on or before the proposed Utilisation Date shall not be deducted from a Lender’s Commitment.

“Available Facility” means, in relation to the Facility, the aggregate for the time being of each Lender’s Available Commitment.

“Bail-In Action” means the exercise of any Write-down and Conversion Powers.

“Bail-In Legislation” means:

(a)

in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation  as described in the EU Bail-In Legislation Schedule from time to time; and

(b)

in relation to any state other than such an EEA Member Country or (to the extent that the United Kingdom is not such an EEA Member Country) the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

“BAML Facility” means the facility made available to the Issuer and documented by the BAML Facility Agreement.

“BAML Facility Agreement” means the term loan agreement dated 20 May 2013 as amended and restated pursuant to an amendment and restatement agreement dated 11 August 2014, an amendment and restatement agreement dated 15 May 2015, an amendment letter dated 26 June 2015, an amendment letter dated 11 September 2015 and an amendment and restatement agreement dated 14 June 2018 (as amended and/or restated from time to time) between, amongst others, the Company, MUFC, Bank of America, N.A. (as original lender) and Bank of America, N.A. (as agent).

“Bank Levy” means:

(a)	the UK bank levy as set out in the Finance Act 2011;
(b)	the German bank levy as set out in the German Restructuring Fund Act 2010 (Restrukturierungsfondsgesetz) (as amended);

(c)	the French taxe bancaire de risque systémique as set out under article 235 ter ZE of the French Tax Code; and
(d)

any other levy or tax of a similar nature in force (or formally announced) as at the date of this Agreement and imposed in any jurisdiction by reference to the assets or liabilities of a financial institution or other entity carrying out financial transactions and in relation to which a Lender would reasonably be able to quantify the relevant cost of compliance as at the date of this Agreement.

“Base Case Model” means the financial model including profit and loss, balance sheet and cashflow projections in agreed form relating to the Group.

“Base Currency” means sterling.

“Base Currency Amount” means in relation to a Utilisation, the amount specified in the Utilisation Request delivered by a Borrower for that Utilisation as adjusted to reflect any repayment, prepayment, consolidation or division of a Utilisation.

“Base Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Base Reference Banks:

(a)

(other than where paragraph (b) below applies) as the rate at which the relevant Base Reference Bank could borrow funds in the London interbank market in the relevant currency and for the relevant period were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period; or

(b)

if different, as the rate (if any and applied to the relevant Base Reference Bank and the relevant currency and period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator.

“Base Reference Banks” means:

(a)

the principal London offices of up to three banks as may be appointed by the Company with the consent of the Agent from time to time (such consent not to be unreasonably withheld and deemed given if not expressly refused within five Business Days of the Company giving the Agent notice that it wishes to appoint any such bank) provided that each such appointment bank has confirmed that it is able to act in such capacity; or

(b)	such other banks as may be appointed by the Agent in consultation with the Company.

“Borrower” means the Original Borrower or an Additional Borrower unless, in each case, it has ceased to be a Borrower in accordance with Clause 31 (Changes to the Obligors).

“Borrowings” has the meaning given to that term in Clause 26.1 (Financial definitions).

“Break Costs” means the amount (if any) by which:

(a)

the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)

the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the London interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Budget” means any budget delivered by the Company to the Agent in respect of that period pursuant to Clause 25.4 (Budget).

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London.

“Cash” means cash in hand and credit balances or amounts on deposit in an account in the name of a member of the Group with an Acceptable Bank which are freely transferable and freely convertible and accessible by a member of the Group within 30 days so long as repayment of that cash is not contingent on the prior discharge of any other indebtedness of any person or on the satisfaction of any other condition (other than the making of a withdrawal request by a member of the Group where that member of the Group is freely able to make such a request at its discretion and without any restriction) and that cash is not subject to any Security (other than Transaction Security, Permitted Liens or Permitted Collateral Liens).

“Cash Equivalent Investments” means at any time:

(a)	certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;
(b)

any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of any of them having an equivalent credit rating which:

(i)	matures within one year after the relevant date of calculation; and
(ii)	is not convertible or exchangeable to any other security,

provided that the relevant issuer or guarantor is rated at least BBB or higher by Standard & Poor’s Rating Services, BBB or higher by Fitch Ratings or Baa2 or higher by Moody’s Investor Services Limited;

(c)	open market commercial paper not convertible or exchangeable to any other security:
(i)	for which a recognised trading market exists;
(ii)	issued by an issuer incorporated in the US, the United Kingdom, any member state of the European Economic Area or any Participating Member State;
(iii)	which matures within one year after the relevant date of calculation; and
(iv)

which has a credit rating of either BBB or higher by Standard & Poor’s Rating Services, BBB or higher by Fitch Ratings or Baa2 or higher by Moody’s Investor Services Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its unsecured and non credit enhanced debt obligations, an equivalent rating;

(d)	sterling bills of exchange issued eligible for rediscount at the Bank of England and accepted by an Acceptable Bank (or any dematerialised equivalent);

(e)	investments accessible within 30 days in money market funds which:
(i)	have a credit rating of either BBB or higher by Standard & Poor’s Rating Services, BBB or higher by Fitch Ratings or Baa2 or higher by Moody’s Investor Services Limited; and
(ii)	invest substantially all their assets in securities of the types described in paragraphs (a) to (e) above; or
(f)	any other debt security approved by the Majority Lenders,

in each case, to which any member of the Group is beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security (other than the Transaction Security Documents).

“CFC” means a “controlled foreign corporation” (as defined in Section 957(a) of the Code) for US federal income tax purposes.

“CFC Obligor” means an Obligor that is a CFC.

“Champions League” means the UEFA Champions League and any successor or replacement competition.

“Champions League Adjustment Spreadsheet” means the spreadsheet delivered pursuant to Part 1 of Schedule 2 (Conditions Precedent).

“Champions League Non Qualification Event” means the failure by the first team of Manchester United Football Club to qualify (in any season) for the first round group stages (or its equivalent from time to time) of the Champions League.

“Change of Control” means:

(a)	a Note Change of Control as defined in Schedule 15 (Restrictive Covenants); or
(b)

where the Original Investors cease to, directly or indirectly, beneficially hold in aggregate issued share capital having the right to cast more than 30 per cent of the votes capable of being cast at a general meeting of the Company; or

(c)

where any shareholder or group of shareholders acting in concert (other than the Original Investors) acquire (directly or indirectly) issued share capital having the right to cast a greater percentage of the votes capable of being cast at a general meeting of the Company than is, directly or indirectly, beneficially held in aggregate by the Original Investors.

For the purposes of this definition, “acting in concert” means, a group of shareholders who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition directly or indirectly of shares in the Company by any of them, either directly or indirectly, to obtain or consolidate control of the Company.

“Charged Property” means all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.

“Closing Date” means the date on which the Agent has confirmed in writing to the Company it has received (or waived the requirement to receive on the instructions of the Majority Lenders) all of the documents and other evidence listed in Part 1 of Schedule 2 (Conditions Precedent) in accordance with Clause 4.1 (Initial conditions precedent).

“Code” means the United States Internal Revenue Code of 1986 as amended.

“Commitment” means:

(a)	in relation to the Original Lender, the amount in the Base Currency set opposite its name under the heading “Commitment” in Part 2 of Schedule 1 (The Original Parties)

and the amount of any other Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)	in relation to any other Lender, the amount in the Base Currency of any Commitment transferred to it under this Agreement or assumed by in accordance with Clause 2.2 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 9 (Form of Compliance Certificate) or any other form agreed by the Agent (acting reasonably) and the Company.

“Confidential Information” means all information relating to the Company, any Investor Affiliate, any Obligor, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any member of the Group, any Investor Affiliate or any of their respective advisers; or
(b)

another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group, any Investor Affiliate or any of their respective advisers or in breach of any duty of confidentiality, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes

(i)	information that:
(A)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 42 (Confidentiality); or
(B)	is identified in writing at the time of delivery as non-confidential by any member of the Group, any Investor Affiliate or any of their respective advisers; or
(C)

is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group, the Investor Affiliates or any of their respective advisers and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(ii)	any Funding Rate or Reference Bank Quotation.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in the recommended form of the LMA at the relevant time or in any other form agreed between the Company and the Agent (acting reasonably), which, in each case, is addressed to, or capable of being relied upon by, the Company without requiring its signature by virtue of reliance on the Third Parties Act and is not capable of being materially amended without the Company’s prior written consent (acting reasonably).

“Consent Fee Letter” has the meaning given to such term in the Amendment and Restatement Agreement.

“Consolidated EBITDA” has the meaning given to such term in Clause 26.1 (Financial definitions).

“Consolidated Net Finance Charges” has the meaning given to such term in Clause 26.1 (Financial definitions).

“CTA” means the Corporation Tax Act 2009.

“Debt Document” has the meaning given to it in the Intercreditor Agreement.

“Debt Purchase Transaction” means, in relation to a person, a transaction where such person:

(a)	purchases by way of assignment or transfer;
(b)	enters into any sub-participation in respect of; or
(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

any Commitment or amount outstanding under this Agreement.

“Default” means an Event of Default or any event or circumstance specified in Clause 28 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default provided that any such event which is subject to a qualification as to materiality or requires a determination to be made shall not constitute a Default unless such qualification is satisfied or such determination is made, as the case may be.

“Defaulting Lender” means any Lender (other than a Lender which is an Investor Affiliate):

(a)

which has failed to make its participation in a Loan available or has notified the Agent or the Company (which has notified the Agent) that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ participation);

(b)	which has otherwise rescinded or repudiated a Finance Document; or
(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraphs (a) and (c) above:

(i)	its failure to pay is caused by:
(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within three Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question and the Agent has notified the Company and the other Lenders that this is the case.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Security Trustee.

“Disruption Event” means either or both of:

(a)

a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)	from performing its payment obligations under the Finance Documents; or
(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway and any other country that becomes a member of the European Economic Area on or after the date of this Agreement.

“Effective Date” has the meaning given to that term in the Amendment and Restatement Agreement.

“Environment” means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)	air (including, without limitation, air within natural or man-made structures, whether above or below ground);
(b)	water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and
(c)	land (including, without limitation, land under water).

“Environmental Claim” means any claim, proceedings or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law or regulation of any jurisdiction in which a member of the Group conducts its business and which is binding on that member of the Group and which relates to:

(a)	the pollution or protection of the Environment;

(b)	the conditions of the workplace; or
(c)

the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste.

“EU Bail-In Legislation Schedule” means the document described as such and published by the LMA (or any successor person) from time to time.

“Event of Default” means any event or circumstance specified as such in Clause 28 (Events of Default).

“Excluded Subsidiary” means:

(a)	MUTV;
(b)	Alderley Urban Investments Limited (a company incorporated in England and Wales with registered number 03132053);
(c)	each member of the New Holdco Group;
(d)

provided that such Restricted Subsidiary has been designated by the Company by written notice to the Agent as an Excluded Subsidiary, a Restricted Subsidiary formed solely for the purpose of holding one or more assets or properties that are to be financed, in whole or in part, with Indebtedness (as defined in Schedule 15 (Restrictive Covenants)) incurred pursuant to paragraph (f) of Clause 3.2 (Incurrence of Indebtedness and Issuance of Preferred Stock) of Schedule 15 (Restrictive Covenants) if the only assets and properties (other than assets that are de minimis in value) owned by such Restricted Subsidiary are financed, in whole or in part, with Indebtedness incurred pursuant to paragraph (f) of Clause 3.2 (Incurrence of Indebtedness and Issuance of Preferred Stock) of Schedule 15 (Restrictive Covenants) for so long as any such Indebtedness remains outstanding and an obligation of such Restricted Subsidiary (it being understood that promptly upon the retirement or repayment of such Indebtedness or the assumption of such Indebtedness by a Person other than such Restricted Subsidiary, such Restricted Subsidiary shall cease to be an Excluded Subsidiary and shall, subject to the Agreed Security Principles, become an Additional Guarantor (to the extent it would otherwise be required to do so)); and

(e)

provided that such Restricted Subsidiary has been designated by the Company by written notice to the Agent as an Excluded Subsidiary, any Person that becomes a Restricted Subsidiary after the Closing Date as a result of the acquisition of such Person by a Restricted Subsidiary of the Company (other than Red Football Junior Limited) where such Person will have outstanding, following the consummation of such acquisition, Indebtedness as defined in Schedule 15 (Restrictive Covenants) permitted to be incurred pursuant to paragraph (n) of Clause 3.2 (Incurrence of Indebtedness and Issuance of Preferred Stock) of Schedule 15 (Restrictive Covenants) and such Person would be required to obtain the consent of the holders of such Indebtedness to become an Additional Guarantor or grant Transaction Security, for so long as any such Indebtedness remains outstanding and an obligation of such Person (it being understood that promptly upon the retirement or repayment of such Indebtedness or the assumption of such Indebtedness by a Person other than such Person, such Person shall cease to be an Excluded Subsidiary and shall, subject to the Agreed Security Principles, become an Additional Guarantor (to the extent it would otherwise be required to do so)).

“Existing Facility” means the facility made available to MUFC and as documented by the Existing Facility Agreement.

“Existing Facility Agreement” means the revolving facilities agreement dated 22 May 2015 (as amended pursuant to a first amendment and restatement agreement dated 4 April 2019) between, amongst others, the Company, Bank of America Europe Designated Activity Company (formerly known as Bank of America Merrill Lynch International Designated Activity Company) as agent and security trustee and the lenders listed therein.

“Existing Security Documents” means:

(a)

the English law debenture dated 29 January 2010 between the Company, Red Football Junior Limited, MUL, MUFC and MUF and originally J.P. Morgan Europe Limited (and subsequently replaced, on or about the 2015 Closing Date, by the Security Trustee) (the “Existing Debenture”);

(b)	the English law mortgage dated 29 January 2010 between MUL and originally J.P. Morgan Europe Limited (and subsequently replaced, on or about the 2015 Closing Date, by the Security Trustee);
(c)	the English law mortgage dated 29 January 2010 between MUFC and originally J.P. Morgan Europe Limited (and subsequently replaced, on or about the 2015 Closing Date, by the Security Trustee);
(d)	the English law mortgage dated 23 April 2010 between MUL and originally J.P. Morgan Europe Limited (and subsequently replaced, on or about the 2015 Closing Date, by the Security Trustee);
(e)	the English law supplemental debenture dated 26 June 2015 between the Company, Red Football Junior Limited, MUL, MUFC and MUF and the Security Trustee;
(f)	the English law supplemental mortgage dated 26 June 2015 between MUL and the Security Trustee;
(g)	the English law supplemental mortgage dated 26 June 2015 between MUFC and the Security Trustee;
(h)	the English law mortgage dated 26 June 2015 between MUL and the Security Trustee;
(i)	the English law security agreement (charge over registered shares) dated 31 July 2015 between MUL and the Security Trustee;
(j)	the English law supplemental mortgage dated 1 July 2017 between MUFC and the Security Trustee; and
(k)	the English law supplemental mortgage dated 4 July 2018 between MUFC and the Security Trustee.

“Facility” means the revolving credit facility made available under this Agreement as described in Clause 2.1 (The Facility).

“Facility Office” means:

(a)

in respect of a Lender, the office or offices notified by that Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.

“Fallback Interest Period” means one Month.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;
(b)

any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)

any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or
(b)

in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement including between the Company and the Original Lender and the Security Trustee and the Company setting out any of the fees referred to in Clause 17 (Fees).

“Finance Document” means this Agreement, the Amendment and Restatement Agreement, any Accession Deed, any Compliance Certificate, any Fee Letter, the Consent Fee Letter, the Intercreditor Agreement, any Resignation Letter, any Transaction Security Document, any Utilisation Request and any other document designated as a “Finance Document” by the Agent and the Company.

“Finance Party” means the Agent, the Security Trustee and each Lender.

“Financial Indebtedness” means any indebtedness for or in respect of, and without double counting:

(a)	monies borrowed or raised (other than Subordinated Shareholder Funding and/or Additional Shareholder Funding);
(b)	any amount raised by acceptance under any acceptance credit facility or by a bill discounting or factoring credit facility;
(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract or other agreement which would, in accordance with the Accounting Principles, be treated as a finance or capital lease;
(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);
(f)

any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account, together with the effect of any applicable netting arrangement);

(g)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;
(h)

any amount raised by the issue of shares in the Company or any other member of the Group which is not held by another member of the Group which by their terms are redeemable (mandatorily or at the holder’s option);

(i)	any amount of any liability under an advance or deferred purchase agreement in respect of a fixed asset if such agreement was demonstrably entered into primarily as a method of raising finance;
(j)	any amount raised under any other transaction (including any forward sale or purchase agreement but not in relation to deferred payments for players) having the commercial effect of a borrowing; and
(k)	the amount of any liability in respect of any guarantee or indemnity or similar assurance against financial loss for any of the items referred to in the preceding paragraphs of this definition.

“Financial Quarter” has the meaning given to that term in Clause 26.1 (Financial definitions).

“Financial Stability Board” means the Financial Stability Board (or any successor or replacement organisation from time to time).

“Financial Year” has the meaning given to that term in Clause 26.1 (Financial definitions).

“Football Creditors” has the meaning given to such term in rule E.31 (or any equivalent provision) of the Premier League Handbook.

“Funding Rate” means any individual rate notified by a Lender to the Agent pursuant to paragraph (a)(ii) of Clause 16.4 (Cost of funds).

“Funds Flow Statement” means a funds flow statement delivered to the Agent under Clause 4.1 (Initial conditions precedent) and which shall be a purely mechanical and administrative statement and which will not have to be in form and substance satisfactory to the Agent or the Lenders.

“Group” means the Company and each of its Restricted Subsidiaries from time to time.

“Group Structure Chart” means the group structure chart in the agreed form delivered to the Agent under Clause 4.1 (Initial conditions precedent).

“Guarantor” means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 31 (Changes to the Obligors).

“Historic Screen Rate” means, in relation to any Loan, the most recent applicable Screen Rate for the currency of that Loan and for a period equal in length to the Interest Period of that Loan and which is as of a day which is no more than five Business Days before the Quotation Day.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Impaired Agent” means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;
(b)	the Agent otherwise rescinds or repudiates a Finance Document or expresses an intention to do so;
(c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of “Defaulting Lender”; or
(d)	an Insolvency Event has occurred and is continuing with respect to the Agent,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:
(A)	administrative or technical error; or
(B)	a Disruption Event; and

payment is made within three Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question and the Agent has notified the Company and the Lenders that this is the case.

“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 17 (Form of Increase Confirmation) or any other form agreed between the Agent and the Company (in each case acting reasonably).

“Increase Date” means, in relation to an increase, the later of:

(a)	the proposed Increase Date specified in the relevant Increase Confirmation; and
(b)	the date on which the Agent executes the relevant Increase Confirmation.

“Increase Lender” has the meaning given to that term in Clause 2.2 (Increase).

“Industrial Competitor” means a person (or an Affiliate of a person):

(a)	who in the ordinary course of business is in direct competition with the Group (which shall include Unrestricted Subsidiaries for the purposes of the definition of Industrial

Competitor only) in any of its business activities carried on by the Group (including, without limitation, any owner of, controlling shareholder or any shareholder who has the right to appoint a director to the board (or equivalent body) of any professional football club); or

(b)

who has the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to cast, or control the casting of, more than 50 per cent. of the maximum number of votes that might be cast at a general meeting (or equivalent) of an entity which falls within paragraph (a) above or who holds beneficially more than 50 per cent. of the issued share capital (or equivalent) of an entity which falls within paragraph (a) above (any such person, a “Competitor Shareholder”), any Affiliate of a Competitor Shareholder, any trust of which a Competitor Shareholder or any of its Affiliates is a trustee, any partnership of which a Competitor Shareholder or any of its Affiliates is a partner and any trust, fund or other entity which is managed by, or is under the control of, a Competitor Shareholder or any of its Affiliates.

“Insolvency Event” in relation to a Finance Party means that the Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);
(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;
(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;
(d)

institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)

has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or
(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;
(f)

has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;

(g)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(h)

seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(i)

has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(j)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above; or
(k)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Intellectual Property” means:

(a)

any patents, trade marks, service marks, designs, business names, copyrights, database rights, design rights, domain names, inventions, knowhow and other intellectual property rights and interests (which may on or after the date of this Agreement subsist), whether registered or unregistered; and

(b)	the benefit of all applications and rights to use such assets of each member of the Group (which may on or after the date of this Agreement subsist).

“Intercreditor Agreement” means the intercreditor agreement dated 29 January 2010, as amended and restated on 26 June 2015 and amended on 4 April 2019 (as may be further amended and/or restated from time to time) and made between, among others, the Company, the Debtors, the Security Trustee (as Security Trustee), RCF Agent, the RCF Lenders, the Hedge Counterparties and the Intra-Group Lenders (as each term is defined therein).

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 15 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 14.3 (Default interest).

“Interpolated Historic Screen Rate” means, in relation to any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the most recent applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and
(b)	the most recent applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each for the currency of that Loan and each of which is as of a day which is no more than five Business Days before the Quotation Day.

“Interpolated Screen Rate” means the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is applicable) which is less than the Interest Period for that Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is applicable) which exceeds the Interest Period of that Loan,

each as of the Specified Time on the Quotation Day for the currency of that Loan.

“Investor Affiliate” means each Original Investor, each “Affiliate” (as defined in Schedule 15 (Restrictive Covenants)) of an Original Investor, any trust of which an Original Investor or any of its Affiliates is a trustee, any partnership of which an Original Investor or any of its Affiliates is a partner and any trust, fund or other entity which is managed by, or is under the control of, an Original Investor or any of its Affiliates provided that any such trust, fund or other entity which has been established for at least six Months solely for the purpose of making, purchasing or investing in loans or debt securities and which is managed or controlled independently from all other trusts, funds or other entities managed or controlled by an Original Investor or any of its Affiliates which have been established for the primary or main purpose of investing in the share capital of companies shall not constitute an Investor Affiliate.

“Issuer” means MUFC.

“ITA” means the Income Tax Act 2007.

“Legal Opinion” means any legal opinion delivered to the Agent under Clause 31 (Changes to the Obligors) or otherwise in accordance with the terms of any Finance Document.

“Legal Reservations” means:

(a)

the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors;

(b)

the time barring of claims under applicable limitation laws (including the Limitation Acts) and the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defences of acquiescence, set-off or counterclaim;

(c)

the principle that in certain circumstances Security granted by way of fixed charge may be recharacterised as a floating charge or that Security purported to be constituted as an assignment may be recharacterised as a charge;

(d)	the principle that additional interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;
(e)	the principle that an English court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant;
(f)

the principle that the creation or purported creation of Security over any contract or agreement which is subject to a prohibition on transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach of the contract or agreement over which Security has purportedly been created;

(g)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and
(h)	any other matters which are set out as qualifications or reservations as to matters of law of general application in the Legal Opinions.

“Lender” means:

(a)	the Original Lender; and
(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a Lender in accordance with Clause 2.2 (Increase) or Clause 29 (Changes to the Lenders),

which in each case has not ceased to be a Lender in accordance with the terms of this Agreement.

“LIBOR” means, in relation to any Loan:

(a)	the applicable Screen Rate; or
(b)	(if no Screen Rate is available for the currency or Interest Period of that Loan) the Interpolated Screen Rate for that Loan; or
(c)	if:
(i)	no Screen Rate is available for the currency of that Loan; or
(ii)	no Screen Rate is available for the Interest Period of that Loan and it is not possible to calculate the Interpolated Screen Rate for that Loan,

the Base Reference Bank Rate,

as of, in each case, the Specified Time on the Quotation Day for the currency of that Loan and a period equal in length to the Interest Period of that Loan and, if that rate is less than zero, LIBOR shall be deemed to be zero.

“Limitation Acts” means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

“LMA” means the Loan Market Association.

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Majority Lenders” means:

(a)

(for the purposes of paragraph (a) of Clause 41.2 (Required consents) in the context of a waiver in relation to a proposed Utilisation of the condition in Clause 4.2 (Further conditions precedent)), a Lender or Lenders whose Commitments aggregate 66 2/3 per cent. or more of the Total Commitments; and

(b)

(in any other case), a Lender or Lenders whose Commitments aggregate 66 2/3 per cent. or more of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated 66 2/3 per cent. or more of the Total Commitments immediately prior to that reduction).

“Margin” means, in relation to any Loan, 2.50 per cent. per annum.

“Material Adverse Effect” means an event or circumstance (taking into account all the resources, including funds, insurance and other claims and indemnities, available to the Group):

(a)	which has or is reasonably likely to have a material adverse effect on the business, assets of the Group (taken as a whole) or financial condition of the Group (taken as a whole); or
(b)	which has or is reasonably likely to have a material adverse effect on the ability of the Group (taken as a whole) to perform its payment obligations under the Finance Documents; or
(c)

which, subject to the Legal Reservations and Perfection Requirements, affects the validity or the enforceability of any of the Transaction Security Documents in a manner which is reasonably likely to materially adversely affect the interests of the Finance Parties and, if capable of remedy, is not remedied within 20 Business Days of the earlier of the Company becoming aware of the issue or being given notice of the issue by the Agent.

“Material Company” means, at any time:

(a)	the Company;
(b)	any other Obligor; and
(c)	any member of the Group (other than an Excluded Subsidiary) which:
(i)

has earnings before interest, tax, depreciation and amortisation (calculated on an unconsolidated basis and excluding intra-Group items but otherwise on the same basis as Consolidated EBITDA) representing five per cent. or more of Consolidated EBITDA (but excluding intra-Group items and the earnings before interest, tax, depreciation and amortisation of Excluded Subsidiaries); or

(ii)

has gross assets (excluding intra-Group items and calculated on an unconsolidated basis) representing five per cent. or more of the gross assets of the Group (excluding intra-Group items and the gross assets of the Excluded Subsidiaries); and

(d)	a member of the Group (that is not an Excluded Subsidiary) that is the direct Holding Company of any company that is a Material Company pursuant to paragraphs (b) or (c) above.

Compliance with the conditions set out in paragraph (c) shall be determined by reference to the latest audited financial statements to be delivered pursuant to paragraph (a) of Clause 25.1 (Financial statements).

However if a Subsidiary (that is not an Excluded Subsidiary or an Unrestricted Subsidiary) or business has been acquired since the date as at which the latest audited consolidated financial statements of the Company were prepared, the financial statements shall be adjusted in order to take into account the acquisition of that Subsidiary or business (that adjustment being certified by a director of the Company as representing an accurate reflection of the revised Consolidated EBITDA or gross assets of the Group (not including any Excluded Subsidiaries)).

A report by the Auditors of the Company that a Restricted Subsidiary is or is not a Material Company shall, in the absence of manifest error, be conclusive and binding on all Parties.

“Material Disposal” means any disposal in respect of which the disposal proceeds exceed £5,000,000 (or its equivalent).

“Minimum Committed Additional Financing” means, in addition to the Commitments and without double counting monies borrowed or made available for borrowing under the Existing Facility Agreement or any additional revolving credit facility (including one which replaces in whole or in part the Existing Facility Agreement) which need not be fully drawn at such time but must be:

(a)

unconditional (other than customary drawdown conditions, as determined by the Company, comprising (x) compliance with repeating representations (if applicable), (y) a no default, no event of default or acceleration event condition and (z) illegality provisions (if applicable)) and committed;

(b)	in place with an Acceptable Bank (which for this purpose shall include any lender under the Existing Facility Agreement as at the date of this Agreement); and
(c)	offered to the Original Borrower as sole or joint borrower.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)

(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and
(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“MU Interactive” means Manchester United Interactive Limited a company incorporated in England and Wales with registered number 04365059.

“MU RAML” means MU RAML Limited, a company incorporated in England and Wales with registered number 09656323.

“MU Junior” means MU Commercial Holdings Junior Limited, a company incorporated in England and Wales with registered number 09655543.

“MUF” means MU Finance Limited, a company incorporated in England and Wales with registered number 07088267.

“MUL” means Manchester United Limited, a company incorporated in England and Wales with registered number 02570509.

“MUTV” means MUTV Limited, a company incorporated in England and Wales with registered number 03418853.

“New Holdco” means MU Commercial Holdings Limited, a company incorporated in England and Wales with registered number 09655284.

“New Holdco Business” means:

(a)

the retail, merchandising, apparel, intellectual property licencing and soccer school business (excluding, for the avoidance of doubt, any ticket sales (including season tickets) and match day concessions, parking or hospitality);

(b)	any sponsorship contracts and/or arrangements entered into after the date of this Agreement or any other similar business; and/or
(c)

the digital, media and mobile or any other similar business (excluding, for the avoidance of doubt, (i) any centrally negotiated broadcasting rights with the Premier League (in relation to domestic and international television and radio broadcasting rights) and UEFA (in relation to European club competition television and radio broadcasting rights) and (ii) any domestic cup television and radio broadcasting rights), in each case, of or in relation to the Group (which, for the purposes of this definition,

shall include any Unrestricted Subsidiaries) and/or the first team of MUFC.

“New Holdco Group” means New Holdco and each New Holdco Subsidiary.

“New Holdco Subsidiary” means any Subsidiary that is formed as a direct or indirect Subsidiary of New Holdco primarily for the purpose of undertaking any New Holdco Business or acting as a direct or indirect Holding Company of another member of the New Holdco Group, including holding any assets or properties in relation thereto.

“Non-Consenting Lender” has the meaning given to that term in Clause 41.4 (Replacement or repayment of Lender).

“Note Purchase Agreement” has the meaning given to such term in Schedule 15 (Restrictive Covenants).

“Notes” means the aggregate principal amount of the Notes (as defined in Schedule 15 (Restrictive Covenants)) issued by the Issuer on the 2015 Closing Date.

“Notifiable Debt Purchase Transaction” has the meaning given to that term in paragraph (b) of Clause 30.2 (Disenfranchisement on Debt Purchase Transactions entered into by Investor Affiliates).

“Obligor” means a Borrower or a Guarantor.

“Obligors’ Agent” means the Company, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.4 (Obligors’ Agent).

“Original Financial Statements” means:

(a)	in relation to the Company, its consolidated audited financial statements for its Financial Year ended 30 June 2019;
(b)	in relation to MUL, its audited financial statements for its Financial Year ended 30 June 2019;
(c)	in relation to MUFC, its audited financial statements for its Financial Year ended 30 June 2019;
(d)	in relation to MUF, its audited financial statements for its Financial Year ended 30 June 2019;

(e)	in relation to Red Football Junior Limited, its audited financial statements for its Financial Year ended 30 June 2019; and
(f)	in relation to any other Obligor, its audited financial statements (if any) delivered to the Agent as required by Clause 31 (Changes to the Obligors).

“Original Investors” means collectively:

(a)	the Principals (as defined in Schedule 15 (Restrictive Covenants)); and
(b)	any Related Party (as defined in Schedule 15 (Restrictive Covenants)) of any Principal.

“Original Obligor” means the Original Borrower or an Original Guarantor.

“Pari Passu Debt” has the meaning given to it in the Intercreditor Agreement.

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Perfection Requirements” means the making of appropriate registrations, filings, endorsements, stampings, intimation in accordance with local laws, notations in stock registries, notarisations, legalisation, notices and other actions and steps in any relevant jurisdiction in order to perfect the Security created or purported to be created pursuant to the Transaction Security Documents or in order to achieve the relevant priority for such Transaction Security.

“Permitted Refinancing Indebtedness” has the meaning given to such term in Schedule 15 (Restrictive Covenants).

“Permitted Reorganisation” means:

(a)

an amalgamation, merger, demerger, voluntary liquidation, consolidation, reorganisation, winding up or corporate restructuring or reconstruction of a member of the Group or involving the business, operations, assets or shares of (or other interests in) any member of the Group or any other transfer or disposition of the business, operations, assets or shares of (or other interests in) any member of the Group (a “Reorganisation”), in each case, on a solvent basis, where:

(i)

all of the assets of that member remain within the Group and the value or percentage of any minority interest in any member of the Group held by any person which is not a member of the Group is not increased; and

(ii)

if its assets or the shares in it were subject to security in favour of the Lenders immediately prior to such Reorganisation, the Company certifies that the Lenders (taken as a whole) will, subject to the Agreed Security Principles, enjoy the same or substantially equivalent guarantees from such member of the Group (or its successor, if any) and the same or substantially equivalent security over the same assets (except the shares in the entity that is not the successor entity, provided that the shares in the successor entity (if any) are subject to equivalent security) and over the shares in it (or in each case its successor, if any) after such Reorganisation (ignoring for the purpose of assessing such equivalency any limitations in Clause 23 (Guarantee and

Indemnity) and/or required in accordance with the Agreed Security Principles and any new or restarted hardening periods);

(b)	any Reorganisation and/or any other step, action and/or event undertaken by any member of the Group to enable, facilitate and/or implement any of the following:
(i)	the establishment, formation and/or organisation of any member of the New Holdco Group;
(ii)

the transfer, assignment or novation by MUL and/or any other member of the Group of all or any portion of the New Holdco Business and/or any related arrangements or assets (including goodwill) to any member of the New Holdco Group, including the transfer of employees and/or relevant partner or supplier contracts; and/or

(iii)

the transfer, assignment or novation of MUTV and/or MU Interactive (including its assets) or all or any portion of the business of MUTV and/or MU Interactive and/or any related arrangements or assets (including goodwill) to any member of the New Holdco Group, including the transfer of employees and/or relevant partner or supplier contracts, provided that, in each case under this paragraph (b):

(A)

(1) New Holdco shall, at all times, remain the direct or indirect Holding Company of the New Holdco Subsidiaries; and (2) subject to the Agreed Security Principles, Security shall be granted over 65% of New Holdco’s shares (measured by the total combined voting power of the issued and outstanding voting shares);

(B)	New Holdco and Sponsorship Newco shall, at all times, remain Restricted Subsidiaries;
(C)	any direct or indirect Holding Company of Sponsorship Newco that is also a Subsidiary of New Holdco, shall, at all times, remain a Restricted Subsidiary;
(D)

any Subsidiary that is formed as a Subsidiary of Sponsorship Newco primarily for the purpose of undertaking any sponsorship contracts and/or arrangements of the Group (which, for the purposes of this sub-paragraph, shall include any Unrestricted Subsidiaries) and/or the first team of MUFC, shall, at all times, remain a Restricted Subsidiary (a “Sponsorship Subsidiary”);

(E)

any member of the Group and any member of the New Holdco Group that enters into or, as the case may be, has transferred, assigned or novated to it any sponsorship contracts and/or arrangements, shall, at all times, remain a Restricted Subsidiary;

(F)

there shall be no transfer, assignment, novation, amendment, modification, restatement, extension or replacement (prior to the expiration of their respective terms) of the Specified Contracts or any other sponsorship contracts and/or arrangements entered into by any member of the Group prior to the date of this Agreement that results in any member of the New Holdco Group becoming a party to or entitled to compensation, rights or benefits under any such Specified Contract or other such sponsorship contract and/or arrangement; and

(G)

to the extent there is any transfer, assignment or novation of any sponsorship contracts and/or arrangements entered into by any member of the Group on or after the date of this Agreement to the New Holdco Group, such sponsorship contracts and/or arrangements shall be transferred, assigned or novated (as applicable) to a member of the Group, Sponsorship Newco and/or a Sponsorship Subsidiary only (for the avoidance of doubt, any member of the Group may enter into sponsorship contracts and/or arrangements from time to time);

(c)	any action or reorganisation permitted by Clause 7 (Merger, Consolidation, etc) of Schedule 15 (Restrictive Covenants); or
(d)	any other reorganisation of one or more members of the Group approved by the Agent acting on the instructions of the Majority Lenders (acting reasonably),

provided that the Company (or its successor) is an entity that is incorporated in England and Wales.

“Permitted Senior Unsecured Issuer Activities” means activities, assets and liabilities:

(a)	incurred for or in connection with Taxes and administrative activities desirable to maintain Tax status in its jurisdiction of incorporation;
(b)	in connection with making claims (and the receipt of any related proceeds) for rebates or indemnification in respect of Taxes;
(c)	in connection with any litigation or court or other proceedings that are, in each case, being contested in good faith;
(d)	arising under the issue of fully paid shares at par to its shareholders in an amount not exceeding £1,000,000 (or its equivalent) in aggregate at any time;
(e)	arising from the payment of fees, costs and expenses, stamp, registration, land and other Taxes incurred in connection with the Transaction Documents;
(f)

arising from entering into and performing any rights or obligations in respect of (i) agreements with rating agencies and (ii) engagement letters and reliance letters in respect of legal, accounting and other advice or reports received or commissioned by it, in each case, in relation to transactions which are not prohibited by this Agreement;

(g)	incurred as a result of operation of law; or
(h)	permitted by the Agent (acting on the instructions of the Majority Lenders (acting reasonably)).

“Premier League” means The Football Association Premier League (and any successors) or any replacement league.

“Premier League Handbook” means the Premier League Handbook (as updated and/or amended from time to time) published by The Football Association Premier League Limited or any successor or replacement organisation thereof.

“Qualifying Lender” has the meaning given to that term in Clause 18 (Tax Gross-Up and Indemnities).

“Quarter Date” has the meaning given to that term in Clause 26.1 (Financial definitions).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined the first day of that period.

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

“Reconciliation Statement” has the meaning given to that term in Clause 25.3 (Requirements as to financial statements).

“Reference Bank Quotation” means any quotation supplied to the Agent by a Base Reference Bank or an Alternative Reference Bank.

“Regulations T, U and X” means, respectively, Regulations T, U and X of the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Related Fund” in relation to a fund (the “first fund”) means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Jurisdiction” means, in relation to an Obligor:

(a)	its jurisdiction of incorporation;
(b)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated;
(c)	any jurisdiction where it conducts a material part of its business; and
(d)	the jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it.

“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

“Relevant Period” has the meaning given to that term in Clause 26.1 (Financial definitions).

“Repeating Representations” means each of the representations set out in Clauses 24.1 (Status) to Clause 24.6 (Governing law and enforcement) and paragraph (c) of Clause 24.10 (Financial statements).

“Replacement Benchmark” means a benchmark rate which is:

(a)	formally designated, nominated or recommended as the replacement for a Screen Rate by:
(i)	the administrator of that Screen Rate (provided that the market or economic reality that such benchmark rate measures is the same as that measured by that Screen Rate); or
(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Benchmark” will be the replacement under paragraph (ii) above;

(b)	in the opinion of the Majority Lenders and the Company, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Screen Rate; or
(c)	in the opinion of the Majority Lenders and the Company, an appropriate successor to a Screen Rate.

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Resignation Letter” means a letter substantially in the form set out in Schedule 8 (Form of Resignation Letter).

“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers.

“Restricted Subsidiary” means a Subsidiary of the Company other than an Unrestricted Subsidiary.

“Rollover Loan” means one or more Utilisations:

(a)	made or to be made on the same day that a maturing Loan is due to be repaid
(b)	the aggregate amount of which is equal to or less than the amount of the maturing Loan;
(c)	in the same currency as the maturing Loan; and
(d)	made or to be made to the same Borrower for the purpose of refinancing that maturing Loan.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions.

“Sanctioned Person” means, at any time:

(a)

any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the US Department of the Treasury or the US Department of State, or by the United Nations Security Council, the European Union or any EU member state or any other relevant sanction authority of any jurisdiction in which a member of the Group conducts its business;

(b)	any Person located, operating, organized or resident in a Sanctioned Country; or
(c)	any Person owned or directly or indirectly controlled by any such Person or Persons.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the US government, including those administered by the Office of Foreign Assets Control of the US Department of the Treasury or the US Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom or any other relevant sanctions authority of any jurisdiction in which a member of the Group conducts its business.

“Screen Rate” means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate)

or displayed on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page is replaced or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Company.

“Screen Rate Replacement Event” means, on or after the date of this Agreement, in relation to a Screen Rate:

(a)	the methodology, formula or other means of determining that Screen Rate has, in the opinion of the Majority Lenders and the Company, materially changed;

(b)

(i)

(A)	the administrator of that Screen Rate or its supervisor publicly announces that such administrator is insolvent; or
(B)

information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Screen Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Screen Rate;

(ii)

the administrator of that Screen Rate publicly announces that it has ceased or will cease, to provide that Screen Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Screen Rate;

(iii)	the supervisor of the administrator of that Screen Rate publicly announces that such Screen Rate has been or will be permanently or indefinitely discontinued; or
(iv)	the administrator of that Screen Rate or its supervisor announces that that Screen Rate may no longer be used;
(c)

the administrator of that Screen Rate determines that that Screen Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(i)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Majority Lenders and the Company) temporary; or
(ii)	that Screen Rate is calculated in accordance with any such policy or arrangement for a period no less than the period opposite that Screen Rate in Schedule 18 (Screen Rate contingency periods); or
(d)	in the opinion of the Majority Lenders and the Company, that Screen Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

“Secured Parties” has the meaning given to it in the Intercreditor Agreement.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Senior Note Documents” has the meaning given to it in the Intercreditor Agreement.

“Senior Notes” has the meaning given to it in the Intercreditor Agreement.

“Senior Secured Debt” means the Senior Notes and any Pari Passu Debt but for the avoidance of doubt, excluding any indebtedness incurred under the Finance Documents and the Hedging Agreements (as defined in the Intercreditor Agreement).

“Senior Unsecured Note Issuer” means a special purpose entity incorporated for the purpose of issuing or borrowing Senior Unsecured Notes (as defined in the Intercreditor Agreement) which is wholly owned, directly or indirectly, by the Company and which has, on or prior to issue date (howsoever described) of the relevant Senior Unsecured Notes, become party to the Intercreditor Agreement as a Senior Unsecured Note Issuer.

“Separate Loan” has the meaning given to that term in Clause 10.1 (Repayment of Loans).

“Solvent” means with respect to a US Obligor incorporated in the US and its Subsidiaries as of any date, that as of such date:

(a)

the fair value of the assets of such US Obligor and its Subsidiaries, on a consolidated basis, exceeds the debts and liabilities, subordinated, contingent or otherwise, of such US Obligor and its Subsidiaries, on a consolidated basis;

(b)

the present fair saleable value of the assets of such US Obligor and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, on the debts and other liabilities, subordinated, contingent or otherwise, of such US Obligor and its Subsidiaries, as such debts and other liabilities become absolute and matured;

(c)

such US Obligor and its Subsidiaries, on a consolidated basis, are able to pay the debts and liabilities, subordinated, contingent or otherwise, of such US Obligor and its Subsidiaries, as such debts and liabilities become absolute and matured; and

(d)

such US Obligor and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which such US Obligor and its Subsidiaries, on a consolidated basis, have unreasonably small capital.

(e)

For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability as determined in good faith by the Company.

“Specified Contracts” means:

(a)

from (and including) its effective date, the sponsorship agreement dated 18 June 2014 between adidas (UK) Limited and MUFC (as may be amended and/or restated, novated, modified or supplemented from time to time) (the “adidas Agreement”) or any replacement or successor contract thereof; and

(b)

(i) the global sponsorship agreement dated 27 July 2011 between MUFC and General Motors Holdings LLC and (ii) the shirt sponsorship agreement dated 26 July 2012 between MUFC and General Motors Holdings LLC or, in each case, any replacement or successor contract thereof.

“Specified Time” means a time determined in accordance with Schedule 10 (Timetables).

“Sponsorship Newco” means a Restricted Subsidiary that is formed as a Subsidiary of New Holdco primarily for the purpose of undertaking any sponsorship contracts and/or arrangements entered into after the date of this Agreement or any other similar business of the Group (which, for the purpose of this definition, shall include any Unrestricted Subsidiaries) and/or the first team of MUFC.

“Stadium” means the football stadium at Old Trafford Stadium, Sir Matt Busby Way, Manchester M16 0RA, England owned by MUL.

“Structural Adjustment” has the meaning given to it in Clause 41.3 (Exceptions).

“Subordinated Shareholder Funding” has the meaning ascribed to such term in Schedule 15 (Restrictive Covenants).

“Subsidiary” means a subsidiary undertaking within the meaning of section 1162 of the Companies Act 2006.

“Super Majority Lenders” means a Lender or Lenders whose Commitments aggregate 85 per cent. or more of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated 85 per cent. or more of the Total Commitments immediately prior to that reduction).

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Termination Date” means 4 July 2025.

“Third Party Disposal” means the disposal (directly or indirectly) of an Obligor to a person which is not a member of the Group where that disposal:

(a)	is permitted or not prohibited under Schedule 15 (Restrictive Covenants) or any applicable term of this Agreement; or
(b)	is made with the approval of the Majority Lenders.

“Total Commitments” means the aggregate of the Commitments, being £50,000,000 at the Effective Date.

“Transaction Documents” means the Finance Documents, Senior Note Documents, each Hedging Agreement (as defined in the Intercreditor Agreement) and each other Debt Document.

“Transaction Security” means the Security created or expressed to be created in favour of the Security Trustee pursuant to the Transaction Security Documents.

“Transaction Security Documents” means the Existing Security Documents and any document required to be delivered to the Agent under paragraph 15 of Part 2 of Schedule 2 (Conditions Precedent) together with any other document entered into by any Obligor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company (each acting reasonably).

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and
(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.

“UEFA” means the Union of European Football Associations and any successor or replacement organisation thereof.

“UK Bail-In Legislation” means (to the extent that the United Kingdom is not an EEA Member Country which has implemented, or implements, Article 55 BRRD) Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“Unrestricted Subsidiaries” has the meaning given to such term in Schedule 15 (Restrictive Covenants).

“US” means the United States of America.

“US Bankruptcy Law” means the United States Bankruptcy Code of 1978 (Title 11 of the United States Code) and any other United States federal or state bankruptcy, insolvency or similar law.

“US Borrower” means a Borrower that is a US Person.

“US Guarantor” means a Guarantor that is a US Person.

“US Obligor” means a US Borrower or US Guarantor.

“US Person” means “United States Person” as defined in Section 7701(a)(30) of the Code and includes an entity whose sole owner is a US Person if the entity is disregarded as being an entity separate from such owner for US federal tax purposes. As of the date of this Agreement, each of the Original Guarantors is treated as a US Person.

“US Tax Obligor” means:

(a)

a Borrower which is resident for tax purposes in the US or otherwise treated as a United States person (or a disregarded entity whose owner is a United States person) for US federal income tax purposes; or

(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Utilisation” means a Loan.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the relevant form set out in Schedule 3 (Requests and Notices).

“VAT” means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and
(b)

any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere (including, for the avoidance of doubt, any tax levied in accordance with the Value Added Tax Act 1994).

“Write-down and Conversion Powers” means:

(a)

in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

(b)	in relation to any other applicable Bail-In Legislation:
(i)

any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation; and
(c)	in relation to any UK Bail-In Legislation;
(i)

any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that UK Bail-In Legislation.
1.2	Construction
(a)	Unless a contrary indication appears a reference in any Finance Document to:

(i)

the “Agent”, any “Finance Party”, any “Lender”, any “Obligor”, any “Party”, any “Secured Party”, the “Security Trustee” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents and, in the case of the Security Trustee, any person for the time being appointed as Security Trustee or Security Trustees in accordance with the Finance Documents;

(ii)

a document in “agreed form” is a document which is previously agreed in writing by or on behalf of the Company and the Agent or, if not so agreed, is in the form specified by the Agent (acting reasonably);

(iii)	“assets” includes present and future properties, revenues and rights of every description;
(iv)

a “Finance Document” or a “Transaction Document” or any other agreement or instrument is a reference to that Finance Document or Transaction Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(v)	“guarantee” means (other than in Clause 23 (Guarantee and Indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(vi)	“including” means including without limitation and “includes” and “included” shall be construed accordingly;
(vii)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(viii)

a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(ix)

a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but if not having the force of law being one with which it is the practice of the relevant person to comply with) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(x)	a provision of law is a reference to that provision as amended or re-enacted;
(xi)	a time of day is a reference to London time;
(xii)	words in the singular include the plural, and in the plural include the singular;
(xiii)	the “date of this Agreement” (as referred to in this Agreement only) means 14 October 2020; and

(xiv)

the “equivalent” in any currency (the “first currency”) of any amount in another currency (the “second currency”) shall be construed as a reference to the amount in the first currency which could be purchased with that amount in the second currency at the Agent’s Spot Rate of Exchange for the purchase of the first currency with the second currency in the London foreign exchange market at or about 11:00 a.m. on a particular day (or at or about such time and on such date as the Agent may from time to time reasonably determine to be appropriate in the circumstances).

(b)	Section, Clause and Schedule headings are for ease of reference only.
(c)

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default and an Event of Default is “continuing” if it has not been remedied or waived.
(e)

For the avoidance of doubt, it is agreed that any Default or Event of Default arising from a failure to deliver a document or perform an act within a period of time or on or by a specified date shall be capable of remedy and shall cease to be continuing once that document has been delivered or act performed.

(f)

For the avoidance of doubt and without prejudice to the provisions of Schedule 15 (Restrictive Covenants) and Schedule 16 (Additional Events of Default), in the context of Clause 24 (Representations), Clause 27 (General Undertakings) or Clause 28 (Events of Default)) a reference to an amount (or its equivalent in another currency or currencies) shall be determined by reference to the rate of exchange (determined in accordance with the definition of equivalent pursuant to paragraph (a)(xiv) above) on the date of commitment, incurrence or making of a particular disposal, acquisition, investment, lease, loan, debt or guarantee or taking any other relevant action and any subsequent exchange rate fluctuation shall not cause a Default or an Event of Default or the breach of any provision of Clause 27 (General Undertakings) or misrepresentation in respect of any provision of Clause 24 (Representations).

(g)	Unless specifically provided to the contrary a reference to “Subsidiary” or “Material Company” or “member of the Group” excludes each Unrestricted Subsidiary.
(h)

Without limiting the definition of “Accounting Principles”, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Original Financial Statements of the Company for all purposes of this Agreement, notwithstanding any change in the Accounting Principles relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes.

1.3	Currency Symbols and Definitions

“£”, “GBP” and “sterling” denote the lawful currency of the United Kingdom.

1.4	Terms defined in the Restrictive Covenants Schedule

Unless a contrary intention appears, capitalised terms used in this Agreement which are not defined in Clause 1.1 (Definitions) have the meaning given to them in Schedule 15 (Restrictive Covenants).

1.5	Third party rights
(a)

Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or enjoy the benefit of any term of any Finance Document.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary any Finance Document at any time.

SECTION 2

THE FACILITY

2.	THE FACILITY
2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrowers a sterling revolving credit facility in an aggregate amount which is equal to the Total Commitments.

2.2	Increase
(a)	The Company may by giving prior notice to the Agent after the effective date of a cancellation of:
(i)	the Available Commitments of a Defaulting Lender in accordance with Clause 11.5 (Right of cancellation in relation to a Defaulting Lender); or
(ii)	the Commitments of a Lender in accordance with Clause 11.1 (Illegality),

request that the Total Commitments be increased (and the Total Commitments shall be so increased) in an aggregate amount in the Base Currency of up to the amount of the Available Commitments or Commitments so cancelled as follows:

(A)

the increased Commitments will be assumed by one or more Lenders or other persons (each an “Increase Lender”) selected by the Company including, without limitation, any Investor Affiliate (so long as any such assumption by any Investor Affiliate is in compliance with and treated as a debt purchase transaction the subject of Clause 30 (Restriction on Debt Purchase Transactions)) and each of which confirms (in its absolute discretion) its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender in respect of those Commitments. For the avoidance of doubt, a Lender is not under any obligation to assume any increase in its commitment;

(B)

each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender in respect of that part of the increased Commitments which it is to assume;

(C)

each Increase Lender shall become a Party as a “Lender” and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender in respect of that part of the increased Commitments which it is to assume;

(D)	the Commitments of the other Lenders shall continue in full force and effect; and

(E)	any increase in the Total Commitments shall take effect on the date specified by the Company in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.

(b)

An increase in the Total Commitments pursuant to this Clause 2.2 will only be effective on the execution by the Agent of an Increase Confirmation from the relevant Increase Lender, which the Agent shall execute promptly on request, provided that:

(i)	the Increase Confirmation is duly completed, appears on its face to comply with the terms of this Agreement and is delivered in accordance with the terms of this Agreement; and
(ii)

the Agent is satisfied that is has complied with all necessary “know your customer”, USA PATRIOT Act or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender.

(c)

Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective and that it is bound by that decision to the same extent as it would have been had it been an Original Lender.

(d)

Unless the Agent otherwise agrees, the Increase Lender shall, on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee in an amount equal to the fee which would be payable under Clause 29.3 (Assignment or transfer fee) if the increase was a transfer pursuant to Clause 29.5 (Procedure for transfer) and if the Increase Lender was a New Lender.

(e)	The Company may pay to the Increase Lender a fee in the amount and at the times agreed between the Company and the Increase Lender in a Fee Letter.
(f)

Neither the Agent nor any Lender shall have any obligation to find an Increase Lender and in no event shall any Lender whose Commitment is replaced by an Increase Lender be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents.

(g)	Clause 29.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:
(i)	an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;
(ii)	the “New Lender” were references to that “Increase Lender”; and
(iii)	a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”.
(h)

The Finance Parties shall be required to enter into any amendment to the Finance Documents (including, without limitation, in relation to any changes to, the taking of, or the release coupled with the retaking of, Transaction Security) required by the Company in order to facilitate or reflect any of the matters contemplated by this Clause 2.2. The Agent and the Security Trustee are each authorised and instructed by each Finance Party to execute any such amended or replacement Finance Documents (and shall do so on the request of and at the cost of the Company).

2.3	Finance Parties’ rights and obligations
(a)

The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)

The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party’s participation in the Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.
2.4	Obligors’ Agent
(a)

Each Obligor (other than the Company) by its execution of this Agreement or an Accession Deed irrevocably appoints the Company to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)

the Company on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of a Borrower, Utilisation Requests), to execute on its behalf any Accession Deed, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Company,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)

Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

3.	PURPOSE
3.1	Purpose

Each Borrower shall apply all amounts borrowed by it under the Facility towards the general corporate and working capital purposes of the Group (other than the prepayment of any Senior Secured Debt). For the avoidance of doubt amounts borrowed under this Agreement may be used towards the making of acquisitions (including, but not limited to, the acquisition of players).

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION
4.1	Initial conditions precedent
(a)

No Borrower may deliver a Utilisation Request unless the Agent has received (or waived the requirement to receive on the instructions of the Majority Lenders or is otherwise satisfied (acting reasonably) that it will receive such documents and evidence on or prior to the first Utilisation Date) (i) all of the documents and other evidence listed in Part 1 of Schedule 2 (Conditions Precedent) (other than the document listed in paragraphs 4(a) and 4(e) in Part 1 of Schedule 2 (Conditions Precedent)), in form and substance satisfactory to the Agent (acting reasonably) and (ii) all of the documents and other evidence listed in paragraphs 4(a) and 4(e) in Part 1 of Schedule 2 (Conditions Precedent) which, for the avoidance of doubt, will not have to be in form and substance satisfactory to the Agent. The Agent shall notify the Company and the Lenders promptly upon being so satisfied.

(b)

Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Further conditions precedent

Subject to Clause 4.1 (Initial Conditions Precedent), the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to a Utilisation if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	in the case of any Utilisation other than a Rollover Loan:
(i)	no Default is continuing or would result from the proposed Utilisation; and
(ii)

the Repeating Representations to be made by each Obligor are true in all respects by reference to the facts then subsisting or, in the case of such Repeating Representations which are not otherwise subject to a materiality threshold or qualification in accordance with their terms, are correct in all material respects; and

(b)	in the case of a Rollover Loan, no Acceleration Event has occurred.

4.3	Maximum number of Utilisations
(a)	A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation more than 10 Loans would be outstanding.
(b)	Any Separate Loan shall not be taken into account in this Clause 4.3.

SECTION 3

UTILISATION

5.	UTILISATION - LOANS
5.1	Delivery of a Utilisation Request

A Borrower may utilise the Facility by way of a Loan by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request for Loans
(a)	Each Utilisation Request for a Loan is irrevocable and will not be regarded as having been duly completed unless:
(i)	it identifies the Borrower of the Loan;
(ii)	the proposed Utilisation Date is a Business Day within the Availability Period;
(iii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and
(iv)	the proposed Interest Period complies with Clause 15 (Interest Periods).
(b)	Multiple Utilisations may be requested in a Utilisation Request where the proposed Utilisation Date is the Closing Date. Only one Utilisation may be requested in each subsequent Utilisation Request.
5.3	Currency and amount
(a)	The currency specified in a Utilisation Request must be the Base Currency.
(b)	The amount of the proposed Utilisation must be a minimum of £1,000,000 or, if less, the Available Facility in relation to the relevant Facility.
5.4	Lenders’ participation
(a)

If the conditions set out in this Agreement have been met, and subject to Clause 10.1 (Repayment of Loans), each Lender shall make its participation in each Loan available on the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.
5.5	Cancellation of Commitment

The Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.

6.	[RESERVED]
7.	[RESERVED]
8.	[RESERVED]
9.	[RESERVED]

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

10.	REPAYMENT
10.1	Repayment of Loans
(a)	Subject to paragraph (c) below, each Borrower which has drawn a Loan shall repay that Loan on the last day of its Interest Period.
(b)	Without prejudice to each Borrower’s obligation under paragraph (a) above, if:
(i)	one or more Loans are to be made available to a Borrower:
(A)	on the same day that a maturing Loan is due to be repaid by that Borrower;
(B)	in the same currency as the maturing Loan; and
(C)	in whole or in part for the purpose of refinancing the maturing Loan; and
(ii)

the proportion borne by each Lender’s participation in the maturing Loan to the amount of that maturing Loan is the same as the proportion borne by that Lender’s participation in the new Loans to the aggregate amount of those new Loans, the aggregate amount of the new Loans shall be treated as if applied in or towards repayment of the maturing Loan so that:

(I)	if the amount of the maturing Loan exceeds the aggregate amount of the new Loans:
(1)	the relevant Borrower will only be required to pay an amount in cash in the relevant currency equal to that excess; and
(2)

each Lender’s participation (if any) in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation (if any) in the maturing Loan and that Lender will not be required to make its participation in the new Loans available in cash; and

(II)	if the amount of the maturing Loan is equal to or less than the aggregate amount of the new Loans:
(1)	the relevant Borrower will not be required to make any payment in cash; and
(2)

each Lender will be required to make its participation in the new Loans available in cash only to the extent that its participation (if any) in the new Loans exceeds that Lender’s participation (if any) in the maturing Loan and the remainder of that Lender’s participation in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the maturing Loan.

(c)

At any time when a Lender becomes a Defaulting Lender, the maturity date of each of the participations of that Lender in the Loans then outstanding will be automatically extended to the relevant Termination Date in relation to the Facility and will be treated as separate Loans (the “Separate Loans”) denominated in the currency in which the relevant participations are outstanding.

(d)

A Borrower to whom a Separate Loan is outstanding may prepay that Loan by giving five Business Days’ prior notice to the Agent. The Agent will forward a copy of a prepayment notice received in accordance with this paragraph (d) to the Defaulting Lender concerned as soon as practicable on receipt.

(e)

Interest in respect of a Separate Loan will accrue for successive Interest Periods selected by the Borrower by the time and date specified by the Agent (acting reasonably) and will be payable by that Borrower to the Defaulting Lender on the last day of each Interest Period of that Loan.

(f)

The terms of this Agreement relating to Loans generally shall continue to apply to Separate Loans other than to the extent inconsistent with paragraphs (c) to (e) above, in which case those paragraphs shall prevail in respect of any Separate Loan.

11.	ILLEGALITY, VOLUNTARY PREPAYMENT AND CANCELLATION
11.1	Illegality

If, after the date of this Agreement (or, if later, the date the relevant Lender became a Party), it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Utilisation or it becomes after the date of this Agreement (or, if later, the date the relevant Lender became a Party) unlawful for any Affiliate of a Lender for that Lender to do so:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event and the Agent shall promptly notify the Company after receiving such notice;
(b)

upon the Agent notifying the Company, the Available Commitment of that Lender will be immediately reduced and cancelled to the extent necessary to comply with applicable laws or avoid the relevant unlawfulness; and

(c)

to the extent that the Lender’s participation has not been transferred pursuant to Clause 41.4 (Replacement or repayment of Lender), each Borrower shall repay that Lender’s reduced or cancelled participation in the Utilisations made to that Borrower (or procure the transfer of that Lender’s participation at par to another Lender willing to accept such transfer) on the last day of the Interest Period for each Utilisation occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender’s corresponding Commitment(s) shall be cancelled in the amount of the participations repaid.

11.2	Voluntary cancellation

The Company may, if it gives the Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (but if in part, being a minimum amount of £1,000,000) of the Available Facility. Any cancellation under this Clause 11.2 shall reduce the Available Commitments of the Lenders rateably under the Facility.

11.3	Voluntary prepayment of Utilisations

A Borrower to which a Utilisation has been made may, if it or the Company gives the Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of the Utilisation (but if in part, being an amount that reduces the Base Currency Amount of the Utilisation by a minimum amount of £1,000,000).

11.4	Right of cancellation and repayment in relation to a single Lender
(a)	If:
(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 18.2 (Tax gross-up);
(ii)	any Lender claims indemnification from the Company or an Obligor under Clause 18.3 (Tax indemnity) or Clause 19.1 (Increased costs); or
(iii)	any Lender invokes Clause 16.3 (Market disruption),

then the Company may:

(A)

require the transfer or assignment in accordance with this Agreement of all (but at par only) of that Lender’s Commitments and participations in the Utilisations to a person nominated by the Company willing to accept that transfer or assignment in accordance with paragraph (c) below; or

(B)

give the Agent notice of cancellation of all or any part of the Commitments of that Lender and the Company’s intention to procure the repayment of all of that Lender’s participations in the Utilisations, whereupon the relevant part of the Commitments of that Lender shall immediately be reduced to zero.

(b)

On the last day of each Interest Period which ends after the Company has given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Company in that notice), each Borrower to which a Loan is outstanding shall repay that Lender’s participation in that Loan and that Lender’s corresponding Commitment shall be immediately cancelled in the amount of the participations repaid.

(c)

If paragraph (a)(A) above applies, the Company may on 10 Business Days’ prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer pursuant to Clause 29 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to an Eligible Institution which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 29 (Changes to the Lenders) for a purchase price in cash payable at the time of the transfer in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(d)	The replacement of a Lender pursuant to paragraph (c) above shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Agent;
(ii)	neither the Agent nor any Lender shall have any obligation to find a Replacement Lender;
(iii)	in no event shall the Lender replaced under paragraph (c) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and
(iv)

the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (c) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.

(e)

A Lender shall perform the checks described in paragraph (d)(iv) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (c) above and shall notify the Agent and the Company when it is satisfied that it has complied with those checks.

11.5	Right of cancellation in relation to a Defaulting Lender
(a)

If any Lender becomes a Defaulting Lender, the Company may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent three Business Days’ notice of cancellation of the Available Commitments in relation to each Facility of that Lender.

(b)	On the notice referred to in paragraph (a) above becoming effective, the Available Commitments in relation to each Facility of the Defaulting Lender shall immediately be reduced to zero.
(c)	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.
12.	MANDATORY PREPAYMENT

Upon the occurrence of a Change of Control:

(a)	the Company shall promptly notify the Agent upon becoming aware of a Change of Control and the Agent shall promptly notify the Lenders thereafter (the “Agent’s Notice”); and
(b)	provided that such request is made prior to the date falling 30 days after the date of the Agent’s Notice, if any Lender so requires:
(i)

the Agent shall promptly notify the Company (the “Notice to the Company”) that the Commitment of that Lender shall be cancelled on the date falling 30 days (or if such date is not a Business Day, the next Business Day) after the date of the Notice to the Company; and

(ii)

the Commitment of that Lender will be cancelled and that Lender’s participation in all outstanding Utilisations, together with accrued interest and all other amounts accrued to that Lender under the Finance Documents, shall become due and payable, and shall be repaid in full, in each case, on the date falling 30 days (or if such date is not a Business Day, the next Business Day) after the date of the Notice to the Company.

13.	RESTRICTIONS
13.1	Notices of Cancellation or Prepayment
(a)

Subject to paragraph (b) below, any notice of cancellation, prepayment, authorisation or other election given by any Party under Clause 11 (Illegality, Voluntary Prepayment and Cancellation), shall (subject to the terms of those Clauses) be irrevocable (unless otherwise agreed by the Majority Lenders) and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)

In the event that the Borrower or the Company delivers, in relation to a voluntary prepayment and/or cancellation only, a conditional notice and/or revocable notice of cancellation and/or prepayment under this Agreement (which, for the avoidance of doubt, it shall be permitted to do), unless the Borrower or the Company (as applicable) gives notice to the Agent of at least one Business Day prior to the date on which the cancellation and/or prepayment was to be made, the Borrower or the Company (as applicable) shall be liable for any Break Costs if the relevant cancellation and/or prepayment is not made.

13.2	Interest and other amounts

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to payment of any Break Costs, without premium or penalty.

13.3	Reborrowing of Facility

Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.

13.4	Prepayment in accordance with Agreement

No Borrower shall repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

13.5	No reinstatement of Commitments

Subject to Clause 2.2 (Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

13.6	Agent’s receipt of Notices

If the Agent receives a notice under Clause 11 (Illegality, Voluntary Prepayment and Cancellation), it shall promptly forward a copy of that notice or election to either the Company or the affected Lender, as appropriate.

13.7	Effect of Repayment and Prepayment on Commitments

If all or part of a Utilisation under the Facility is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further conditions precedent)), an amount of the Commitments (equal to the Base Currency Amount of the amount of the Utilisation which is repaid or prepaid) in respect of the Facility will be deemed to be cancelled on the date of repayment or prepayment. Any cancellation under this Clause 13.7 shall reduce the Commitments of the Lenders rateably under the Facility.

SECTION 5

COSTS OF UTILISATION

14.	INTEREST
14.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and
(b)	LIBOR.
14.2	Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six Monthly intervals after the first day of the Interest Period).

14.3	Default interest
(a)

If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is one per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 14.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:
(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and
(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be one per cent. higher than the rate which would have applied if the overdue amount had not become due.
(c)

Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

14.4	Notification of rates of interest
(a)	The Agent shall promptly notify the Lenders and the relevant Borrower (or the Company) of the determination of a rate of interest under this Agreement.
(b)	The Agent shall promptly notify the relevant Borrower (or the Company) of each Funding Rate relating to a Loan.

15.	INTEREST PERIODS
15.1	Selection of Interest Periods and Terms
(a)	A Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan.
(b)

Subject to this Clause 15, a Borrower may select an Interest Period of one, two, three or six Months or any other period agreed between the relevant Borrower and the Agent (acting on the instructions of all the Lenders in relation to the relevant Loan).

(c)	An Interest Period for a Loan shall not extend beyond the relevant Termination Date.
(d)	A Loan has one Interest Period only.
15.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

16.	CHANGES TO THE CALCULATION OF INTEREST
16.1	Unavailability of Screen Rate
(a)

Interpolated Screen Rate: If no Screen Rate is available for LIBOR for the Interest Period of a Loan, the applicable LIBOR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of that Loan.

(b)	Shortened Interest Period: If no Screen Rate is available for LIBOR for:
(i)	the currency of a Loan; or
(ii)	the Interest Period of a Loan and it is not possible to calculate the Interpolated Screen Rate,

the Interest Period of that Loan shall (if it is longer than the applicable Fallback Interest Period) be shortened to the applicable Fallback Interest Period and the applicable LIBOR for that shortened Interest Period shall be determined pursuant to the relevant definition.

(c)

Shortened Interest Period and Historic Screen Rate: If the Interest Period of a Loan is, after giving effect to paragraph (b) above, either the applicable Fallback Interest Period or shorter than the applicable Fallback Interest Period and, in either case, no Screen Rate is available for LIBOR for:

(i)	the currency of that Loan; or
(ii)	the Interest Period of that Loan and it is not possible to calculate the Interpolated Screen Rate,

the applicable LIBOR shall be the Historic Screen Rate for that Loan.

(d)

Shortened Interest Period and Interpolated Historic Screen Rate: If paragraph (c) above applies but no Historic Screen Rate is available for the Interest Period of the Loan, the applicable LIBOR shall be the Interpolated Historic Screen Rate for a period equal in length to the Interest Period of that Loan.

(e)

Base Reference Bank Rate: If paragraph (d) above applies but it is not possible to calculate the Interpolated Historic Screen Rate, the Interest Period of that Loan shall, if it has been shortened pursuant to paragraph (b) above, revert to its previous length and the applicable LIBOR shall be the Base Reference Bank Rate as of the Specified Time for the currency of that Loan and for a period equal in length to the Interest Period of that Loan.

(f)

Alternative Reference Bank Rate: If paragraph (e) above applies but no Base Reference Bank Rate is available for the relevant currency or Interest Period the applicable LIBOR shall be the Alternative Reference Bank Rate as of the Specified Time for the currency of that Loan and for a period equal in length to the Interest Period of that Loan.

(g)

Cost of funds: If paragraph (f) above applies but no Alternative Reference Bank Rate is available for the relevant currency or Interest Period there shall be no LIBOR for that Loan and Clause 16.4 (Cost of funds) shall apply to that Loan for that Interest Period.

16.2	Calculation of Base Reference Bank Rate and Alternative Reference Bank Rate
(a)

Subject to paragraph (b) below, if LIBOR is to be determined on the basis of a Base Reference Bank Rate but a Base Reference Bank does not supply a quotation by the Specified Time, the Base Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Base Reference Banks.

(b)	If at or about noon on the Quotation Day none or only one of the Base Reference Bank supplies a quotation, there shall be no Base Reference Bank Rate for the relevant Interest Period.
(c)

Subject to paragraph (d) below, if LIBOR is to be determined on the basis of an Alternative Reference Bank Rate but an Alternative Reference Bank does not supply a quotation by the Specified Time, the Alternative Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Alternative Reference Banks.

(d)

If before close of business in London on the date falling one Business Day after the Quotation Day none or only one of the Alternative Reference Banks supplies a quotation, there shall be no Alternative Reference Bank Rate for the relevant Interest Period.

16.3	Market disruption

If before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35 per cent. of that Loan) that the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of LIBOR then Clause 16.4 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

16.4	Cost of funds
(a)	If this Clause 16.4 applies, the rate of interest on the relevant Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:
(i)	the Margin; and

(ii)

the weighted average of the rates notified to the Agent by each Lender as soon as practicable and in any event by close of business on the date falling two Business Days after the Quotation Day (or, if earlier, on the date falling two Business Days before the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in that Loan from whatever source it may reasonably select.

(b)

If this Clause 16.4 applies and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders (other than any Defaulting Lenders) and the Company, be binding on all Parties.
(d)	If this Clause 16.4 applies pursuant to Clause 16.3 (Market disruption) and:
(i)	a Lender’s Funding Rate is less than LIBOR; or
(ii)	a Lender does not supply a quotation by the time specified in paragraph (a)(ii) above,

the cost to that Lender of funding its participation in that Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be LIBOR.

(e)

If this Clause 16.4 applies pursuant to Clause 16.1 (Unavailability of Screen Rate) but any Lender does not supply a quotation by the time specified in paragraph (a)(ii) above the rate of interest shall be calculated on the basis of the quotations of the remaining Lenders.

16.5	Break Costs
(a)

Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.
17.	FEES
17.1	Commitment fee
(a)

The Company shall pay (or shall procure the payment of) to the Agent (for the account of each Lender) a fee in the Base Currency computed at the rate per annum of 50 per cent. of the applicable Margin on that Lender’s Available Commitment under the Facility from (and including) the date of this Agreement to (and including) the last day of the Availability Period.

(b)	The accrued commitment fee is payable:
(i)	on the last day of each successive period of three Months which ends during the Availability Period;

(ii)	on the last day of the Availability Period; and
(iii)	on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.
(c)	No commitment fee is payable prior to the Closing Date or unless the Closing Date occurs.
(d)	No commitment fee is payable to the Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.
17.2	Upfront fee

The Company shall pay (or shall procure the payment of) to the Original Lender an upfront fee in the amount and at the times agreed in a Fee Letter. No upfront fee is payable prior to the Closing Date or unless the Closing Date occurs.

17.3	Security Trustee fee

The Company shall pay (or shall procure the payment of) to the Security Trustee (for its own account) a security trustee fee in the amount and at the times agreed in a Fee Letter. No security trustee fee is payable prior to the Closing Date or unless the Closing Date occurs.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

18.	TAX GROSS-UP AND INDEMNITIES
18.1	Definitions

In this Agreement:

“Borrower DTTP Filing” means an HM Revenue & Customs’ Form DTTP2 duly completed and filed by the relevant Borrower, which:

(a)

where it relates to a UK Treaty Lender that is the Original Lender, contains the scheme reference number and jurisdiction of tax residence stated opposite that Lender’s name in Part 2 of Schedule 1 (The Original Parties), and

(i)	where the Borrower is the Original Borrower, is filed with HM Revenue & Customs within 30 days of the date of this Agreement; or
(ii)	where the Borrower is an Additional Borrower, is filed with HM Revenue & Customs within 30 days of the date on which that Borrower becomes an Additional Borrower; or
(b)

where it relates to a UK Treaty Lender that is a New Lender, an Increase Lender, contains the scheme reference number and jurisdiction of tax residence stated in respect of that UK Treaty Lender in the relevant Transfer Certificate, Assignment Agreement, Increase Confirmation, and

(i)

where the Borrower is a Borrower as at the relevant Transfer Date or Increase Date is filed with HM Revenue & Customs within 30 days of that Transfer Date (or date on which the increase in Commitments described in the relevant Increase Confirmation takes effect); or

(ii)

where the Borrower is not a Borrower as at the relevant Transfer Date or Increase Date, is filed with HM Revenue & Customs within 30 days of the date on which that Borrower becomes an Additional Borrower.

“Protected Party” means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means:

(a)	a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:
(i)	a Lender:
(A)

which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Finance Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payment apart from section 18A of the CTA; or

(B)

in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance;

(ii)	a Lender which is:
(A)	a company resident in the United Kingdom for United Kingdom tax purposes;
(B)	a partnership each member of which is:
(1)	a company so resident in the United Kingdom; or
(2)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA;

(C)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or

(iii)	a UK Treaty Lender; or
(b)	a building society (as defined for the purposes of section 880 of the ITA) making an advance under a Finance Document.

“Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes; or
(b)	a partnership each member of which is:
(i)	a company so resident in the United Kingdom; or
(ii)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

“Tax Credit” means a credit against, relief or remission for, or repayment of, any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document other than a FATCA Deduction.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 18.2 (Tax gross-up) or a payment under Clause 18.3 (Tax indemnity).

“Treaty Lender” means a UK Treaty Lender or a US Treaty Lender as appropriate.

“UK Non-Bank Lender” means where a Lender becomes a Party after the day on which this Agreement is entered into, a Lender which gives a Tax Confirmation in the Assignment Agreement or Transfer Certificate which it executes on becoming a Party.

“UK Treaty Lender” means a Lender which:

(a)	is treated as a resident of a UK Treaty State for the purposes of the UK Treaty;
(b)	does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and
(c)

fulfils any other conditions which must be fulfilled under the UK Treaty by residents of that UK Treaty State for such residents to obtain full exemption from taxation on interest imposed by the jurisdiction of incorporation of the Borrower, subject to the completion of procedural formalities.

“UK Treaty State” means a jurisdiction having a double taxation agreement (a “UK Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

“US Qualifying Lender” means a Lender which:

(a)	is a US Person;
(b)	is not a US Person but is entitled to complete exemption from withholding of US federal income tax on interest payable to it in respect of a Loan or Commitment;
(c)	is a US Treaty Lender; or
(d)

would have fallen within either paragraph (a), (b) or (c) above but for any change after the date of this Agreement (or, if later, the date on which such Lender became a Lender) in (or in the interpretation, administration or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority.

“US Treaty Lender” means a Lender which:

(a)	is treated as a resident of a US Treaty State for the purposes of the US Treaty;
(b)	does not carry on a business in the United States through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and
(c)

fulfils any other conditions which must be fulfilled under the US Treaty by residents of that US Treaty State for such residents to obtain full exemption from taxation on interest or other amounts payable under this Agreement imposed by the United States subject to the completion of procedural formalities.

“US Treaty State” means a jurisdiction having a double taxation agreement (a “US Treaty”) with the United States which makes provision for full exemption from tax imposed by the United States on interest or other amounts payable under this Agreement.

“Withholding Form” means the US Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8ECI or W-9 (or, in each case, any successor form and, in each case, attached to an IRS Form W-8IMY if required) or any other US Internal Revenue Service form by which a person may claim an exemption from withholding of US federal income tax on interest payments to that person and, in the case of a person claiming an exemption under the “portfolio interest exemption”, US Internal Revenue Service Form W-8BEN and a statement certifying that such person is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B), a “10 per cent. shareholder” of the Borrower (or its “regarded owner” for US federal income tax purposes) within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” that is related to the Borrower (or its “regarded owner” for US federal income tax purposes) within the meaning of Section 881(c)(3)(C) of the Code.

Unless a contrary indication appears, in this Clause 18 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

18.2	Tax gross-up
(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.
(b)

The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Company and that Obligor.

(c)

Subject to the limitations and exclusions herein, if a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	A payment shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by the United Kingdom, if on the date on which the payment falls due:
(i)

the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or

(ii)	the relevant Lender is a Qualifying Lender solely by virtue of paragraph (a)(ii) of the definition of Qualifying Lender and:
(A)

an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA which relates to the payment and that Lender has received from the Obligor making the payment or from the Company a certified copy of that Direction; and

(B)	the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or
(iii)	the relevant Lender is a Qualifying Lender solely by virtue of paragraph (a)(ii) of the definition of Qualifying Lender and:
(A)	the relevant Lender has not given a Tax Confirmation to the Company; and
(B)

the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the Company, on the basis that the Tax Confirmation would have enabled the Company to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA; or

(iv)

the relevant Lender is a UK Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (i) or (j) below.

(e)

A payment shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by the United States from a payment to a Lender in respect of a Loan, if on the date on which the payment falls due:

(i)	that Lender has not complied with its obligations under paragraph (f) below;
(ii)	that Lender was not a US Qualifying Lender on the date it first became a Lender; or
(iii)	that Lender is not or has ceased to be a US Qualifying Lender.
(f)

Each US Qualifying Lender shall submit to the Borrower and the Agent two duly completed and signed copies of the relevant Withholding Form on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of such Borrower or the Agent, as applicable, or on or before the expiration, obsolescence or invalidity of any previously delivered Withholding Form). The Agent shall submit to the Borrower properly completed copies of Withholding Forms certifying that it is either a US Person, a “US branch” within the meaning of US Treasury Regulation Section 1.1441-1(b)(2)(iv)(A) or a “Qualifying Intermediary” that assumes primary withholding responsibility under Chapter 3 and Chapter 4 of the Code and for Form 1099 reporting and backup withholding) and update such form (to the extent it is legally entitled to do so) from time to time thereafter upon the request of such Borrower or the Facility Agent, as applicable, or on or before the expiration, obsolescence or invalidity of any previously delivered Withholding Form.

(g)

If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(h)

Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment a statement under section 975 of the ITA or other evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(i)

(i)

Subject to paragraph (ii) below, a Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction and, in particular, a Treaty Lender shall, as soon as reasonably practicable, make and file an appropriate application for relief under the relevant Treaty.

(ii)

(A)

a UK Treaty Lender which becomes a Party on the day on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence opposite its name in Part 2 of Schedule 1 (The Original Parties); and

(B)

a New Lender or Increase Lender that is a UK Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence in the Transfer Certificate, Assignment Agreement or Increase Confirmation which it executes, and, having done so, that Lender shall be under no obligation pursuant to paragraph (i) above.

(j)	If a UK Treaty Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (i)(ii) above and:
(i)	a Borrower making a payment to that Lender has not made a Borrower DTTP Filing in respect of that Lender; or
(ii)	a Borrower making a payment to that Lender has made a Borrower DTTP Filing in respect of that Lender but:
(A)	that Borrower DTTP Filing has been rejected by HM Revenue & Customs; or
(B)	HM Revenue & Customs has not given the Borrower authority to make payments to that Lender without a Tax Deduction within 60 days of the date of the Borrower DTTP Filing;
(C)	HM Revenue & Customs has given the Borrower authority to make payments to that Lender without a Tax Deduction but such authority has subsequently been revoked or expired,

and in each case, the Borrower has notified that Lender in writing, that Lender and the Borrower shall co-operate in completing any additional procedural formalities necessary for that Borrower to obtain authorisation to make that payment without a Tax Deduction.

(k)

If a UK Treaty Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (i)(ii) above, no Obligor shall make a Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s Commitment(s) or its participation in any Utilisation unless the Lender otherwise agrees.

(l)	A Borrower shall, promptly on making a Borrower DTTP Filing, deliver a copy of that Borrower DTTP Filing to the Agent for delivery to the relevant Lender.
(m)	A UK Non-Bank lender which becomes a Party on the day on which this Agreement is entered into gives a Tax Confirmation to the Company by entering into this Agreement.
(n)	A UK Non-Bank Lender shall promptly notify the Company and the Agent if there is any change in the position from that set out in the Tax Confirmation.
18.3	Tax indemnity
(a)

The Company shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:
(i)	with respect to any Tax assessed on a Finance Party:
(A)

under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) or if that Tax is considered a franchise tax (imposed in lieu of net income taxes) or a branch profits or similar tax by that Finance Party; or

(ii)	to the extent a loss, liability or cost:
(A)	is compensated for by an increased payment under Clause 18.2 (Tax gross-up); or
(B)

would have been compensated for by an increased payment under Clause 18.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) or (e) of Clause 18.2 (Tax gross-up) applied;

(C)	relates to a FATCA Deduction required to be made by a Party;
(D)	is attributable to any Bank Levy (or any payment attributable to, or liability arising as a consequence of, a Bank Levy); or
(iii)	with respect to any failure to make a Tax Deduction on account of Tax imposed by the United States from a payment to a Lender in respect of a

Loan, if on the date on which the payment falls due paragraph (e)(i), (ii) or (iii) of Clause 18.2 (Tax gross-up) applied to the Lender concerned.

(c)

A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 18.3, notify the Agent.
18.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and
(b)	that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

18.5	Lender Status Confirmation
(a)

Each Lender which becomes a Party to this Agreement in respect of an advance to an Obligor incorporated in the United Kingdom, after the date of this Agreement shall indicate, in the Transfer Certificate, Assignment Agreement or Increase Confirmation which it executes on becoming a Party, and for the benefit of the Agent and without liability to any Obligor, which of the following categories it falls in:

(i)	not a Qualifying Lender;
(ii)	a Qualifying Lender (other than a UK Treaty Lender); or
(iii)	a UK Treaty Lender.
(b)

In addition, each Lender which becomes a Party to this Agreement in respect of an advance to an Obligor that is a US Person (for the avoidance of doubt, including each of the Company and the Original Borrower), after the date of this Agreement shall indicate, in the Transfer Certificate, Assignment Agreement or Increase Confirmation which it executes on becoming a Party, and for the benefit of the Agent and without liability to any Obligor, whether or not it is a US Qualifying Lender (other than a US Treaty Lender) or a US Treaty Lender.

(c)

If a New Lender or Increase Lender fails to indicate its status in accordance with this Clause 18.5 then such New Lender or Increase Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender or US Qualifying Lender (as appropriate) until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Company). For the avoidance of doubt, a Transfer Certificate, Assignment Agreement or Increase Confirmation shall not be invalidated by any failure of a Lender to comply with this Clause 18.5.

18.6	FATCA Deduction
(a)

Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)

Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Company and the Agent and the Agent shall notify the other Finance Parties.

18.7	Stamp taxes

The Company shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document, other than in respect of any transfer, assignment or sub-participation by a Lender (unless such transfer, assignment or sub-participation is made at the written request of the Company).

18.8	VAT
(a)

All amounts set out or expressed in a Finance Document to be payable by any Party to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party shall pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)

If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)

(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)

(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)

Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)

Any reference in this Clause 18.8 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).

18.9	FATCA Information
(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:
(i)	confirm to that other Party whether it is:
(A)	a FATCA Exempt Party; or
(B)	not a FATCA Exempt Party;
(ii)

supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)

supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation or exchange of information regime.

(b)

If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)

Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;
(ii)	any fiduciary duty; or
(iii)	any duty of confidentiality.
(d)

If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(e)

If a Borrower is a US Tax Obligor or the Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within ten Business Days of:

(i)	where a Borrower is a US Tax Obligor and the relevant Lender is the Original Lender, the Closing Date;
(ii)	where a Borrower is a US Tax Obligor on a date on which any other Lender becomes a Party as a Lender, that date;
(iii)	the date a new US Tax Obligor accedes as a Borrower; or
(iv)	where a Borrower is not a US Tax Obligor, the date of a request from the Agent,

supply to the Agent:

(A)	a withholding certificate on Form W-8, Form W-9 or any other relevant form; or
(B)	any withholding statement or other document, authorisation or waiver as the Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.
(f)	The Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) above to the relevant Borrower.
(g)

If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Agent by a Lender pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Agent). The Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the relevant Borrower.

(h)

The Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) or (g) above without further verification. The Agent shall not be liable for any action taken by it under or in connection with paragraph (e), (f) or (g) above.

19.	INCREASED COSTS
19.1	Increased costs
(a)

Subject to Clause 19.3 (Exceptions) the Company shall, within five Business Days of a written demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date it became a Party to this Agreement;

(ii)	compliance with any law or regulation made after the date it became Party to this Agreement;
(iii)	the implementation or application of, or compliance with, Basel III or CRD IV or any law or regulation that implements or applies Basel III or CRD IV; or
(iv)	application of, or compliance with, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith.
(b)	In this Agreement:
(i)	“Increased Costs” means (without double counting):
(A)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;
(B)	an additional or increased cost; or
(C)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is directly attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document;

(ii)	“Basel III” means:
(A)

the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(B)

the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(C)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”; and
(iii)	“CRD IV” means:
(A)

Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012; and

(B)	Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC.

19.2	Increased cost claims
(a)

A Finance Party intending to make a claim pursuant to Clause 19.1 (Increased costs) shall as soon as reasonably practicable notify the Agent of the event giving rise to the claim and whether it intends to make a claim, following which the Agent shall promptly notify the Company.

(b)

Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate (giving reasonable details of the circumstances giving rise to such claim and of the calculation of Increased Cost) confirming the amount of its Increased Costs.

19.3	Exceptions
(a)	Clause 19.1 (Increased costs) does not apply to the extent any Increased Cost is:
(i)	attributable to a Tax Deduction required by law to be made by an Obligor;
(ii)	attributable to a FATCA Deduction required to be made by a Party;
(iii)

compensated for by Clause 18.3 (Tax indemnity) (or would have been compensated for under Clause 18.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 18.3 (Tax indemnity) applied);

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation or any terms of the Finance Documents;
(v)

attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment arising out of Basel III) (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates);

(vi)

attributable to the implementation or application of, or compliance with Basel III or CRD IV or any other law or regulation which implements Basel III (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates) but only to the extent that the relevant Increased Cost can be calculated with sufficient accuracy by the relevant Finance Party as at the date it became Party to this Agreement; or

(vii)	attributable to any Bank Levy (or any payment attributable to, or liability arising as a consequence of, a Bank Levy).
(b)	In this Clause 19.3 reference to a “Tax Deduction” has the same meaning given to the term in Clause 18.1 (Definitions).

20.	OTHER INDEMNITIES
20.1	Currency indemnity
(a)

If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or
(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party (and/or any Receiver or Delegate) to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
20.2	Other indemnities

The Company shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Finance Party (and/or any Receiver or Delegate) against any cost, loss or liability incurred by it as a result of:

(a)	the occurrence of any Event of Default;
(b)

a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 34 (Sharing among the Finance Parties);

(c)

funding, or making arrangements to fund, its participation in a Utilisation requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence or wilful breach of any Finance Document by that Finance Party alone); or

(d)	a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company.
20.3	Indemnity to the Agent

The Company shall promptly on written demand (and in any event, within five Business Days of such written demand) indemnify the Agent against:

(a)	any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:
(i)	investigating any event which it reasonably believes is a Default;
(ii)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; or

(iii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; and
(b)

any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s fraud, gross negligence or wilful misconduct) in acting as Agent under the Finance Documents.

21.	MITIGATION BY THE LENDERS
21.1	Mitigation
(a)

Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 11.1 (Illegality), Clause 18 (Tax Gross-Up and Indemnities) or Clause 19.1 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.
21.2	Limitation of liability
(a)	The Company shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 21.1 (Mitigation).
(b)	A Finance Party is not obliged to take any steps under Clause 21.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be materially prejudicial to it.
22.	COSTS AND EXPENSES
22.1	Transaction expenses

The Company shall within five Business Days after receipt of the corresponding invoice pay the Agent, the Original Lender and the Security Trustee the amount of all third party costs and expenses (including legal fees up to any agreed caps) reasonably incurred by any of them (and, in the case of the Security Trustee, by any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement and the Transaction Security; and
(b)	any other Finance Documents executed after the date of this Agreement.
22.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 35.10 (Change of currency), the Company shall, within five Business Days after receipt of the corresponding invoice, reimburse each of the Agent and the Security Trustee for the amount of all costs and expenses (including reasonable legal fees) reasonably incurred by the Agent and the Security Trustee (and, in the case of the Security Trustee, by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

22.3	Enforcement and preservation costs

The Company shall, within five Business Days of written demand, pay to each Finance Party and/or Receiver or Delegate Party the amount of all costs and expenses (including legal fees (subject to any agreed cap)) incurred by it in connection with the enforcement of or the preservation of any rights under any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Trustee as a consequence of taking or holding the Transaction Security or enforcing these rights.

22.4	Transfer costs and expenses

Notwithstanding any other term of the Finance Documents, if a Finance Party assigns, transfers or sub-participates any of its rights, benefits or obligations under the Finance Documents no member of the Group shall be required to pay any fees, costs, expenses or other amounts relating to, or arising in connection with, that assignment, transfer or sub-participation (including, without limitation, any Taxes, Increased Costs and any amounts relating to the perfection or amendment of any Transaction Security).

22.5	No deal, no fees

Notwithstanding anything to the contrary in the Finance Documents, no fees, costs or expenses will be payable to the Finance Parties (other than reasonably incurred legal fees up to an amount agreed between counsel to the Finance Parties and the Company) in connection with the Finance Documents unless and until the Closing Date occurs.

SECTION 7

GUARANTEE

23.	GUARANTEE AND INDEMNITY
23.1	Guarantee and indemnity
(a)	Subject to the limitations and exceptions provided in this Clause 23 or in any Accession Deed by which it became a Guarantor, each Guarantor irrevocably and unconditionally jointly and severally:
(i)	guarantees to each Finance Party punctual performance by each other Obligor of all that Obligor’s obligations under the Finance Documents;
(ii)

undertakes with each Finance Party that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(iii)

agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 23 if the amount claimed had been recoverable on the basis of a guarantee.

(b)

Notwithstanding anything to the contrary contained herein or in any other Finance Document, with respect to any obligation of a US Obligor, no CFC Obligor shall guarantee the US Obligor’s obligations herein or under any Finance Document.

23.2	Continuing Guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

23.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 23 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

23.4	Waiver of defences

The obligations of each Guarantor under this Clause 23 will not be affected by an act, omission, matter or thing which, but for this Clause 23, would reduce, release or prejudice any of its obligations under this Clause 23 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;
(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;
(c)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;
(e)

any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or
(g)	any insolvency or similar proceedings.
23.5	Guarantor Intent

Without prejudice to the generality of Clause 23.4 (Waiver of defences) but subject to the limitations and exceptions provided in this Clause 23 or in any Accession Deed by which it became a Guarantor, each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental and of whatsoever nature and whether or not more onerous) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents (including pursuant to a Structural Adjustment), including without limitation, for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

23.6	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 23. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

23.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)

refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 23.
23.8	Deferral of Guarantors’ rights
(a)

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 23:

(i)	to be indemnified by an Obligor;
(ii)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;
(iii)

to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(iv)

to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 23.1 (Guarantee and indemnity);

(v)	to exercise any right of set-off against any Obligor; and/or
(vi)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.
(b)

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust (to the extent it is able to do so in accordance with any law applicable to it) for the Finance Parties and shall promptly pay or transfer the same, but subject to the limitations and exceptions provided in this Clause 23 or in any Accession Deed by which it became a Guarantor, to the Agent or as the Agent may direct for application in accordance with Clause 35 (Payment mechanics).

23.9	Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)

each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

23.10	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

23.11	Guarantee Limitations – US
(a)

Each US Guarantor, and by its acceptance of the guarantee under this Clause 23, the Agent and each other Finance Party hereby confirms that it is the intention of all such persons that the guarantee under this Clause 23 does not constitute a fraudulent transfer or fraudulent conveyance or unlawful financial assistance for the purposes of the US Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar law of any relevant jurisdiction in the United States to the extent applicable the guarantee under this Clause 23 and the obligations of each US Guarantor hereunder. To effectuate the foregoing intention, the Agent, each other Finance Party and the US Guarantors hereby irrevocably agree that the obligations of each US Guarantor under this Clause 23 at any time shall be limited to the maximum amount as will result in the obligations of such US Guarantor under this Clause 23 not constituting a fraudulent transfer or fraudulent conveyance or unlawful financial assistance after giving full effect to the liability under such guarantee set forth this Clause 23 and its related contribution rights but before taking into account any liabilities under any other guarantee by such US Guarantor. For purposes of the foregoing, all guarantees of such US Guarantor other than the guarantee under this Clause 23 will be deemed to be enforceable and payable after the guarantee under this Clause 23. To the fullest extent permitted by applicable law, this Clause 23.11 shall be for the benefit solely of creditors and representatives of creditors of each US Guarantor and not for the benefit of such US Guarantor or the holders of any equity interest in such US Guarantor.

(b)

Each Guarantor agrees that the obligations of each US Guarantor under this Clause 23 may at any time and from time to time be incurred or permitted in an amount exceeding the maximum liability of such US Guarantor under paragraph (a) above without impairing the guarantee contained in Clause 23 or affecting the rights and remedies of any of the Agent or each other Finance Party hereunder.

23.12	Additional Guarantee Limitations

This guarantee does not apply to any liability to the extent that it would result in this guarantee constituting unlawful financial assistance within the meaning of sections 678 or 679 of the Companies Act 2006 or any equivalent and applicable provisions under the laws of the jurisdiction of incorporation of the relevant Guarantor and, with respect to any Additional Guarantor, is subject to any limitations set out in the Accession Deed applicable to such Additional Guarantor.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

24.	REPRESENTATIONS

Save as expressly stated to the contrary, each Obligor and the Company make the following representations and warranties to each Finance Party at the times specified in Clause 24.28 (Times at which representations are made).

24.1	Status
(a)

It and each of its Restricted Subsidiaries which is a Material Company is a limited liability corporation, limited partnership or a company with limited liability duly incorporated, registered or established and validly existing under the law of its jurisdiction of incorporation or establishment.

(b)

It and each of its Restricted Subsidiaries which is a Material Company has the power to own its property and other assets and carry on its business as it is being conducted save to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

24.2	Binding obligations

Subject to the Legal Reservations and Perfection Requirements, the obligations expressed to be assumed by it in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations.

24.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents to which it is or will be a party and the granting of the Transaction Security pursuant to the Agreed Security Principles do not and will not conflict with:

(a)	any law or regulation applicable to it in any material respect;
(b)	its constitutional documents; or
(c)	any agreement or instrument binding upon it or any member of the Group or any of its or any member of the Group’s assets to the extent or in a manner that such conflict has a Material Adverse Effect.
24.4	Power and authority
(a)

It has the power to enter into, perform and deliver, and has taken or will, as soon as reasonably practicable and in any case by the time required, take all necessary corporate action to authorise its entry into and performance of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

(b)

No limit on its powers will be exceeded as a result of the borrowing, granting of security or giving of guarantees or indemnities contemplated by the Finance Documents to which it is or will be a party.

24.5	Validity and admissibility in evidence
(a)	Subject to the Legal Reservations and Perfection Requirements, all Authorisations required:
(i)	to enable it lawfully to enter into, exercise its rights and comply with its material obligations in the Finance Documents to which it is or will be a party; and
(ii)	to make the Finance Documents to which it is or will be a party admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected (as applicable) and are in full force and effect, or subject to the Agreed Security Principles and Perfection Requirements, will be obtained or effected or will be in full force and effect when required.

(b)

All Authorisations required to carry on its business in the ordinary course and in all material respects have been obtained or effected (as applicable) and are (or will by the required date be) in full force and effect except to the extent failure to obtain or effect those Authorisations would have a Material Adverse Effect.

24.6	Governing law and enforcement

Subject to the Legal Reservations and the Perfection Requirements:

(a)	the choice of governing law of the Finance Documents will be recognised and enforced in its Relevant Jurisdiction; and
(b)

any judgment obtained in relation to a Finance Document will be recognised in the jurisdiction of the governing law of that Finance Document will be recognised and be enforced in its Relevant Jurisdiction.

24.7	Insolvency

No:

(a)	corporate action, legal proceeding or other legal procedure or step described in Clause 1.1 of Schedule 16 (Additional Events of Default); or
(b)	creditors’ process described in Clause 1.1 of Schedule 16 (Additional Events of Default),

has been taken or, to the knowledge of the Company, threatened (and in each case is outstanding) in relation to any Material Company and none of the circumstances described in Clause 1.1 of Schedule 16 (Additional Events of Default) applies to any Material Company.

24.8	No Default

As of the date of this Agreement and the Closing Date, no Default has occurred and is continuing or would be reasonably be expected to result from the entry into or performance of any Finance Document.

24.9	Base Case Model

Save as disclosed to the Original Lender prior to the date of this Agreement, to the best of the knowledge and belief of the Company, the Base Case Model has been prepared in accordance with the Accounting Principles referred to in paragraph (a) of the definition thereof and the financial projections (taken as a whole) contained in the Base Case Model were prepared on the basis of recent historical information and based on assumptions believed to be reasonable by the Company at the time made.

24.10	Financial statements
(a)

To the best of its knowledge and belief, its Original Financial Statements (if any) were prepared in accordance with the Accounting Principles consistently applied unless otherwise referred to in such Original Financial Statements (or notes thereto or as expressly disclosed to the Agent in writing prior to the date of this Agreement).

(b)

To the best of its knowledge and belief, its Original Financial Statements (if any) give a true and fair view of (or fairly represent in all material respects, where unaudited) its consolidated financial condition and operations during the relevant period.

(c)

As at the date provided, each set of financial statements delivered pursuant to Clause 25.1 (Financial statements) gives a true and fair view of (in the case of audited financial statements) or fairly represents in all material respects (in the case of unaudited financial statements) its financial condition and operations as at the date at which those financial statements were drawn up.

24.11	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings or investigations of or before any court, arbitral body or agency which, if reasonably likely to be adversely determined and if so adversely determined would have a Material Adverse Effect have been (to the best of its knowledge and belief) started or threatened against it.

24.12	No breach of laws
(a)	It has not (and none of its Restricted Subsidiaries has) breached any law or regulation which breach has or could reasonably be expected to have a Material Adverse Effect.
(b)	No labour disputes are current or, to the best of its knowledge and belief, threatened against any member of the Group which have or could reasonably be expected to have a Material Adverse Effect.
24.13	Environmental and other laws
(a)	It and its Restricted Subsidiaries is in compliance with all Environmental Laws to which it is or they are subject where non-compliance would have a Material Adverse Effect.
(b)

No Environmental Claim has been commenced or (to the best of its knowledge and belief) is threatened against any member of the Group (other than frivolous or vexatious claims) which is reasonably likely to be adversely determined and if so adversely determined, would reasonably be expected to have a Material Adverse Effect (taking into account reserves made or the benefit of warranties, indemnities or insurance cover in respect thereof).

24.14	Taxation

Other than those being contested in good faith and where such payment may be lawfully withheld (provided that adequate reserves have been set aside for such payment), no claim is being or (to the best of its knowledge and belief) is reasonably likely to be asserted against it (or any of its Restricted Subsidiaries) with respect to Taxes such that a liability of, or claim against it which is reasonably likely to be adversely determined and if adversely determined would have a Material Adverse Effect.

24.15	Security and Financial Indebtedness
(a)	No Security exists over all or any of the present or future assets of any member of the Group other than any Security permitted by this Agreement.
(b)	No member of the Group has any Financial Indebtedness outstanding other than as permitted by this Agreement.
24.16	Ranking

Subject to the Legal Reservations and the Perfection Requirements and applicable Permitted Liens and Permitted Collateral Liens, the terms of the Intercreditor Agreement and to any Security which is permitted under this Agreement, the Transaction Security ranks or will rank in priority as specified in the relevant Transaction Security Document and is not subject to any prior ranking or pari passu ranking Security, other than that which is stated in the respective Transaction Security Document or any other Finance Document.

24.17	Good title to assets

Subject to any Permitted Liens and Permitted Collateral Liens, it and each of its Restricted Subsidiaries that is a Material Company has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business (taken as a whole) as presently conducted, where failure to do so has or could reasonably be expected to have a Material Adverse Effect.

24.18	Legal and beneficial ownership
(a)

Subject to any Permitted Liens and Permitted Collateral Liens, as at the time an Obligor enters into a Transaction Security Document it is the sole legal and beneficial owner or lessee or licensee of or is otherwise entitled to use all of the material assets necessary to carry on its business as presently conducted (including, in the case of any shares of any member of the Group which are the subject of the Transaction Security, but subject to any registrations required to be made by the board of directors of such member of the Group absolute legal and (where relevant) beneficial ownership thereof).

(b)

Subject to any Permitted Liens and Permitted Collateral Liens, as at the time an Obligor enters into a Transaction Security Document the entire share capital of MUL is legally and beneficially owned by the Company and Red Football Junior Limited free from any claims, third party rights or competing interests other than pursuant to the Transaction Security Documents.

24.19	Shares

The shares of any Obligor which are subject to the Transaction Security are fully paid and not subject to any option to purchase or similar rights.

24.20	Intellectual Property

In the case of the Company, as of the date of this Agreement, so far as it is aware there are no adverse circumstances relating to the validity, subsistence or use of any of the Group’s Intellectual Property which would have a Material Adverse Effect.

24.21	Group Structure

As of the date of this Agreement and as of the Closing Date, the Group Structure Chart is true, complete and accurate in all material respects.

24.22	Holding Companies

Except as permitted under Clause 12 (Limitation on Holding Company Activities) of Schedule 15 (Restrictive Covenants), neither the Company nor Red Football Junior Limited have traded or incurred any liabilities or commitments (actual or contingent, present or future).

24.23	Centre of main interests and establishments

It has its “centre of main interests” (as that term is used in Article 3(1) of Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) (the “Regulation”) in the jurisdiction of its incorporation and it has no “establishment” (as that term is used in Article 2(h) of the Regulation)) in any other jurisdiction.

24.24	Anti-Corruption Laws and Sanctions
(a)

The Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company and its Subsidiaries and their respective directors, officers, employees, agents affiliates and representatives with Anti-Corruption Laws and applicable Sanctions.

(b)

The Company and its Subsidiaries and their respective directors and officers and, to the knowledge of the Company, their respective employees, agents, affiliates and representatives are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in the Company or its Subsidiaries being designated as a Sanctioned Person.

(c)

Neither the Company nor any of its Subsidiaries or any of their respective directors or officers, or to the knowledge of the Company, any employee, agent, affiliate or representative of the Company or any of its Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.

(d)	No Utilisation, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.
(e)

Any provision of this Clause 24.24 shall not apply to any person if and to the extent that it is or would be unenforceable by or in respect of that person by reason of breach of any applicable Blocking Law (as defined in Clause 27.16 (Sanctions)).

24.25	Federal Reserve Regulations

The Company represents and warrants that:

(a)

no Obligor is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock; and

(b)

none of the proceeds of the Loans or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of buying or carrying any Margin Stock, for the purpose of reducing or retiring any Financial Indebtedness that was originally incurred to buy or carry any Margin Stock or for any other purpose which might cause all or any Loans or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulation U or Regulation X.

In this Clause 24.25, “Margin Stock” means margin stock or “margin security” within the meaning of Regulations T, U and X.

24.26	US Obligors
(a)

On each date that a US Borrower incorporated in the US utilises a Utilisation, immediately following and after giving effect to the application of the proceeds thereof, each US Obligor incorporated in the US and its Subsidiaries, on a consolidated basis, are Solvent.

(b)

On the date an Additional Guarantor that is a US Guarantor incorporated in the US accedes to this Agreement in accordance with Clause 31.4 (Additional Guarantors), immediately following and after giving effect to such accession, such US Guarantor and its Subsidiaries, on a consolidated basis, are Solvent.

24.27	Investment Company Status

No Obligor is an “investment company” as defined in, or is required to be registered under, the Investment Company Act of 1940.

24.28	Times at which representations are made
(a)	Save where otherwise specified below, all the representations and warranties in this Clause 24 are made to each Finance Party on the date of this Agreement and, if different, on the Closing Date.
(b)	The Repeating Representations are deemed to be made by each Obligor to each Finance Party on each Utilisation Date, on the first day of each Interest Period.
(c)

The representation under paragraph (a) of Clause 24.26 (US Obligors) is deemed to be made by each US Obligor incorporated in the US to each Finance Party on each date a US Borrower incorporated in the US utilises a Utilisation.

(d)

The Repeating Representations and each of the representations and warranties set out in Clause 24.14 (Taxation), Clause 24.15 (Security and Financial Indebtedness) and Clause 24.18 (Legal and beneficial ownership) are deemed to be made by each Additional Obligor on the day on which it becomes an Additional Obligor and the representation under paragraph (b) of Clause 24.26 (US Obligors) is deemed to be made by an Additional Guarantor that is a US Guarantor incorporated in the US on the day on which it becomes an Additional Obligor.

(e)

Each representation or warranty deemed to be made after the date of this Agreement shall be made by reference to the facts and circumstances existing at the date the representation or warranty is made.

25.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 25 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force. The undertakings in this Clause 25 shall be subject to the provisions of Clause 25.11 (Alternative Reporting) and Clause 25.12 (Disclosure Requirements).

In this Clause 25:

“Annual Financial Statements” means the financial statements for a Financial Year delivered pursuant to paragraph (a) of Clause 25.1 (Financial statements) and/or Clause 25.11 (Alternative Reporting).

“Quarterly Financial Statements” means the financial statements delivered pursuant to paragraph (b) of Clause 25.1 (Financial statements) and/or Clause 25.11 (Alternative Reporting).

25.1	Financial statements

The Company shall supply to the Agent in sufficient copies for all the Lenders:

(a)

within 150 days after the end of each of the Company’s Financial Years its audited consolidated financial statements for that Financial Year, and subject to Clause 25.11 (Alternative Reporting), such annual financial statements shall contain the following information: (i) audited consolidated balance sheets of the Company or its predecessors as of the end of the two most recent Financial Years and audited consolidated income statements and statements of cash flow of the Company for the three most recent Financial Years, including complete footnotes to such financial statements and the report of the Company’s independent auditors on the financial statements; (ii) pro forma income statement and balance sheet information of the Company, together with explanatory footnotes, for any material acquisitions, dispositions or recapitalisations (excluding acquisitions or dispositions of player registrations) that have occurred since the beginning of the most recently completed Financial Year as to which such annual report relates; and (iii) an operating and financial review of the audited financial statements, including a discussion of the results of operations (including discussion by business segment), financial condition and liquidity and capital resources and a discussion of material commitments and contingencies and critical accounting policies; and

(b)

within 60 days following the end of each of the first three Financial Quarters in each Financial Year of the Company (commencing from the Financial Quarter ending 30 September 2020), its unaudited consolidated quarterly financial statements for that Financial Quarter and, subject to Clause 25.11 (Alternative Reporting), such quarterly financial statements shall contain the following information: (i) an unaudited condensed consolidated balance sheet of the Company as of the end of such Financial Quarter and unaudited condensed consolidated statements of income and cash flow of the Company for the quarterly and year to date periods ending on the unaudited condensed consolidated balance sheet date, and the comparable prior year periods for the Company, together with condensed footnote disclosure; (ii) pro forma income statement and balance sheet information of the Company, together with explanatory footnotes, for any material acquisitions, dispositions or recapitalisations (excluding acquisitions or dispositions of player registrations) that have occurred since the beginning of the most recently completed fiscal quarter as to which such quarterly report relates; and (iii) an operating and financial review of the unaudited financial statements (including a discussion by business segment), including a discussion of the consolidated financial condition and results of operations of the Company and any material change between the current Financial Quarter and the corresponding period in the prior Financial Year.

25.2	Provision and contents of Compliance Certificate
(a)	The Company shall supply a Compliance Certificate to the Agent with each set of its Annual Financial Statements and each set of its consolidated Quarterly Financial Statements.

(b)	Each Compliance Certificate shall set out the matters, calculations and figures required by the form of Compliance Certificate attached in Schedule 9 (Form of Compliance Certificate).
(c)

Each Compliance Certificate shall be signed by a director of the Company and, if required to be delivered with the consolidated Annual Financial Statements of the Company, shall be reported on by the Company’s Auditors in the form agreed by the Company and the Majority Lenders (unless it is such Auditors’ policy not to issue such reports).

25.3	Requirements as to financial statements

Each set of financial statements delivered pursuant to Clause 25.1 (Financial statements):

(a)

shall be prepared in all material respects in accordance with the applicable Accounting Principles consistently applied (unless otherwise referred to in such financial statements, or the notes thereto, and to the extent appropriate in the context of Quarterly Financial Statements):

(i)	in the case of the Company, in the preparation of the Base Case Model; and
(ii)	in the case of any Obligor, in the preparation of the Original Financial Statements for that Obligor (if any),

unless, in relation to any set of financial statements, the Company notifies the Agent that there has been a change as regards the accounting principles or accounting practices applied by the Company or the relevant Obligor when compared to the Accounting Principles applied to the Original Financial Statements and that change is material and, if requested by the Agent, the Company shall deliver to the Agent a statement (the “Reconciliation Statement”) containing:

(A)

a description of any change necessary for those financial statements to reflect in all material respects the Accounting Principles or accounting practices upon which the Base Case Model or, as the case may be, that Obligor’s Original Financial Statements (if any) were prepared; and

(B)

sufficient information (to the extent not addressed by the description referred to in sub-paragraph (A) above) to (1) enable the Lenders to determine whether Clause 26 (Financial Covenant) has been complied with, provided that, for the avoidance of doubt and unless otherwise agreed pursuant to this Clause, the financial covenant in Clause 26 (Financial Covenant) shall continue to be calculated in all material respects in accordance with the Accounting Principles referred to in paragraph (a) of the definition thereof (subject to any adjustments made by or in accordance with this Agreement, including Schedule 15 (Restrictive Covenants)) and (2) make an accurate comparison between the financial position indicated in those financial statements and the Base Case Model (in the case of the Company) or that Obligor’s Original Financial Statements (if any) (in the case of an Obligor).

(b)	If the Company notifies the Agent of a change in accordance with paragraph (a) above, then the Company and Agent shall enter into negotiations in good faith with a view to agreeing:

(i)	whether or not the change might result in any material alteration in the commercial effect of any of the terms of this Agreement; and
(ii)

if so, any amendments to this Agreement which may be necessary to ensure that the change does not result in either the Finance Parties or the Obligors being in a worse position in relation to compliance with the financial covenant set out in Clause 26.2 (Financial condition) if the change had not been made; and

(iii)

any other amendments to this Agreement which may be necessary to ensure that the adoption by the Group of such different accounting basis does not result in any material alteration in the commercial effect of the rights and/or obligations of any Obligor in the Finance Documents (including more onerous information reporting requirements), and if any amendments satisfactory to the Agent and the Company are agreed they shall take effect and be binding on each of the Parties in accordance with their terms.

(c)	If no such agreement is reached within 30 Business Days of that notification of change (or it is not agreed that no such amendments are required), the Company shall:
(i)

(if a Reconciliation Statement is required by the Agent under paragraph (a) above) ensure that each set of relevant financial statements is accompanied by a Reconciliation Statement or, at the option of the Company, provide financial statements prepared on the basis most recently agreed in accordance with this Agreement; or

(ii)

instruct the Auditors of the Company to determine any amendment to Clause 26.1 (Financial definitions) and any other terms of this Agreement which the Auditors (acting as experts and not arbitrators) consider appropriate to ensure the change does not result in either the Finance Parties or the Obligors being in a worse position than if the change had not been made. Those amendments shall take effect when so determined by the Auditors. The cost and expense of the Auditors shall be for the account of the Company.

(d)

If and for so long as no agreement or determination is reached in respect of any of the required amendments to this Agreement pursuant to this Clause 25.3, the Company must comply with requests by the Agent for Reconciliation Statements to be delivered in accordance with paragraph (a) above.

25.4	Budget
(a)

The Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests), as soon as the same become available but in any event within (i) five Business Days of the date of this Agreement (in respect of the Financial Year of the Company to end on or about 30 June 2021) and (ii) 75 days following the start of each of its subsequent Financial Years thereafter, an annual Budget for that Financial Year.

(b)	The Company shall ensure that each Budget referred to in paragraph (b) of the definition thereof:
(i)	is in a form reasonably acceptable to the Agent;
(ii)	is prepared in accordance with the Accounting Principles referred to in paragraph (a) of the definition thereof and the accounting practices and financial reference periods applied to financial statements under Clause 25.1 (Financial statements); and

(iii)	is accompanied by a reasonably detailed commentary from the senior management of the Group.
25.5	Meetings

The Company will invite the Lenders to all public calls (to the extent held) for the holders of any of the Notes and give the Lenders reasonable notice of such calls provided that no Lender (or any other Finance Party) may speak during such calls other than to register their attendance.

25.6	Year-end

The Company shall not change its Accounting Reference Date.

25.7	Unrestricted Subsidiaries

If any Subsidiaries of the Company have been designated as Unrestricted Subsidiaries, the information delivered under Clauses 25.1 (Financial statements), 25.2 (Provision and contents of Compliance Certificate) and 25.4 (Budget) will include reasonably detailed information as to the financial condition of the Group separate from that of the Unrestricted Subsidiaries.

25.8	Information: miscellaneous

The Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	at the same time as they are dispatched, copies of all documents dispatched by the Company to its shareholders generally (or any class of them);
(b)	at the same time as they are dispatched, copies of all documents which the Company or any Obligor delivers to its creditors generally (or any class of them); and
(c)	promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Restricted Subsidiary as the Agent may from time to time reasonably request.
25.9	Notification of default
(a)

The Company and/or each Obligor shall notify the Agent of any Default that is continuing (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless the Company and/or that Obligor is aware that a notification has already been provided by the Company and/or another Obligor).

(b)

If the Agent or any Lender has reasonable grounds for believing that a Default has occurred and is continuing, promptly upon a request by the Agent, the Company shall supply to the Agent a certificate signed by two of its directors on its behalf certifying (without personal liability) that no Event of Default is continuing (or if an Event of Default is continuing, specifying the Event of Default and the steps, if any, being taken to remedy it).

25.10	“Know your customer” checks
(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;
(ii)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or
(iii)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer”, USA PATRIOT Act or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer”, USA PATRIOT Act or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)

Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer”, USA PATRIOT Act or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)

The Company shall, by not less than 5 Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 31 (Changes to the Obligors).

(d)

Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Agent or any Lender to comply with “know your customer”, USA PATRIOT Act or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer”, USA PATRIOT Act or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

25.11	Alternative Reporting

Notwithstanding any other term of the Finance Documents (including this Clause 25), delivery to the Agent of accounts and/or financial statements for any period which comply with the terms of any Senior Notes (the “Notes Accounts”) shall satisfy all requirements of Clauses 25.1 (Financial statements) and 25.3 (Requirements as to financial statements) (including as regards the form of and requirements in relation to financial statements and any accompanying information, statements and management commentary) in relation to the same period such that no further documents, statements or information shall be required to be delivered pursuant to Clause 25.1 (Financial statements) and Clause 25.3 (Requirements as to financial statements) in relation to that period other than the Quarterly Financial Statements for the final Financial Quarter of each Financial Year, provided that if the Company delivers any accounts and/or financial statements in reliance on this Clause 25.11:

(a)	where applicable, the Company shall still be required to comply with any obligation to deliver a Compliance Certificate pursuant to Clause 25.2 (Provision and contents of Compliance Certificate);
(b)

if there has been any change as regards the accounting principles or accounting practices applied by the Company in the Notes Accounts when compared to the Accounting Principles applied to the Original Financial Statements of the Company and that change is material and impacts upon the manner provided in this Agreement for compliance with the financial covenant set out in Clause 26.2 (Financial condition), the Company shall notify the Agent accordingly (unless the Agent has been notified of the relevant change in relation to a previous set of accounts and/or financial statements) and, if requested by the Agent, the Company shall deliver to the Agent a Reconciliation Statement as contemplated by paragraph (a) of Clause 25.3 (Requirements as to financial statements) (in which case the Company shall be entitled to require the operation of any of the provisions set out in paragraphs (b) and/or (c) of that Clause); and

(c)	where applicable, the Company shall deliver to the Agent a copy of any report delivered pursuant to the Note Purchase Agreement in relation to:
(i)	any material acquisition, disposition or restructuring;
(ii)	any senior management (other than a club manager) changes at the Company (unless publicly announced);
(iii)	any change in the Auditors; or
(iv)	any other material event that the Company or any other Obligor announces publicly.
25.12	Disclosure Requirements
(a)

No Obligor shall be required to disclose information pursuant to paragraph (b) of Clause 25.8 (Information: miscellaneous), paragraph (c) of Clause 25.11 (Alternative Reporting) (other than sub-paragraph (iii) thereof) or Clause 27.9 (Access) if:

(i)

the Company determines, after consultation with counsel qualified to advise on such matters that, notwithstanding Clause 42 (Confidentiality), it would be prohibited from disclosing by applicable law or regulations without making public disclosure thereof; or

(ii)

notwithstanding Clause 42 (Confidentiality), the Company is prohibited from disclosing by the terms of an obligation of confidentiality contained in any agreement with any non-Affiliate binding upon the Company and not entered into in contemplation of this Clause 25.12, provided that the Company shall use commercially reasonable efforts to obtain consent from the party in whose favour the obligation of confidentiality was made to permit the disclosure of the relevant information.

(b)

Promptly after determining that an Obligor is not permitted to disclose any information as a result of the limitations described in this Clause 25.12, the Company will provide the Agent with an Officer’s Certificate (as defined in Schedule 15 (Restrictive Covenants)) describing generally the requested information that the Obligor is prohibited from disclosing pursuant to this Clause 25.12 and the circumstances under which the Obligor is not permitted to disclose such information.

26.	FINANCIAL COVENANT
26.1	Financial definitions

In this Agreement:

“Amendment Period” means the period beginning on 31 March 2021 and ending on (and including) 30 September 2022 (or such earlier date as the Company or a Borrower shall have notified in writing to the Agent).

“Borrowings” means, at any time, the outstanding principal, capital or nominal amount (including any capitalised interest accretions in respect of any instrument issued at a discount and any other similar amount) of any Financial Indebtedness (other than under paragraph (f) of the definition thereof).

“Consolidated EBITDA” means, for any Relevant Period, the consolidated profits of the Group from ordinary activities before taxation in respect of that Relevant Period and (without double counting):

(a)	before deducting any amount attributable to the amortisation or impairment of intangible assets (including goodwill) or the depreciation or impairment of tangible assets;
(b)	before deducting any Consolidated Net Finance Charges;
(c)

before deducting any one-off expenses or charges incurred in connection with the incurrence or issuance of (i) any Financial Indebtedness under or which is permitted by the Finance Documents or (ii) any other equity issuance which is permitted by the Finance Documents;

(d)	before taking into account any items treated as exceptional or extraordinary items;
(e)	before taking into account any accrued interest received by or owing to any member of the Group;
(f)	before taking into account any realised and unrealised exchange gains and losses including those arising on translation of currency debt;
(g)	before taking into account any gain or loss arising from an upward or downward revaluation of any asset or arising from the acquisition or disposal of player registrations;
(h)	after deducting the amount of any profit of any member of the Group which is attributable to minority interests;
(i)

after deducting the amount of any profit of any investment or entity (which is not itself a member of the Group) in which any member of the Group has an ownership interest to the extent that the amount of such profit included in the financial statements of the Group exceeds the amount (net of applicable withholding tax)

received in cash by members of the Group through distributions by such investment or entity;

(j)	after excluding the amount of any profit or loss which is attributable to any Material Disposal made in the Relevant Period; and
(k)	after deducting, to the extent not already taken into account, all rent and other property costs of a revenue nature,

in each case, to the extent added, deducted, taken into account or excluded, as the case may be, for the purposes of determining profits of the Group from ordinary activities before taxation.

“Consolidated Net Finance Charges” means, for any Relevant Period, the aggregate amount of interest, all regular or periodic commission, fees or discounts in the nature of interest accrued in respect of Borrowings of the Group in respect of that Relevant Period and (without double counting):

(a)	excluding any such obligations owed to any other member of the Group;
(b)

including the interest element whether paid or payable, in respect of leasing and hire purchase payments under lease or hire purchase arrangements which would, in accordance with the Accounting Principles, be treated as finance or capital leases;

(c)	including any accrued commission, fees, discounts and other finance payments paid or payable by any member of the Group under any interest rate hedging arrangement;
(d)	deducting any accrued commission, fees, discounts and other finance payments owing to or received by any member of the Group under any interest rate hedging instrument;
(e)	deducting any accrued interest owing to or received by any member of the Group on any deposit or bank account or in respect of Cash Equivalent Investments; and
(f)

excluding any up-front arrangement fees, up-front underwriting fees, up-front commitment fees, up-front participation fees or up-front agency fees paid in connection with the Facility on the Closing Date by any member of the Group (except where any such fee is in excess of a reasonable market rate).

“COVID-19” means the disease known as coronavirus disease or COVID-19, the virus known as severe acute respiratory syndrome coronavirus 2 (SARS-COV-2) and (in each case) any evolutions, mutations or variants thereof and whether or not such evolution, mutation or variant is known, or referred to, as “coronavirus” or “COVID-19”.

“Financial Quarter” means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

“Financial Year” means the annual accounting period of the Group ending on or about 30 June in each year.

“Football Season Disruption Event” means:

(a)

for each Relevant Period ending on or before 30 June 2021 the cancellation or postponement of five or more scheduled home matches of the men’s first team representing Manchester United Football Club due to ongoing restrictions related to COVID-19; and

(b)

for each Relevant Period ending on or after 31 March 2021 and on or before the end of the Amendment Period, (i) the inability to operate the Stadium at full capacity at any time during the Amendment Period and/or (ii) the cancellation or postponement of five or more scheduled home matches of the men’s first team representing Manchester United Football Club at any time during the Amendment Period, in each case, due to ongoing restrictions related to COVID-19.

“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December.

“Relevant Period” means each period of twelve months ending on the last day of each Financial Quarter.

26.2	Financial condition

Subject to Clause 26.4 (Champions League Non Qualification Event) below, the Company shall ensure that, commencing with the Relevant Period ending on 30 September 2020, Consolidated EBITDA for each Relevant Period is not less than £65,000,000 or if a Football Season Disruption Event occurs during the Amendment Period, £25,000,000 until the end of the Amendment Period.

26.3	Financial testing

Subject to Clause 26.4 (Champions League Non Qualification Event) below, the financial covenant set out in Clause 26.2 (Financial condition) shall be calculated in accordance with the Accounting Principles and tested by reference to each of the financial statements delivered pursuant to paragraphs (a) and (b) of Clause 25.1 (Financial statements) and/or each Compliance Certificate delivered pursuant to Clause 25.2 (Provision and contents of Compliance Certificate).

26.4	Champions League Non Qualification Event
(a)

For the purposes of calculating the financial covenant set out in Clause 26.2 (Financial Covenant), if a Champions League Non Qualification Event occurs, the Company may elect, at any time prior to the end of the Financial Year in which such Champions League Non Qualification Event occurs, to adjust the definition of Consolidated EBITDA for each Financial Quarter falling in the Financial Year in respect of which the first team of MUFC is not in the first round group stages (or its equivalent from time to time) of the Champions League by adding back an amount equal to “X” in each such Financial Quarter (the “Adjusted Quarters”) where:

“X” corresponds to the amount set out in Schedule 14 (Table of Values for X) for that Financial Quarter minus the following:

(i)	the net amount received by the Group in that Financial Quarter in respect of matches (both home and away) and media payments relating to UEFA cup performances; and
(ii)	the net amount of any reduction to player salaries in that Financial Quarter arising out of the existing contractual provisions as a result of the Champions League Non Qualification Event.
(b)

At the same time as the Company makes an election under paragraph (a), it shall supply to the Agent a certificate signed by a director of the Company (i) confirming the value of X and the amount of each Adjustment and setting out (in reasonable detail) computation of those amounts and (ii) attaching a copy of the Champions League Adjustment Spreadsheet (following the Adjustments).

(c)

If the Majority Lenders give notice to the Agent that they do not agree with the calculations of any of the Adjustments contained in the certificate described in paragraph (b) above (acting reasonably), the Company and the Agent will consult in good faith for a period of not more than 10 Business Days with a view to correcting the calculations of the Adjustments.

(d)

If agreement has not been reached within the 10 Business Day period referred to in paragraph (c) above then, at the request of the Majority Lenders (and at the expense of the Company), the Agent may appoint an auditor of international repute (in consultation with the Company) to determine the amount of the Adjustments (and, consequently, the value of “X”) and such determination shall (in the absence of manifest error) be binding on the Parties.

(e)

For the avoidance of doubt, for the purposes of calculating the financial covenant set out in Clause 26.2 (Financial covenant) only, Consolidated EBITDA in any Relevant Period which contains one or more Adjusted Quarters shall be calculated using the adjusted values of Consolidated EBITDA set out in paragraph (a) above for each such Adjusted Quarter.

(f)	The above election may only be made twice over the life of the Facility and may not be made during two consecutive Financial Years.
26.5	Equity Cure
(a)

No Event of Default under this Clause 26 insofar as it relates to a failure to comply with Clause 26.2 (Financial covenant) will occur if all or part of the cash proceeds (the “Equity Investment”) received by the Company pursuant to any Additional Shareholder Funding or any Subordinated Shareholder Funding, during or after the end of that Relevant Period but no later than 20 Business Days after the earlier of (i) the date on which the relevant Compliance Certificate is required to be delivered to the Agent pursuant to Clause 25.2 (Provision and contents of Compliance Certificate) and (ii) the date on which it is delivered to the Agent, may be designated in writing by the Company to the Agent as being provided for the purposes of this Clause 26.5 (the “Equity Cure Amount”), and if designated as such shall have the effect that the financial covenant set out in Clause 26.2 (Financial covenant) is calculated or, as the case may be, recalculated as if the Consolidated EBITDA of the Group had been increased by an amount equal to the Equity Investment and any Equity Investment so made in respect of any Relevant Period shall be deemed to have been made immediately prior to the last date of such Relevant Period.

(b)

The Company shall not be entitled to exercise its rights under this Clause 26.5 (an “Equity Cure Right”) on more than four occasions prior to the Termination Date or in respect of consecutive Financial Quarters, except that any exercise of an Equity Cure Right during the Amendment Period shall not be included in the restrictions set out in this paragraph (b).

(c)

There shall be no restriction on the amount of any Equity Investment exceeding the minimum amount required to prevent or, as the case may be, cure any failure to satisfy the financial test set out in Clause 26.2 (Financial covenant), provided that, the amount of the Equity Cure Amount exceeding the minimum amount required to prevent or, as the case may be, cure any failure to satisfy the financial test set out in Clause 26.2 (Financial covenant) shall be as soon as reasonably practicable applied to permanently repay or prepay any Senior Secured Debt.

(d)	Subject to paragraph (c) above, there shall be no requirement to apply any Equity Cure Amount in prepayment of any Facility.

(e)

Any Equity Cure Amount shall not count towards any other permission or usage or purpose (including in respect of the baskets relating to Restricted Payments (as defined in Schedule 15 (Restrictive Covenants)) as set out in Clause 2 (Restricted Payments) of Schedule 15 (Restrictive Covenants)) for so long as the Equity Cure Amount continues to be included in the calculation of Consolidated EBITDA as set out in paragraph (i) below.

(f)

In relation to any Equity Cure Amount provided prior to the date of delivery of the relevant Compliance Certificate for the Relevant Period, the Compliance Certificate for that Relevant Period shall set out the revised financial covenant calculations for the Relevant Period and confirm that such Equity Cure Amount has been provided.

(g)

In relation to any Equity Cure Amount provided following the date of delivery of the relevant Compliance Certificate for the Relevant Period, promptly following receipt of the Equity Cure Amount by the Company, the Company shall deliver a revised Compliance Certificate to the Agent setting out the revised financial covenant calculations for the Relevant Period.

(h)

If, after giving effect to the adjustment referred to in paragraph (a) above, the financial covenant in Clause 26.2 (Financial condition) would have been met, then the requirements of Clause 26.2 (Financial condition) shall be deemed to have been satisfied as at the relevant original date of determination and any breach of any term of the Finance Documents, Default or Event of Default occasioned thereby shall be deemed to have been permanently remedied and cured for all purposes under the Finance Documents.

(i)

For the avoidance of doubt, the Equity Cure Amount shall be deemed to be included in calculating Consolidated EBITDA for the purposes of the financial covenant in Clause 26.2 (Financial condition) until the date on which the Equity Cure Amount deemed to have been invested into the Group falls out of any subsequent Relevant Period.

(j)

Notwithstanding any provision of this Agreement and in particular Clause 2 (Restricted Payments) of Schedule 15 (Restrictive Covenants), the Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment during the Amendment Period if at the time of such Restricted Payment Consolidated EBITDA for the Relevant Period immediately preceding the date of such Restricted Payment is less than £65,000,000.

26.6	Minimum Committed Additional Financing

The Company shall ensure that at all times it has in place Minimum Committed Additional Financing in a principal amount of at least £75,000,000 (or its equivalent in other currencies).

27.	GENERAL UNDERTAKINGS

The undertakings in this Clause 27 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

27.1	Restrictive Covenants

Each Obligor shall comply with the covenants set out in Schedule 15 (Restrictive Covenants).

27.2	Authorisations

Subject to the Legal Reservations, each Obligor shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect any Authorisation required under any law or regulation of a Relevant Jurisdiction to:

(a)	enable it to perform its obligations under the Finance Documents to which it is a party;
(b)	subject to the Legal Reservations and Perfection Requirements, ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document to which it is a party; and
(c)	enable it to carry on its business in the ordinary course where failure to do so has a Material Adverse Effect.
27.3	Compliance with laws

Each Obligor shall comply in all respects with all laws to which it is subject, where failure so to comply has a Material Adverse Effect.

27.4	Taxation
(a)

Each Obligor shall (and the Company shall ensure that each member of the Group shall) duly and punctually (subject to any grace periods) pay and discharge all Taxes (or, where payments of Taxes must be made by reference to estimated amounts, such estimated Tax (calculated in good faith) as due and payable for the relevant period) imposed upon it or its assets within the time period allowed without incurring material penalties unless and only to the extent that:

(i)	such payment is being contested in good faith;
(ii)	adequate reserves are being maintained for those Taxes;
(iii)	such payment can be lawfully withheld; or
(iv)	failure to pay those Taxes does not have or is not reasonably expected to have a Material Adverse Effect.
(b)	No Borrower may change its residence for Tax purposes where to do so would be materially prejudicial to the interests of the Lenders (taken as a whole) under the Finance Documents.
27.5	Change of business

The Company shall procure that no substantial change is made to the general nature of the business of the Company, the Obligors or the Group (taken as a whole) from that carried on by the Group at the date of this Agreement.

27.6	Pari passu ranking

Each Obligor shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party held against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies and the Group’s Football Creditors in relation to matters set out in the Premier League Handbook.

27.7	Insurance
(a)

Each Obligor shall (and the Company shall ensure that each member of the Group will) maintain insurances (other than in respect of permanent disability for players occurring when players are playing, practising or training for a member of the Group) on and in relation to its business and material assets of an insurable nature against those risks and to the extent as is usual for other companies carrying on the same or substantially similar business in each case where failure to do so would reasonably be expected to have a Material Adverse Effect.

(b)	All insurances referred to in paragraph (a) above, must be with reputable independent insurance companies or underwriters.
27.8	Pensions

The Company shall ensure that the pension schemes operated by the Group including any employee benefit plan as defined in section 3(3) of the United States Employee Retirement Income Security Act of 1974 are at all times funded to the extent required by, and operated and maintained in accordance with, applicable law, save to the extent where failure to do so would not reasonably be expected to have a Material Adverse Effect.

27.9	Access

While an Event of Default is continuing under Clause 28.1 (Non-payment) or in respect of Clause 1.1 of Schedule 16 (Additional Events of Default) each Obligor shall and the Company shall ensure that each member of the Group (subject to any confidentiality or secrecy obligations under this Agreement and all applicable laws) will permit the Agent and/or the Security Trustee and/or accountants or other professional advisers and contractors of the Agent or Security Trustee to have access at all reasonable times during normal business hours (excluding any match days) and on reasonable notice (for a reasonable period) at the reasonable cost of the Company to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its senior management, provided that in exercising such right, the Agent or Security Trustee and/or representatives, delegates, agents, professional advisers and contracts (as appropriate) of the Agent or the Security Trustee shall have regard for the need to keep disruption to the business to a minimum.

27.10	Intellectual property

Each Obligor shall (and the Company shall procure that each member of the Group shall):

(a)	take all reasonable action to preserve and maintain the subsistence and validity of the Intellectual Property which are material to the business of the relevant Group member; and
(b)

not use or permit that Intellectual Property to be used in a way or take any step or omit to take any step in respect of that Intellectual Property which may materially and adversely affect the existence or value of that Intellectual Property or imperil the right of any member of the Group to use such property, in each case where the failure to comply with any of the above undertakings would have a Material Adverse Effect.

27.11	Senior Secured Debt

No Obligor shall (and the Company shall ensure that no member of the Group will):

(a)

amend, vary, novate, supplement, supersede, waive or terminate any term of any Senior Secured Debt so as to bring forward the maturity of such Senior Secured Debt to a date prior to the date falling three months after the Termination Date; or

(b)	issue or incur any Senior Secured Debt which matures prior to the date falling three months after the Termination Date.
27.12	Senior Unsecured Notes

The Company shall ensure that:

(a)	no scheduled principal payments with respect to Senior Unsecured Notes (as defined in the Intercreditor Agreement) fall due prior to the date falling six months after the Termination Date;
(b)

any Senior Unsecured Notes are not secured by any Security over any shares in any member of the Group or any asset of any member of the Group other than security over (i) the shares in the Senior Unsecured Note Issuer and any direct Subsidiary of the Company and (ii) any Senior Unsecured Note Proceeds Loan (as defined in the Intercreditor Agreement) and which is subject to, and is treated in all respects for the purposes of, the Intercreditor Agreement as Shared Security (as defined therein);

(c)	no member of the Group owes any Financial Indebtedness to a Senior Unsecured Issuer other than pursuant to a Senior Unsecured Note Proceeds Loan;
(d)

the Company shall ensure that any Senior Unsecured Notes are only issued or borrowed by the Senior Unsecured Note Issuer which is (and which remains at all times when any Senior Unsecured Notes issued or borrowed by it remain outstanding):

(i)	a Guarantor;
(ii)	not the Borrower or the issuer or borrower of any Senior Secured Debt; and
(iii)

other than Permitted Senior Unsecured Issuer Activities, has no assets, liabilities or business other than as permitted by this Clause or in connection with the Senior Unsecured Notes (including any Senior Unsecured Notes Proceeds Loan) or reasonably incidental thereto and which does not directly or indirectly own any shares or equivalent ownership interests in any member of the Group; and

(e)	no member of the Group transfers any assets or makes any payment to a Senior Unsecured Note Issuer other than (without double counting):
(i)	as permitted by clause 6.3 (Permitted Senior Unsecured Note Payments) and clause 10.2(b) (Permitted Payments: Senior Unsecured Notes Proceeds Liabilities) of the Intercreditor Agreement; or
(ii)

(if no Event of Default is continuing or would result from the making of the relevant payment) payments reasonably required to allow the Senior Unsecured Issuer to pay when due amounts payable by it (A) with respect to Permitted Senior Unsecured Issuer Activities or (B) permitted by the Agent (acting on the instructions of the Majority Lenders (acting reasonably)).

27.13	Guarantors
(a)

The Company shall ensure that, subject to the Agreed Security Principles and subject to the below paragraphs of this Clause, all Material Companies (other than an Excluded Subsidiary) which are members of the Group are Guarantors and that the aggregate of the earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA) of the Guarantors and the US Guarantors and the aggregate gross assets of the Guarantors and the US Guarantors, (in each case calculated on an unconsolidated basis and excluding all intra-Group items) represents not less than 85 per cent. of Consolidated EBITDA and consolidated gross assets of all members of the Group (in each case not including the Excluded Subsidiaries), in each case calculated by reference to (A) the Original Financial Statements of the Company prior to the Closing Date; and (B) thereafter, with each set of Annual Financial Statements (the “Guarantor Coverage Test”).

(b)

The Company shall not have any obligation to procure that any member of the Group becomes an Additional Guarantor unless the Annual Financial Statements demonstrate that the same would be necessary in order to comply with the requirements of this Clause 27.13.

(c)

If the Guarantor Coverage Test is not complied with as at the time of delivery of any Compliance Certificate accompanying the Annual Financial Statements, no Default will occur provided that (subject to the Agreed Security Principles), the Company procures that additional members of the Group become Guarantors within 30 Business Days (or such longer period agreed between the Agent (acting reasonably) and the Company) of the delivery of such Compliance Certificate so that, when retested at the end of such 30 Business Day period (or if agreed, such longer period) by reference to the Annual Financial Statements accompanying such Compliance Certificate, the Guarantor Coverage Test is complied with.

(d)

The Company need only perform its obligations under paragraph (a) above, to the extent it is not unlawful for the relevant person to become a Guarantor and that person becoming a Guarantor would not result in personal liability for that person’s directors or other management. Each Obligor must use, and must procure that the relevant person uses, all reasonable endeavours lawfully available to avoid any such unlawfulness or personal liability. This includes agreeing to a limit on the amount guaranteed. The Agent may (but shall not be obliged to) agree to such a limit if, in its opinion, to do so would avoid the relevant unlawfulness or personal liability.

(e)

Any member of the Group (other than an Excluded Subsidiary) that becomes a Material Company and any Material Company (other than an Excluded Subsidiary) acquired in accordance with this Agreement after the Closing Date shall become, subject to the Agreed Security Principles, a Guarantor and grant Security as the Agent may reasonably require and shall accede to the Intercreditor Agreement within 30 Business Days (or such longer period agreed between the Agent (acting reasonably) and the Company) of delivery of any Compliance Certificate accompanying the Annual Financial Statements.

(f)	Nothing in this Agreement shall require any Excluded Subsidiary to accede as a Guarantor for so long as it is an Excluded Subsidiary.
27.14	Further assurance
(a)

Subject to the Agreed Security Principles and the terms of the Transaction Security Documents, each Obligor shall (and the Company shall procure that each member of the Group shall) following the Closing Date promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Trustee may reasonably specify (and in such form as the Security Trustee may reasonably require in favour of the Security Trustee or its nominee(s)):

(i)

to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights powers and remedies of the Security Trustee or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(ii)

to confer on the Security Trustee or confer on the Finance Parties Security over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Transaction Security Documents; and/or

(iii)	following the occurrence of an Acceleration Event, to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.
(b)

Subject to the Agreed Security Principles and the terms of the Transaction Security Documents, each Obligor shall (and the Company shall procure that each member of the Group shall) at all times take all such action as is reasonably requested by the Security Trustee (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Trustee or the Finance Parties by or pursuant to the Finance Documents.

(c)

The Company need only perform its obligations under paragraphs (a) and (b) above, to the extent it is not unlawful and would not result in personal liability for that person’s directors or other management. Each Obligor must use, and must procure that the relevant person uses, all reasonable endeavours lawfully available to avoid any such unlawfulness or personal liability.

27.15	Centre of main interests and establishments

No Obligor whose jurisdiction of incorporation is a member state of the European Union will take any step which is intended to change its centre of main interest (as that term is used in Article 3(1) of the Regulation) from that of its jurisdiction of incorporation where to do so would materially and adversely affect the interests of the Lenders as a whole under the relevant Facility.

27.16	Sanctions
(a)

The Company will maintain in effect and enforce policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

(b)

No Borrower will request any Utilisation, and no Borrower shall use, and the Company shall procure that no Obligor and its or their respective directors, officers, employees, agents, affiliates and representatives and, to the extent it has the power to so procure, joint venture partners shall not use, the proceeds of any Utilisation:

(i)

in furtherance of an offer, payment, promise to pay, or authorisation of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws;

(ii)	for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country; or
(iii)	in any manner that would result in the violation of any Sanctions applicable to any Party hereto.
(c)

Any provision of this Clause 27.16 shall not apply to any person if and to the extent that it is or would be unenforceable by or in respect of that person by reason of breach of any applicable Blocking Law.

(d)	For the purposes of this Clause 27.16 and Clause 24.24 (Anti-Corruption Laws and Sanctions), “Blocking Law” means:
(i)	any provision of Council Regulation (EC) No 2271/1996 of 22 November 1996 (or any law or regulation implementing such Regulation in any member state of the European Union or the United Kingdom);
(ii)	section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung); or
(iii)	any similar blocking or anti-boycott law implemented by a Sanctions Authority.
27.17	Federal Reserve Regulations

No part of the proceeds of any Utilisation will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for “buying” or “carrying” any Margin Stock or to extend credit to others for the purpose of “buying” or “carrying” any Margin Stock (in each case within the meaning of Regulation T, U or X) or for any purpose which violates the provisions of the regulations of the Federal Reserve Board.

27.18	Sponsorship Contracts and Arrangements

The Company shall ensure no Unrestricted Subsidiary will:

(a)	enter into any sponsorship contract and/or arrangement; or
(b)	have transferred, assigned or novated to it any sponsorship contract and/or arrangement by any member of the Group.

For avoidance of doubt, sponsorship contracts and/or arrangements shall not include contracts and/or arrangements relating to (i) paragraphs (a) and (c) of the definition of New Holdco Business or (ii) the provision or supply of content, services or other products.

28.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 28 (save for Clause 28.9 (Acceleration) and Clause 28.10 (Clean-up Period)) and Schedule 16 (Additional Events of Default) is an Event of Default.

28.1	Non-payment

An Obligor does not pay:

(a)	on the due date any amount of principal payable pursuant to a Finance Document; or
(b)	within 30 days of the due date, any other amount payable pursuant to a Finance Document,

at the place at and in the currency in which it is expressed to be payable unless, in the case of a payment of principal:

(i)	its failure to pay is caused by administrative or technical error or a Disruption Event; and
(ii)	payment is made within five Business Days of its due date.
28.2	Breach of certain obligations
(a)	Subject to Clause 26.4 (Champions League Non Qualification Event) and Clause 26.5 (Equity Cure), any requirement of Clause 26.2 (Financial condition) is not satisfied.
(b)

The requirements of Clause 26.6 (Minimum Committed Additional Financing) is not complied with unless such non-compliance is capable of remedy and is remedied within 20 Business Days of the earlier of the Agent giving notice thereof to the Company or any Obligor becoming aware of the failure to comply. Promptly following such remedy, the Company shall deliver a revised Compliance Certificate to the Agent setting out whether or not it has in place the Minimum Committed Additional Financing.

28.3	Other obligations

An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 28.1 (Non-payment) and Clause 28.2 (Breach of certain obligations)) unless such non-compliance is capable of remedy and is remedied within 30 Business Days, of the earlier of the Agent giving notice thereof to the Company or any Obligor becoming aware of the failure to comply.

28.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or in any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading (in the case of any representation or statement which is not subject to a materiality threshold in accordance with its terms, in any material respect) when made or deemed to be made and, if the circumstances causing such misrepresentation are capable of remedy within such period, such Obligor shall have failed to remedy such circumstances within 30 Business Days after the earlier of the Agent giving notice to the Company or the Company becoming aware of such misrepresentation.

28.5	Cross default
(a)

Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group with respect to any Senior Secured Debt due and payable prior to its specified maturity as a result of an event of default (however described).

(b)	Any Financial Indebtedness of any member of the Group is:
(i)	declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described); or
(ii)

in respect of principal amounts or, in the case of any Senior Notes or Pari Passu Debt only, in respect of any amounts, not paid by the later of when due and payable and the expiry of any applicable grace period provided in respect of such Financial Indebtedness as at the date of such non-payment default.

(c)

No Event of Default will occur under this Clause 28.5 if: (i) the aggregate amount of Financial Indebtedness falling within paragraphs (a) and (b) above is equal to £25,000,000 (or its equivalent in any other currency or currencies) or less; or (ii) the Financial Indebtedness is (A) owed by one member of the Group to another member of the Group or (B) owed by any member of the Group to any direct or indirect shareholder of the Company provided that such Financial Indebtedness is subordinated as Subordinated Liabilities pursuant to the terms of the Intercreditor Agreement or on terms otherwise acceptable to the Majority Lenders (acting reasonably).

28.6	Unlawfulness and invalidity
(a)

It is or becomes unlawful for an Obligor or, in the case of the Intercreditor Agreement, a member of the Group, to perform any of its obligations under any of the Finance Documents or any of the Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be valid or becomes unlawful and the cessation or unlawfulness individually or cumulatively materially and adversely affects the interests of the Lenders (taken as a whole) under the Finance Documents.

(b)

Any obligations of any Obligor under any Finance Documents or any member of the Group that is party to the Intercreditor Agreement are not or cease to be legal, valid, binding or enforceable (other than as provided in the Legal Reservations or Perfection Requirements) and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders (taken as a whole) under the Finance Documents.

(c)

Any Finance Document ceases to be in full force and effect or any Transaction Security or any subordination created under this Agreement or the Intercreditor Agreement ceases to be legal, valid, binding, enforceable or effective (other than as provided in the Legal Reservations or Perfection Requirements) and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders (taken as a whole) under the Finance Documents.

28.7	Intercreditor Agreement
(a)

Any member of the Group or Subordinated Creditor (as defined in the Intercreditor Agreement) fails to comply in any material respect with the provisions of, or does not perform in any material respect its obligations under, the Intercreditor Agreement; or

(b)	a representation or warranty given by a member of the Group or Subordinated Creditor in the Intercreditor Agreement is incorrect in any material respect,

and, if the non-compliance or circumstances giving rise to the misrepresentation are capable of remedy, it is not remedied within 30 Business Days of the earlier of the Agent giving notice to that party or that party becoming aware of the non-compliance or misrepresentation.

28.8	Repudiation

An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

28.9	Acceleration
(a)	At any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:
(i)	cancel all or part of the Total Commitments at which time they shall immediately be cancelled;
(ii)

declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable;

(iii)	declare that all or part of the Utilisations be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or
(iv)	exercise or direct the Security Trustee to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.
(b)

With respect to any US Obligor upon an Event of Default that is continuing with respect to such US Obligor of the type described in Schedule 16 (Additional Events of Default) under the United States Bankruptcy Code of 1978 (Title 11 of the United States Code) (or other similar laws under a state of the US), no such direction or written notice shall be required under paragraph (a) above and any Commitments to lend to such US Obligor shall, subject to paragraph (b) of the definition of Acceleration Event, be automatically terminated and all of the Utilisations of such US Obligor shall become immediately and automatically due and payable without requirement of notice or any other formality, provided that the occurrence of such event in relation to such US Obligor shall not result in any Utilisations being accelerated without a notice having been given pursuant to paragraph (a) above to any other Borrower (including, for the avoidance of doubt, any other US Borrower with respect to which no Event of Default has occurred and is continuing of the type described in Schedule 16 (Additional Events of Default) under the United States Bankruptcy Code of 1978 (Title 11 of the United States Code) (or other similar laws under a state of the US)).

28.10	Clean-up Period
(a)

Notwithstanding any other term of this Agreement, in respect of an acquisition permitted or not prohibited by the terms of this Agreement (the “Approved Acquisition”) and made on or after the Closing Date, from the date of closing of the Approved Acquisition to the date falling ninety days thereafter (the “Clean-up Period”), if any matter or circumstance that exists in respect of any person, undertaking or business which is the direct or indirect subject of the Approved Acquisition would constitute a breach of a representation, an undertaking or any other term or condition under the Finance Documents or a Default or an Event of Default (a “Relevant Default”) then subject to paragraph (b) below, during the Clean-up Period that Relevant Default shall not constitute a breach of a representation, undertaking or any other term or condition under the Finance Documents or a Default or an Event of Default and the Agent shall not be entitled to give any notice under Clause 28.9

(Acceleration) with respect to that Relevant Default until (if that Relevant Default is then continuing) the date immediately after the end of the Clean-up Period.

(b)	Paragraph (a) above shall not apply with respect to any Relevant Default to the extent that it:
(i)	is not capable of being cured or, if the Company is aware of the relevant circumstances at the time, reasonable steps are not being used to cure the same;
(ii)	has been procured by or approved by a member of the Group (provided that knowledge of the Relevant Default does not equate to procurement or approval by that member of the Group);
(iii)	has, or could reasonably expected to have, a Material Adverse Effect; or
(iv)

is continuing at the end of the Clean-up Period (and, for the avoidance of doubt, if the Relevant Default is continuing at the end of the Clean-up Period, the Lenders shall then be entitled to exercise any available rights in relation to that continuing Relevant Default).

(c)

For the avoidance of doubt, paragraph (a) above shall not restrict the Agent’s right to give any notice under Clause 28.9 (Acceleration) with respect to any Event of Default which is not a Relevant Default.

(d)

Promptly upon becoming aware of its occurrence, the Company shall notify the Agent of any Event of Default that is continuing at the end of a Clean-up Period (together with the related event or circumstance and the steps, if any, being taken to remedy it).

SECTION 9

CHANGES TO PARTIES

29.	CHANGES TO THE LENDERS
29.1	Assignments and transfers by the Lenders

Subject to this Clause 29 a Lender (the “Existing Lender”) may:

(a)	assign any of its rights;
(b)	transfer by novation any of its rights and obligations; or
(c)	enter into a sub-participation in relation to its rights and obligations,

under any Finance Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets or to any other person (the “New Lender”) which in each case, unless an Event of Default is continuing, is a US Qualifying Lender and a Qualifying Lender (each as defined in Clause 18.1).

29.2	Conditions of assignment or transfer
(a)

The written consent of the Company is required for an assignment, transfer or sub-participation (where any voting rights pass or may pass) by an Existing Lender, unless the assignment, transfer or such sub-participation is:

(i)	to another Lender or an Affiliate of a Lender;
(ii)	if the Existing Lender is a fund, to a fund which is a Related Fund of the Existing Lender; or
(iii)	made at a time when an Event of Default is continuing.
(b)

The consent of the Company to an assignment, transfer or sub-participation may not be unreasonably withheld or delayed, provided that, it shall not be unreasonable for the Company to withhold consent in relation to any transfer, assignment or sub-participation (where voting rights pass or may pass) to, with, involving or in favour of any person which is:

(i)	not a bank with a long term corporate credit rating equal to or better than BBB or Baa2 (as applicable) according to at least two of Moody’s, S&P and Fitch; or
(ii)	an entity established for the primary purpose or main purpose of being a distressed debt fund.

The Company will be deemed to have given its consent five Business Days after the Existing Lender has requested it unless such consent is expressly refused by the Company within that time in accordance with this paragraph (b).

(c)

Notwithstanding paragraph (a) above, any transfer or assignment to or sub-participation or any other debt purchase transaction with an Industrial Competitor shall require the prior written consent of the Company (to be granted or withheld in its sole discretion).

(d)

If the consent of the Company is required for any assignment or transfer, for all purposes under the Finance Documents that assignment or transfer shall only become effective if the prior written consent of the Company has been granted or deemed to have been granted (as applicable).

(e)	If an assignment or transfer is carried out in breach of this Clause 29.2, such assignment or transfer shall be void and deemed not to have occurred.
(f)

Unless the Company and the relevant Existing Lender otherwise agree in respect of transfers between Existing Lenders and their Affiliates a transfer of part of a Commitment or Commitments by the Existing Lender must be of a minimum amount of £1,000,000, provided that if the Existing Lender retains any Commitment or Commitments it is (or they are) of a minimum amount of £1,000,000 in aggregate across the Facility.

(g)

In determining whether the requirements of paragraph (f) above as to the minimum amount in respect of any Facility to be retained by an Existing Lender are satisfied, the amount of any Commitment or Commitments of any Affiliate of the relevant Existing Lender to be retained shall be aggregated with the Commitment or Commitments of the Existing Lender to be transferred and/or retained (as the case may be).

(h)	An assignment will only be effective on:
(i)

receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties and the other Secured Parties as it would have been under if it was the Original Lender;

(ii)	the New Lender entering into the documentation required for it to accede as a party to the Intercreditor Agreement; and
(iii)

the performance by the Agent of all necessary “know your customer”, USA PATRIOT Act or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(i)	A transfer will only be effective on:
(i)	the New Lender entering into the documentation required for it to accede as a party to the Intercreditor Agreement; and
(ii)	procedure set out in Clause 29.5 (Procedure for transfer) being complied with.
(j)	If:
(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and
(ii)

as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 18 (Tax Gross-up and Indemnities) or Clause 19 (Increased Costs),

then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred. This paragraph (k) shall not apply in relation to Clause 18.2 (Tax gross-up), to a UK Treaty Lender that has included a confirmation of its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (i)(ii)(B) of Clause 18.2 (Tax gross-up) if the Obligor making the payment has not made a Borrower DTTP Filing in respect of that UK Treaty Lender.

(k)

Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

29.3	Assignment or transfer fee

Unless the Agent otherwise agrees and excluding an assignment or transfer to an Affiliate of a Lender or a Related Fund, the New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of £2,500.

29.4	Limitation of responsibility of Existing Lenders
(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(i)	the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents, the Transaction Security or any other documents;
(ii)	the financial condition of any Obligor;
(iii)	the performance and observance by any Obligor or any other member of the Group of its obligations under the Transaction Documents or any other documents; or
(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Transaction Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(i)

has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Transaction Document or the Transaction Security; and

(ii)

will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:
(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 29; or
(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.
29.5	Procedure for transfer
(a)

Subject to the conditions set out in Clause 29.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender and update the Register in accordance with Clause 32.20 (Register). The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)

The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer”, USA PATRIOT Act or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	Subject to Clause 29.9 (Pro rata interest settlement), on the Transfer Date:
(i)

to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security each of the Obligors and other members of the Group party to any Finance Document and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)

each of the Obligors and other members of the Group party to any Finance Document and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor or other member of the Group and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)

the Agent, the Security Trustee, the New Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been the Original Lender with the rights, and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent and the Security Trustee and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

29.6	Procedure for assignment
(a)

Subject to the conditions set out in Clause 29.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)

The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer”, USA PATRIOT Act or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	Subject to Clause 29.9 (Pro rata interest settlement), on the Transfer Date:
(i)

the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement;

(ii)

the Existing Lender will be released from the obligations (the “Relevant Obligations”) expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security); and

(iii)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.
(d)

Lenders may utilise procedures other than those set out in this Clause 29.6 to assign their rights under the Finance Documents (but not, without the consent of the Company or unless in accordance with Clause 29.5 (Procedure for transfer), to obtain a release by each Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 29.2 (Conditions of assignment or transfer).

29.7	Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to the Company

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, an Assignment Agreement or an Increase Confirmation, send to the Company a copy of that Transfer Certificate, Assignment Agreement or Increase Confirmation (as the case may be) provided that, in relation to a Transfer Certificate, Assignment Agreement or Increase Confirmation which includes an indication that the New Lender or Increase Lender wishes the HMRC DT Treaty Passport scheme to apply to this Agreement, the Agent shall send to the Company a copy of that Transfer Certificate, Assignment Agreement or Increase Confirmation (as applicable) promptly (and in any event within one Business Day) after the Transfer Date, Increase Date or effective date (as the case may be).

29.8	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 29, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and
(b)

any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)

release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.
29.9	Pro rata interest settlement

If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 29.5 (Procedure for transfer) or any assignment pursuant to Clause 29.6 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(a)

any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six-Monthly intervals after the first day of that Interest Period); and

(b)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts so that, for the avoidance of doubt:
(i)	when the Accrued Amounts become payable, those Accrued Amounts will be payable for the account of the Existing Lender; and
(ii)

the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 29.9, have been payable to it on that date, but after deduction of the Accrued Amounts.

30.	RESTRICTION ON DEBT PURCHASE TRANSACTIONS
30.1	Prohibition on Debt Purchase Transactions by the Group

The Company shall not, and shall procure that each other member of the Group shall not, enter into any Debt Purchase Transaction or beneficially own all or any part of the share capital of a company that is a Lender or a party to a Debt Purchase Transaction of the type referred to in paragraphs (b) or (c) of the definition of Debt Purchase Transaction.

30.2	Disenfranchisement on Debt Purchase Transactions entered into by Investor Affiliates
(a)	For so long as an Investor Affiliate:
(i)	beneficially owns a Commitment; or
(ii)

has entered into a sub-participation agreement relating to a Commitment or other agreement or arrangement having a substantially similar economic effect and such agreement or arrangement has not been terminated,

(A)	in ascertaining:
(I)	the Majority Lenders; or
(II)	whether (x) any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments or (y) the agreement of any specified group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents such Commitment shall be deemed to be zero; and

(B)

for the purpose of Clause 41.3 (Exceptions), such Investor Affiliate or the person with whom it has entered into such sub-participation, other agreement or arrangement shall be deemed not to be a Lender (unless in the case of a person not being an Investor Affiliate it is a Lender by virtue otherwise than by beneficially owning the relevant Commitment).

(b)

Each Lender shall, unless such Debt Purchase Transaction is an assignment or transfer, promptly notify the Agent in writing if it knowingly enters into a Debt Purchase Transaction with an Investor Affiliate (a “Notifiable Debt Purchase Transaction”), such notification to be substantially in the form set out in Part 1 of Schedule 13 (Forms of Notifiable Debt Purchase Transaction Notice).

(c)	A Lender shall promptly notify the Agent if a Notifiable Debt Purchase Transaction to which it is a party:
(i)	is terminated; or
(ii)	ceases to be with an Investor Affiliate,

such notification to be substantially in the form set out in Part 2 of Schedule 13 (Forms of Notifiable Debt Purchase Transaction Notice).

(d)	Each Investor Affiliate that is a Lender agrees that:
(i)

in relation to any meeting or conference call to which all the Lenders are invited to attend or participate, it shall not attend or participate in the same if so requested by the Agent or, unless the Agent otherwise agrees, be entitled to receive the agenda or any minutes of the same; and

(ii)

in its capacity as Lender, unless the Agent otherwise agrees, it shall not be entitled to receive any report or other document prepared at the request of, or on the instructions of, the Agent or one or more of the Lenders.

(e)

Notwithstanding any other provision in the Finance Documents, any Investor Affiliate which is the assignee or transferee of a participation in a Loan and/or any Commitment shall be deemed to be an entity which satisfies the requirements of Clause 29.1 (Assignments and transfers by the Lenders) and Clause 29.2 (Conditions of assignment or transfer).

31.	CHANGES TO THE OBLIGORS
31.1	Assignment and transfers by Obligors

No Obligor or any other member of the Group may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

31.2	Additional Borrowers
(a)

Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 25.10 (“Know your customer” checks), the Company may request that any of its wholly owned Subsidiaries which is a member of the Group becomes a Borrower in relation to the Facility. That Subsidiary shall become a Borrower under the Facility if:

(i)	all the Lenders (other than any Defaulting Lender under the Facility) (acting reasonably) approve the addition of that Subsidiary;
(ii)	the Company and that Subsidiary deliver to the Agent a duly completed and executed Accession Deed;
(iii)	the Subsidiary is (or, subject to the Agreed Security Principles, becomes) a Guarantor prior to becoming an Additional Borrower;
(iv)	the Company confirms that no Event of Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and
(v)

if required, the Agent has received all of the documents and other evidence listed in Part 2 of Schedule 2 (Conditions Precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent (acting reasonably).

(b)

The Agent shall notify the Company and the Lenders promptly upon being satisfied (acting reasonably) that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part 2 of Schedule 2 (Conditions Precedent).

(c)

In the event that an Additional Borrower is resident outside the United Kingdom for United Kingdom tax purposes or the United States of America for US tax purposes, the Company and the Lenders undertake to negotiate in good faith such changes to be made to the definition of Qualifying Lender and to any other relevant provision in this Agreement in relation to any exemptions from withholding or similar taxes in the jurisdiction in which the Additional Borrower is resident as will give an equivalent level of protection for the Additional Borrower and the Lenders as that afforded in respect of Borrowers resident in the United Kingdom under the existing definition of Qualifying Lender or Borrowers resident in the United States of America under the existing definition of US Qualifying Lender (as appropriate) (insofar as is commercially appropriate given the differences between the withholding tax regime in the UK and/or US (as appropriate) and that in such other jurisdiction).

(d)

Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (b) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

31.3	Resignation of a Borrower
(a)	The Company may request that a Borrower (other than MUFC) ceases to be a Borrower by delivering to the Agent a Resignation Letter if:
(i)	that Borrower is the subject of a Third Party Disposal, Permitted Reorganisation or has become an Unrestricted Subsidiary in accordance with the terms of this Agreement; or
(ii)	all the Lenders under the Facility have consented to the resignation of that Borrower.
(b)	The Agent shall accept a Resignation Letter and notify the Company and the other Finance Parties of its acceptance if:
(i)	the Company has confirmed that no Default is continuing or would result from the acceptance of the Resignation Letter;
(ii)

the Borrower is (or shall, following its disposal, a Permitted Reorganisation or designation as an Unrestricted Subsidiary (as applicable) be) under no actual or contingent obligations as a Borrower under any Finance Documents; and

(iii)

where the Borrower is also a Guarantor (unless its resignation has been or will be accepted in accordance with Clause 31.5 (Resignation of a Guarantor)), its obligations in its capacity as Guarantor continue to be, subject to the Legal Reservations, legal, valid, binding and enforceable and in full force and effect (subject to the Legal Reservations) and the amount guaranteed by it as a Guarantor is not decreased (and the Company has confirmed this is the case).

(c)

Upon notification by the Agent to the Company of its acceptance of a Resignation Letter, that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents as a Borrower

(d)

The resignation of a Borrower which is subject of a Third Party Disposal, Permitted Reorganisation or designation as an Unrestricted Subsidiary shall not take effect (and the Borrower will continue to have rights and obligations under the Finance Documents) until the date on which the Third Party Disposal, Permitted Reorganisation or, as the case may be, designation as an Unrestricted Subsidiary takes effect.

(e)

The Agent (acting reasonably) may, at the cost and expense of the Company, require a legal opinion from counsel to the Agent confirming the matters set out in paragraph (b)(iii) above and the Agent shall be under no obligation to accept a Resignation Letter until it has obtained such opinion in form and substance satisfactory to it.

31.4	Additional Guarantors
(a)

Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 25.10 (“Know your customer” checks), the Company may request that any of its Subsidiaries which is a member of the Group become a Guarantor.

(b)	A member of the Group shall become an Additional Guarantor if:
(i)	the Company and the proposed Additional Guarantor deliver to the Agent a duly completed and executed Accession Deed; and
(ii)

if required the Agent has received all of the documents and other evidence listed in Part 2 of Schedule 2 (Conditions Precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent (acting reasonably).

(c)

The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part 2 of Schedule 2 (Conditions Precedent).

(d)

Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (c) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

31.5	Resignation of a Guarantor
(a)

The Company may request that a Guarantor (other than the Company and (for so long as it directly owns any shares in MUL) Red Football Junior Limited) ceases to be a Guarantor by delivering to the Agent a Resignation Letter if:

(i)	that Guarantor is being disposed of by way of a Third Party Disposal or Permitted Reorganisation;
(ii)	that Guarantor has become an Unrestricted Subsidiary in accordance with the terms of this Agreement;
(iii)	the Guarantor is subject to a merger and/or consolidation not prohibited under Schedule 15 (Restrictive Covenants); or
(iv)	all the Lenders have consented to the resignation of that Guarantor.
(b)	The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:
(i)	the Company has confirmed that no Default is continuing or would result from the acceptance of the Resignation Letter;
(ii)	no payment is due from the Guarantor under Clause 23.1 (Guarantee and indemnity); and
(iii)

where the Guarantor is also a Borrower, it is (or shall, following its disposal, reorganisation or designation as an Unrestricted Subsidiary (as applicable) be) under no actual or contingent obligations as a Borrower and has resigned and ceased to be a Borrower under Clause 31.3 (Resignation of a Borrower).

(c)

Subject to paragraph (d) below, upon notification by the Agent to the Company of its acceptance of the Resignation Letter, that company shall cease to be a Guarantor and shall have no further rights or obligations under the Finance Documents as a Guarantor.

(d)

The resignation of a Guarantor which is the subject of a Third Party Disposal, Permitted Reorganisation or designation as an Unrestricted Subsidiary shall not take effect (and the Guarantor will continue to have rights and obligations under the Finance Documents) until the date on which the Third Party Disposal, Permitted Reorganisation or, as the case may be, designation as an Unrestricted Subsidiary takes effect.

31.6	Repetition of Representations

Delivery of an Accession Deed constitutes confirmation by the relevant Restricted Subsidiary that the representations and warranties referred to in paragraph (c) of Clause 24.28 (Times at which representations are made) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

31.7	Resignation and release of Security on disposal
(a)

Without prejudice to the provisions of the Intercreditor Agreement, if a Borrower or Guarantor is or is proposed to be the subject of a Third Party Disposal, a Permitted Reorganisation or there is a Disposal of Charged Property (including pursuant to a Permitted Reorganisation) or that is otherwise permitted under the Intercreditor Agreement:

(i)

where that Borrower or Guarantor created Transaction Security over any of its assets or business in favour of the Security Trustee (including the assets or business of any of its Subsidiaries that is to cease to be a member of the Group as a result of the disposal or Permitted Reorganisation) or Transaction Security in favour of the Security Trustee was created over the shares (or equivalent) of that Borrower or Guarantor (or any of its Subsidiaries that is to cease to be a member of the Group as a result of the disposal or Permitted Reorganisation), the Security Trustee shall, at the cost and request of the Company, release those assets, business or shares (or equivalent) and issue certificates of non-crystallisation in accordance with the Intercreditor Agreement;

(ii)

the resignation of that Borrower or Guarantor and related release of Transaction Security referred to in paragraph (a) above shall not become effective until the date of that disposal or Permitted Reorganisation (as applicable); and

(iii)

if the disposal or Permitted Reorganisation of that Borrower or Guarantor is not made, the Resignation Letter of that Borrower or Guarantor and the related release of Transaction Security referred to in paragraph (a) above shall have no effect and the obligations of the Borrower or Guarantor and the Transaction Security created or intended to be created by or over that Borrower or Guarantor and its Subsidiaries shall continue in such force and effect as if that release had not been effected.

(b)

Without prejudice to the foregoing, if requested by the Company in connection with any Structural Change, increase in the Facility pursuant to Clause 2.2 (Increase) (or as otherwise permitted or contemplated by this Agreement), repayment in full of the Facility or where otherwise provided for in this Agreement (including any Third Party

Disposal or Permitted Reorganisation), the Security Trustee and the other Finance Parties shall (at the cost of the Obligors and in the manner contemplated by the Intercreditor Agreement) promptly execute any guarantee, security or other release and/or any amendment, supplement or other documentation relating to the Transaction Security Documents required in order to complete or otherwise facilitate that step or transaction (and the Security Trustee is authorised to execute, and will (subject to the Intercreditor Agreement) execute if required by the Company, without need for any further authority from the Secured Parties, any such release or document on behalf of the Secured Parties) provided that, in the case of any release of Transaction Security requested by the Company pursuant to this Clause 31.7 as part of a Structural Adjustment and/or an increase in the Facility pursuant to Clause 2.2 (Increase) (a “Permitted Transaction”), that release shall be without prejudice to any obligation under this Agreement to provide, subject to the Agreed Security Principals, replacement security (where applicable) and the Security Trustee shall not be required to execute that release unless the Company has provided a certificate to the Security Trustee that it has determined in good faith (taking into account any applicable legal limitations and other relevant considerations in relation to the Permitted Transaction) that it is either not possible or not desirable to implement that Permitted Transaction on terms satisfactory to the Company by instead granting additional Transaction Security and/or amending the terms of the existing Transaction Security.

SECTION 10

THE FINANCE PARTIES

32.	ROLE OF THE AGENT AND OTHERS
32.1	Appointment of the Agent
(a)	Each of the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents.
(b)

Each of the Lenders authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

32.2	Duties of the Agent
(a)	Subject to paragraph (b) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.
(b)

Without prejudice to Clause 29.7 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to the Company), paragraph (a) above shall not apply to any Transfer Certificate, any Assignment Agreement or any Increase Confirmation.

(c)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.
(d)

If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(e)

If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Security Trustee) under this Agreement it shall promptly notify the other Finance Parties.

(f)

The Agent shall provide to the Company within five Business Days of a request by the Company (but no more frequently than once per calendar month), a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Agent to that Lender under the Finance Documents.

(g)

Upon the Agent becoming an Impaired Agent, the Agent shall promptly provide to each Lender and the Company a list (which may be in electronic form) setting out the names of the Lenders as at the date on which such list is provided.

(h)The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.
(i)The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).
32.3	No fiduciary duties
(a)	Nothing in any Finance Document constitutes the Agent as a trustee or fiduciary of any other person.
(b)	Neither the Agent nor the Security Trustee shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

32.4Business with the Group

The Agent and the Security Trustee may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

32.5	Rights and discretions
(a)	The Agent may:
(i)

rely on any representation, communication, notice or document (including, without limitation, any notice given by a Lender pursuant to paragraph (b) or paragraph (c) of Clause 30.2 (Disenfranchisement on Debt Purchase Transactions entered into by Investor Affiliates)) believed by it to be genuine, correct and appropriately authorised; and

(ii)	rely on any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify;
(iii)	assume that:
(A)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and
(B)	unless it has received notice of revocation, that those instructions have not been revoked; and
(iv)	rely on certificate from any person:
(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or
(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that this is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 28.1 (Non-payment));
(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised;
(iii)	any notice or request made by the Company is made on behalf of and with the consent and knowledge of all the Obligors; and
(iv)	no Notifiable Debt Purchase Transaction:
(A)	has been entered into;
(B)	has been terminated; or
(C)	has ceased to be with an Investor Affiliate.
(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.
(d)	Unless a Finance Document expressly provides otherwise, the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.
(e)

Without prejudice to the generality of paragraph (d) above, the Agent may disclose the identity of a Defaulting Lender to the other Finance Parties and the Company and shall disclose the same upon the written request of the Company or the Majority Lenders.

(f)

Notwithstanding any other provision of any Finance Document to the contrary, the Agent is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(g)

Without prejudice to the generality of paragraph (c) above or paragraph (h) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be desirable.

(h)

The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(i)

Notwithstanding any provision of any Finance Document to the contrary, the Agent (acting in such role) is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

32.6	Instructions
(a)

Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by: (A) all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; (B) Super Majority Lenders if the relevant Finance Document stipulates the matter is a Super Majority Lender decision; and (C) in all other cases, the Majority Lenders and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with paragraph (i) above.

(b)

The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)

Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all the Finance Parties other than the Security Trustee.

(d)

The Agent may refrain from acting in accordance with the instructions of any Lender or group of Lenders until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(e)	In the absence of instructions from the required Lender or group of Lenders, the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.
(f)

The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (f) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

32.7	Responsibility for documentation

The Agent is not:

(a)

responsible or liable for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, an Obligor or any other person given in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(b)

responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Transaction Security; or

(c)

responsible for any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

32.8	No duty to monitor

The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;
(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or
(c)	whether any other event specified in any Finance Document has occurred.
32.9	Exclusion of liability
(a)

Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent), the Agent, will not be liable (including, without limitation, for negligence or any other category of liability whatsoever) for:

(i)

any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct;

(ii)

exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Transaction Security; or

(iii)	without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:
(A)	any act, event or circumstance not reasonably within its control; or
(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)

No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Document and any officer, employee or agent of the Agent may rely on this Clause 32.9 subject to Clause 1.5 (Third party rights) and the provisions of the Third Parties Act.

(c)

The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent to carry out:
(i)	any “know your customer”, USA PATRIOT Act or other checks in relation to any person; or
(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender,

on behalf of any Lender and each Lender confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent.

(e)

Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s liability, any liability of the Agent arising under or in connection with any Finance Document or the Transaction Security shall be limited to the amount of actual loss suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

32.10	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 35.11 (Disruption to Payment Systems etc.) notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

32.11	Resignation of the Agent
(a)	The Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the Lenders and the Company.
(b)

Alternatively the Agent may resign by giving at least 30 days’ notice to the Lenders and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent.

(c)

If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the retiring Agent (after consultation with the Company) may appoint a successor Agent (acting through an office in the United Kingdom).

(d)

If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 32 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent’s normal fee rates and those amendments will bind the Parties.

(e)

The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(f)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.
(g)

Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above) but shall remain entitled to the benefit of this Clause 32 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h)

The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)

the Agent fails to respond to a request under Clause 18.9 (FATCA Information) and the Company or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)

the information supplied by the Agent pursuant to Clause 18.9 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Company and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date,

and (in each case) the Company or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Company or that Lender, by notice to the Agent, requires it to resign.

32.12	Replacement of the Agent
(a)	After consultation with the Company, the Majority Lenders may, by giving 30 days’ notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent (acting through an office in the United Kingdom).

(b)

The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)

The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of this Clause 32 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.
32.13	Confidentiality
(a)

In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.
(c)

Notwithstanding any other provision of any Finance Document to the contrary, the Agent is not obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

32.14	Relationship with the Lenders
(a)

Subject to Clause 29.9 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and
(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)

Each Lender shall supply the Agent with any information that the Security Trustee may reasonably specify (through the Agent) as being necessary or desirable to enable the Security Trustee to perform its functions as Security Trustee. Each Lender shall deal with the Security Trustee exclusively through the Agent and shall not deal directly with the Security Trustee.

(c)

Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 37.6 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 37.2 (Addresses) and paragraph (a)(iii) of Clause 37.6 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

32.15	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;
(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)

whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security or the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(d)

the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)

the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

32.16	Base Reference Banks and Alternative Reference Banks

If a Base Reference Bank or Alternative Reference Bank (or, if a Base Reference Bank or Alternative Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Base Reference Bank or Alternative Reference Bank.

32.17	Agent’s management time

Any amount payable to the Agent under Clause 20.3 (Indemnity to the Agent), Clause 22 (Costs and expenses) and Clause 32.10 (Lenders’ indemnity to the Agent) shall include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Company and the Lenders.

32.18	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

32.19	Reliance and engagement letters

Each Finance Party confirms that the Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Agent) any reports or letters provided by accountants in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

32.20	Register
(a)

The Agent, on behalf of the Borrower, shall maintain a register (the “Register”) for the registration and transfer of the Loans, and shall enter the names and addresses of the registered holders of the Loans, the transfers, of the Loan and the names and addresses of the transferees (including all assignees, successors and participants) of the Loans.

(b)	The Borrower shall be provided reasonable opportunities to inspect the Register from time to time.
(c)

The Borrower shall treat any registered holder as the absolute owner of any Loans held by such holder, as indicated in the Register (absent manifest error), for the purpose of receiving payment of all amounts payable with respect to such Loans and for all other purposes.

(d)	The Loans are registered obligations and the right, title and interest of any Lender and its assignees in and to such Loans, shall be transferable only upon notation of such transfer in the Register.
(e)	Solely for the purposes of this Clause 32.20 the Agent shall be the Borrowers’ agent for purposes of maintaining the Register.
(f)

This Clause 32.20 shall be construed so that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any other relevant or successor provisions of the Code or such regulations).

32.21	Sub-participant Register

Each Lender that sells a sub-participation in a Loan or other obligation of the Borrower under a Finance Document shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each sub-participant and the principal amounts (and stated interest) of each sub-participant’s interest in such Loans or other obligations (for the purposes of this provision, the “Participant Register”); provided that no such Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any sub-participant or any information relating to a participant’s interest in any Commitments, Loans or other obligations under any Finance Document) to any person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form within the meaning of Section 5f.103-1(c) and Proposed Section 1.163-5(b) of the US Treasury Regulations (or, in each case, any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such sub-participation for all purposes of this Agreement notwithstanding any notice to the contrary.

32.22	Role of Base Reference Banks and Alternative Reference Banks
(a)	No Base Reference Bank or Alternative Reference Bank is under any obligation to provide a quotation or any other information to the Agent.
(b)

No Base Reference Bank or Alternative Reference Bank will be liable for any action taken by it under or in connection with any Finance Document, or for any Reference Bank Quotation, unless directly caused by its gross negligence or wilful misconduct.

(c)

No Party (other than the relevant Base Reference Bank or Alternative Reference Bank) may take any proceedings against any officer, employee or agent of any Base Reference Bank or Alternative Reference Bank in respect of any claim it might have against that Base Reference Bank or Alternative Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, or to any Reference Bank Quotation, and any officer, employee or agent of each Base Reference Bank or Alternative Reference Bank may rely on this Clause 32.22 subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

32.23	Third party Base Reference Banks and Alternative Reference Banks

A Base Reference Bank or Alternative Reference Bank which is not a Party may rely on Clause 32.22 (Role of Base Reference Banks and Alternative Reference Banks) and Clause 43 (Confidentiality of Funding Rates and Reference Bank Quotations) subject to Clause 1.5 (Third party rights) and the provisions of the Third Parties Act.

33.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or
(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

34.	SHARING AMONG THE FINANCE PARTIES
34.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 35 (Payment mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;
(b)

the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 35 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)

the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 35.6 (Partial payments).

34.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 35.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

34.3	Recovering Finance Party’s rights

On a distribution by the Agent under Clause 34.2 (Redistribution of payments), of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

34.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)

each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

34.5	Exceptions
(a)

This Clause 34 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)

A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified the other Finance Party of the legal or arbitration proceedings; and
(ii)

the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11

ADMINISTRATION

35.	PAYMENT MECHANICS
35.1	Payments to the Agent
(a)

On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in London with such bank as the Agent specifies.
35.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 35.3 (Distributions to an Obligor) and Clause 35.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank specified by that Party in London.

35.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 36 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

35.4	Clawback
(a)

Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)

If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

35.5	Impaired Agent
(a)

If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 35.1 (Payments to the Agent) may instead either pay that amount direct to the required recipient or pay that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph (a) of the definition of “Acceptable Bank” and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents. In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.
(c)

A Party which has made a payment in accordance with this Clause 35.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)

Promptly upon the appointment of a successor Agent in accordance with Clause 32.12 (Replacement of the Agent), each Party which has made a payment to a trust account in accordance with this Clause 35.5 shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution in accordance with Clause 35.2 (Distributions by the Agent).

35.6	Partial payments
(a)

If the Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under those Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent and the Security Trustee under those Finance Documents;
(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under those Finance Documents;
(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under those Finance Documents; and
(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.
(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.
35.7	Set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made, save to the extent contemplated in Clause 10.1 (Repayment of Loans) and Clause 18.4 (Tax Credit), without (and free and clear of any deduction for) set-off or counterclaim.

35.8	Business Days
(a)

Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
35.9	Currency of account
(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.
(b)	A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated on its due date.
(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.
(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.
(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.
35.10	Change of currency
(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(i)

any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(ii)

any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)

If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the London interbank market and otherwise to reflect the change in currency.

35.11	Disruption to Payment Systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Company that a Disruption Event has occurred:

(a)

the Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)

the Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)

the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)

any such changes agreed upon by the Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 41 (Amendments and Waivers);

(e)

the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 35.11; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.
36.	SET-OFF

Whilst an Event of Default is continuing, a Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

37.	NOTICES
37.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by electronic mail, fax or letter.

37.2	Addresses

The address, email address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Company or the Company, that identified with its name below;
(b)	in the case of each Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and
(c)	in the case of the Agent or the Security Trustee, that identified with its name below,

or any substitute address, email address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

37.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or
(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 37.2 (Addresses), if addressed to that department or officer.

(b)

Any communication or document to be made or delivered to the Agent or the Security Trustee will be effective only when actually received by the Agent or Security Trustee and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s or Security Trustee’s signature below (or any substitute department or officer as the Agent or Security Trustee shall specify for this purpose).

(c)	The Company may make and/or deliver, as agent of each Obligor, notices and/or requests on behalf of each Obligor.
(d)	Unless the Agent is an Impaired Agent, all notices from or to an Obligor and/or the Company shall be sent through the Agent.
(e)	Any communication or document made or delivered to the Company in accordance with this Clause 37.3 will be deemed to have been made or delivered to each of the Obligors.
(f)

Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 6.00 p.m. in the place of receipt shall be deemed only to become effective on the following day (unless sent by electronic mail).

37.4	Notification of address and fax number

Promptly upon receipt of notification of an address, email address or fax number or change of address, email address or fax number pursuant to Clause 37.2 (Addresses) or changing its own address, email address or fax number, the Agent shall notify the other Parties.

37.5	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

37.6	Electronic communication
(a)

Any communication to be made between the Agent or the Security Trustee and a Lender or Obligor under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent, the Security Trustee and the relevant Lender or Obligor:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;
(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.
(b)

Any electronic communication made between the Agent and a Lender or the Security Trustee or an Obligor will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender or an Obligor to the Agent or the Security Trustee and/or any member of the Group only if it is addressed in such a manner as the Agent or Security Trustee shall specify for this purpose.

37.7	Use of websites
(a)

The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Company and the Agent (the “Designated Website”) if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;
(ii)	both the Company and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and
(iii)	the information is in a format previously agreed between the Company and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Company accordingly and the Company shall, at its own cost, supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Company shall, if requested by the Agent, at its own cost, supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Agent.
(c)	The Company shall promptly upon becoming aware of its occurrence notify the Agent if:
(i)	the Designated Website cannot be accessed due to technical failure;
(ii)	the password specifications for the Designated Website change;
(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;
(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or
(v)	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Company notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each

Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)

Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall at its own cost comply with any such request within ten Business Days.

37.8	English language
(a)	Any notice given under or in connection with any Finance Document must be in English.
(b)	All other documents provided under or in connection with any Finance Document must be:
(i)	in English; or
(ii)

if not in English, and if so required by the Agent (acting reasonably), accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

38.	CALCULATIONS AND CERTIFICATES
38.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

38.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

38.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 days.

38.4	Personal Liability

If an individual signs a certificate on behalf of any member of the Group and the certificates proves to be incorrect, the individual will incur no personal liability as a result, unless the individual acted fraudulently or with gross negligence in giving the certificate. In this case any liability of the individual will be determined in accordance with applicable law.

39.	PARTIAL INVALIDITY

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

40.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

41.	AMENDMENTS AND WAIVERS
41.1	Intercreditor Agreement

This Clause 41 is subject to the terms of the Intercreditor Agreement.

41.2	Required consents
(a)

Subject to Clause 41.3 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Company and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 41.
(c)

Each Obligor agrees to any such amendment or waiver permitted by this Clause 41 which is agreed to by the Company. This includes any amendment or waiver which would, but for this paragraph (c), require the consent of all of the Guarantors.

41.3	Exceptions
(a)	An amendment or waiver that has the effect of changing or which relates to:
(i)	the definitions of “Majority Lenders”, and “Super Majority Lenders” in Clause 1.1 (Definitions);
(ii)	the definition of “Structural Adjustment”
(iii)	a change to the Borrowers or Guarantors other than in accordance with Clause 31 (Changes to the Obligors);
(iv)	any provision which expressly requires the consent of all the Lenders;
(v)	Clause 2.3 (Finance Parties’ rights and obligations), Clause 29 (Changes to the Lenders), Clause 34 (Sharing among the Finance Parties), Clause 45 (Governing law) or this Clause 41;
(vi)

subject to the terms of the Intercreditor Agreement, any amendment to the order of priority or subordination under the Intercreditor Agreement or the manner in which proceeds of enforcement of the Transaction Security are distributed, in each case, to the extent such amendment is expected to be adverse to the priority of a Commitment;

shall not be made without the prior consent of all the Lenders, except in any such case amendments or waivers consequential on, incidental to or required to implement or reflect a Structural Change (where no Lender consent shall be required).

(b)

An amendment or waiver which relates to the rights or obligations of the Agent, the Security Trustee, Base Reference Bank or Alternative Reference Bank (each in their capacity as such) may not be effected without the consent of the Agent, the Security Trustee, Base Reference Bank (to the extent there is any) or, as the case may be, Alternative Reference Bank (to the extent there is any).

(c)	Any amendment or waiver that has the effect of changing or that relates to:
(i)

subject to the terms of the Intercreditor Agreement, the nature or scope of the Charged Property (except insofar as it relates to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is permitted or not prohibited under this Agreement or any other Finance Document);

(ii)

the nature or scope of or release of any guarantee and indemnity granted under Clause 23 (Guarantee and Indemnity) or, subject to the terms of the Intercreditor Agreement, of any Transaction Security unless permitted or not prohibited under this Agreement or any other Finance Document or relating to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is permitted or not prohibited under this Agreement or any other Finance Document or pursuant to the resignation of an Obligor in accordance with Clause 31.3 (Resignation of a Borrower) or Clause 31.5 (Resignation of a Guarantor); or

(iii)	any provision which expressly requires the consent of the Super Majority Lenders (save for this Clause 41),

may only be made with the consent of the Super Majority Lenders , except in any such case amendments or waivers consequential on, incidental to or required to implement or reflect a Structural Change (where no Lender consent shall be required).

(d)

Any amendment or waiver that has the effect of changing or which relates to the definition of “Change of Control” in Clause 1.1 (Definitions) may only be made with the consent of a Lender or Lenders whose Commitments aggregate 80 per cent. or more of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregate 80 per cent. or more of the Total Commitments immediately prior to that reduction).

(e)

If a Lender does not accept or reject a request for consent within 10 Business Days (unless the Company and the Agent agree to a longer time period in relation to any request) of that request being made, its Commitment shall not be included for the purpose of calculating the Total Commitments or participations under the Facility when ascertaining whether the requisite level of Total Commitments has been obtained to approve that request.

(f)	A Structural Adjustment may be approved with the consent of:
(i)

each Lender that is to assume an additional or increased commitment in the relevant tranche or facility or that is to extend a commitment or its availability or maturity or redenominate a commitment or to whom any amount is owing which is to be reduced, deferred or redenominated or that is to receive a reduced Margin, fee or commission or that is to lend to a replacement Borrower (as the case may be) (the “Participating Lender”); and

(ii)	(A) the Super Majority Lenders (for which purpose the existing Commitments of each Participating Lender will be taken into account) in the case of a

Structural Adjustment resulting in an increase of Financial Indebtedness in the form of Credit Facility Lender Liabilities (as defined in the Intercreditor Agreement) and (B) the Majority Lenders (for which purpose the existing Commitments of each Participating Lender will be taken into account) in all other cases.

(g)	For the purposes of this Agreement, “Structural Adjustment” means an amendment, waiver or variation that results in or is intended to result from or has the effect of changing or which relates to:
(i)

the introduction of an additional loan, commitment or facility or any tranche of the Facility, in each case, in any currency or currencies (including by way of subdivision of an existing tranche or the Facility) under this Agreement which ranks pari passu with, or junior to, the Facility other than in accordance with Clause 2.2 (Increase);

(ii)	any increase in, or addition to or extension of any Commitment or Total Commitment of any Lender other than in accordance with Clause 2.2 (Increase);
(iii)	any redenomination into another currency of any Commitment of any Lender;
(iv)	any extension to the date of payment of any amount owing or payable to a Lender;
(v)	any amendment or change in the currency of any payment of principal, interest, fees, commission or other amount owing or payable to a Lender; or
(vi)

any change (including changes to, the taking of, or the release coupled with the retaking of, Security and/or guarantees and changes to and/or additional intercreditor arrangements), consequential on, incidental to or required to implement or effect or reflect any of the adjustments referred to in paragraphs (i) to (v) above (inclusive).

(vii)

Subject to paragraph (b) of Clause 41.3 (Exceptions), if a Screen Rate Replacement Event has occurred in relation to any Screen Rate for a currency which can be selected for a Loan, any amendment or waiver which relates to:

(A)	providing for the use of a Replacement Benchmark in relation to that currency in place of that Screen Rate; and

(B)

(I)	aligning any provision of any Finance Document to the use of that Replacement Benchmark;
(II)

enabling that Replacement Benchmark to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Benchmark to be used for the purposes of this Agreement);

(III)	implementing market conventions applicable to that Replacement Benchmark;

(IV)	providing for appropriate fallback (and market disruption) provisions for that Replacement Benchmark; or
(V)

adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Benchmark (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Agent (acting on the instructions of the Majority Lenders) and the Company.

(viii)

If, as at 1 November 2021 (or such later date as may be agreed by the Company and the Agent (acting reasonably) to start negotiations), this Agreement provides that the rate of interest for a Loan in sterling is to be determined by reference to the Screen Rate for LIBOR:

(A)	a Screen Rate Replacement Event shall be deemed to have occurred on that date in relation to the Screen Rate for sterling; and
(B)

the Agent (acting on the instructions of the Majority Lenders) and the Company shall enter into negotiations in good faith with a view to agreeing the use of a Replacement Benchmark in relation to sterling in place of that Screen Rate from and including a date no later than 30 December 2021, or, if earlier, the first Interest Period after the agreement of the Replacement Benchmark, provided that, no Obligor or member of the Group shall be required to pay any fee to a Finance Party in relation to this paragraph (viii).

41.4	Replacement or repayment of Lender
(a)	If at any time:
(i)	any Lender becomes a Non-Consenting Lender (as defined in paragraph (c) below);
(ii)

an Obligor becomes obliged to repay any amount in accordance with Clause 11.1 (Illegality) or to pay additional amounts pursuant to Clause 19.1 (Increased costs) or Clause 18.2 (Tax gross-up) or Clause 18.3 (Tax Indemnity) to any Lender in excess of amounts payable to the other Lenders generally; or

(iii)	any Lender that invokes Clause 16.3 (Market disruption),

then the Company may, on 5 Business Days’ prior written notice to the Agent and such Lender, prepay or replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 29 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Company and which confirms its willingness to assume and does assume all the obligations of the transferring Lender (including the assumption of the transferring Lender’s participations on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	The replacement or prepayment of a Lender pursuant to this Clause shall be subject to the following conditions:
(i)	the Company shall have no right to replace the Agent or Security Trustee;
(ii)	neither the Agent nor the Lender shall have any obligation to the Company to find a Replacement Lender;
(iii)

in the event of a replacement or prepayment of a Non-Consenting Lender such replacement must take place no later than 60 Business Days after the date the Non-Consenting Lender notifies the Company and the Agent of its failure or refusal to give a consent in relation to, or agree to any waiver or amendment to the Finance Documents requested by the Company;

(iv)

a member of the Group may only prepay a Non-Consenting Lender using the proceeds of (A) Additional Shareholder Funding or Subordinated Shareholder Funding or (B) any amounts available for a Restricted Payment (as defined in Schedule 15 (Restrictive Covenants)) pursuant to Clause 2.2 (Restricted Payments) of Schedule 15 (Restrictive Covenants); and

(v)	in no event shall the Lender replaced under this paragraph (b) be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents.
(c)	In the event that:
(i)	the Company or the Agent (at the request of the Company) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;
(ii)	the consent, waiver or amendment in question requires the approval of all the Lenders or Super Majority Lenders; and
(iii)	the Majority Lenders have consented or agreed to such waiver or amendment,

then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a “Non-Consenting Lender” on the earlier of (1) the date on which such Lender notifies the Agent or any member of the Group that it does not consent or agree to such amendment or waiver and (2) the date falling 10 Business Days after the date on which such consent, waiver or amendment was requested.

41.5	Disenfranchisement of Defaulting Lenders
(a)

For so long as a Defaulting Lender has any Available Commitment, in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender’s Commitments will be reduced by the amount of its Available Commitments in relation to each Facility.

(b)	For the purposes of this Clause 41.5, the Agent may assume that the following Lenders are Defaulting Lenders:
(i)	any Lender which has notified the Agent that it has become a Defaulting Lender;
(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of “Defaulting Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

41.6	Replacement of a Defaulting Lender
(a)	The Company may, at any time a Lender has become and continues to be a Defaulting Lender, by giving 5 Business Days’ prior written notice to the Agent and such Lender:
(i)

replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 29 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement;

(ii)	require such Lender to (and such Lender shall) transfer pursuant to Clause 29 (Changes to the Lenders) all (and not part only) of the undrawn Commitment of the Lender; or
(iii)	require such Lender to (and such Lender shall) transfer pursuant to Clause 29 (Changes to the Lenders) all (and not part only) of its rights and obligations in respect of the Facility,

to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Company, which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender’s participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents (or such lesser amount as the transferor and transferee may agree).

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause shall be subject to the following conditions:
(i)	the Company shall have no right to replace the Agent or Security Trustee;
(ii)	neither the Agent nor the Defaulting Lender shall have any obligation to the Company to find a Replacement Lender;
(iii)	the transfer must take place no later than 20 Business Days after the notice referred to in paragraph (a) above; and

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents.
42.	CONFIDENTIALITY
42.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 42.2 (Disclosure of Confidential Information) and Clause 42.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

42.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)

to any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:
(i)

to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, Representatives and professional advisers;

(ii)

with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Representatives and professional advisers;

(iii)

appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (c) of Clause 32.14 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;
(v)

to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 29.8 (Security over Lenders’ rights);
(vii)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;
(viii)	who is a Party; or
(ix)	with the consent of the Company;

in each case, such Confidential Information as that Finance Party (acting in good faith) shall consider appropriate if:

(A)

in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)

in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)

in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party (acting reasonably), it is not practicable so to do in the circumstances;

(c)

to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii)above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party; and

(d)

to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

42.3	Disclosure to numbering service providers
(a)

Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:

(i)	names of Obligors;
(ii)	country of domicile of Obligors;
(iii)	place of incorporation of Obligors;
(iv)	date of this Agreement;
(v)	Clause 45 (Governing law);
(vi)	the name of the Agent;
(vii)	date of each amendment and restatement of this Agreement;
(viii)	amounts of, and names of, the Facility (and any tranches);
(ix)	amount of Total Commitments;
(x)	currencies of the Facility;
(xi)	type of Facility;
(xii)	ranking of Facility;
(xiii)	Termination Date for Facility;
(xiv)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xiii) above; and
(xv)	such other information agreed between such Finance Party and the Company,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)

The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	Each Obligor represents that none of the information set out in paragraphs (i) to (xiii) of paragraph (a) above is, nor will at any time be, unpublished price sensitive information.
(d)	The Agent shall notify the Company and the other Finance Parties of:
(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facility and/or one or more Obligors; and
(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.

42.4	Entire agreement

This Clause 42 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

42.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

42.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:

(a)

of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 42.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 42.
42.7	Continuing obligations

The obligations in this Clause 42 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(a)

the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.
43.	CONFIDENTIALITY OF FUNDING RATES AND REFERENCE BANK QUOTATIONS
43.1	Confidentiality and disclosure
(a)

The Agent and each Obligor agree to keep each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b), (c) and (d) below.

(b)	The Agent may disclose:
(i)	any Funding Rate (but not, for the avoidance of doubt, any Reference Bank Quotation) to the relevant Borrower pursuant to Clause 14.4 (Notification of rates of interest); and
(ii)

any Funding Rate or any Reference Bank Quotation to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender or Base Reference Bank or Alternative Reference Bank, as the case may be.

(c)	The Agent may disclose any Funding Rate or any Reference Bank Quotation, and each Obligor may disclose any Funding Rate, to:
(i)

any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate or Reference Bank Quotation is to be given pursuant to this subparagraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;

(ii)

any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)

any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender or Base Reference Bank or Alternative Reference Bank, as the case may be.
(d)

The Agent’s obligations in this Clause 43.1 relating to Reference Bank Quotations are without prejudice to its obligations to make notifications under Clause 14.4 (Notification of rates of interest) provided that (other than pursuant to paragraph (b)(i) above) the Agent shall not include the details of any individual Reference Bank Quotation as part of any such notification.

43.2	Related obligations
(a)

The Agent and each Obligor acknowledge that each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate or, in the case of the Agent, any Reference Bank Quotation for any unlawful purpose.

(b)	The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender or Base Reference Bank or Alternative Reference Bank, as the case may be:
(i)

of the circumstances of any disclosure made pursuant to paragraph (c)(ii) of Clause 43.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 43.2.
43.3	No Event of Default

No Event of Default will occur under Clause 28.3 (Other obligations) by reason only of a member of the Groups failure to comply with this Clause 43.

44.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

45.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law provided that Schedule 15 (Restrictive Covenants) and Schedule 16 (Additional Events of Default) shall be interpreted in accordance with the laws of the State of New York without prejudice to the fact that the Agreement is governed by English law and that Schedule 15 (Restrictive Covenants) and Schedule 16 (Additional Events of Default) shall also be enforced in accordance with English law.

46.	ENFORCEMENT
46.1	Jurisdiction of English courts
(a)

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement) or any non-contractual obligation arising out of or in connection with this Agreement (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.
(c)

This Clause 46.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

46.2	Service of process
(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):
(i)

irrevocably appoints the Company as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document (and the Company, by its execution of this Agreement accepts that appointment); and

(ii)	agrees that failure by an agent for service of process to notify the relevant Obligor of that process will invalidate the proceedings concerned.
(b)

If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Company (on behalf of all the Obligors) shall promptly (and in any event within 10 Business Days of such event taking place) appoint another agent on terms acceptable to the Agent (acting reasonably). Failing this, the Agent (acting in good faith and in consultation with the Company) may appoint another agent for this purpose.

46.3	Contractual recognition of bail-in

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):
(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;
(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and
(iii)	a cancellation of any such liability; and
(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.
47.	USA PATRIOT ACT

Each Finance Party that is subject to the requirements of the USA PATRIOT Act hereby notifies each Obligor that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Obligors, which information includes the name and address of the Obligors and other information that will allow such Finance Party to identify the Obligors in accordance with the USA PATRIOT Act. Each Obligor agrees that it will provide each Finance Party with such information as it may request in order for such Finance Party to satisfy the requirements of the USA PATRIOT Act.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL PARTIES

Part 1

The Original Obligors

Name of Original Guarantor	Place of Incorporation	Registered Number (or equivalent, if any)
Manchester United Limited	England & Wales	02570509
Red Football Junior Limited	England & Wales	05370078
Manchester United Football Club Limited	England & Wales	00095489
MU Finance Limited	England & Wales	07088267

Part 2

The Original Lender

Name of Original Lender	Commitment (£)	Treaty Passport Scheme reference number and jurisdiction of tax residence (if applicable)
SANTANDER UK PLC	50,000,000	N/A
Total	50,000,000

SCHEDULE 2

CONDITIONS PRECEDENT

Part 1

Conditions Precedent to Initial Utilisation

1.	Original Obligors
(a)	A copy of the constitutional documents of each Original Obligor.
(b)	A copy of a resolution of the board of directors (or, if applicable, a committee of the board) of each Original Obligor:
(i)

approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute, deliver and perform the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;
(iii)

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(iv)	in the case of an Obligor other than the Company, authorising the Company to act as its agent in connection with the Finance Documents.
(c)	If applicable, a copy of a resolution of the board of directors of the Original Obligor, establishing the committee referred to in paragraph (b) above.
(d)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to the Finance Documents and related documents.
(e)

A copy of a resolution signed by all the holders of the issued shares in each Original Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Original Guarantor is a party.

(f)

A copy of a resolution of the board of directors of each member of the Group that is a corporate shareholder of each Original Guarantor approving the terms of the resolution referred to in paragraph (e) above.

(g)

A certificate of an authorised signatory of the Company confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on any Original Obligor to be exceeded.

(h)

A certificate of an authorised signatory of the Company and each Original Obligor certifying that each copy document relating to it specified in this Part 1 of Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement.

2.	Finance Documents
(a)	This Agreement executed by the Original Obligors.

(b)	The Fee Letter with the Original Lender executed by the Company.
3.	Transaction Security Documents

A deed of confirmation relating to the Existing Security Documents executed by each Original Obligor.

4.	Other documents and evidence
(a)	The Funds Flow Statement.
(b)	The Group Structure Chart.
(c)	The Champions League Adjustment Spreadsheet.
(d)	The Base Case Model.
(e)	A copy of the Original Financial Statements (for information purposes only).
(f)	“Know your customer” information in respect of the Original Obligors provided such documentation or information is requested no later than five Business Days prior to the date of this Agreement.
(g)

Evidence that the fees, costs and expenses (other than legal fees) then due from the Company pursuant to Clause 17 (Fees) and Clause 22 (Costs and Expenses) have been paid or will be paid by the Closing Date.

Part 2

Conditions Precedent required to be

delivered by an Additional Obligor

1.	An Accession Deed executed by the Additional Obligor and the Company.
2.	A copy of the constitutional documents of the Additional Obligor.
3.

A copy of a good standing certificate with respect to any Additional Obligor that is incorporated in the US, issued as of a recent date by the Secretary of State or other appropriate official of Additional Obligor’s jurisdiction of incorporation or organisation.

4.	A copy of a resolution of the board or, if applicable, a committee of the board of directors of the Additional Obligor:
(a)

approving the terms of, and the transactions contemplated by, the Accession Deed and the Finance Documents and resolving that it execute, deliver and perform the Accession Deed and any other Finance Document to which it is a party;

(b)	authorising a specified person or persons to execute the Accession Deed and other Finance Documents on its behalf;
(c)

authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(d)	authorising the Company to act as its agent in connection with the Finance Documents.
5.	If applicable, a copy of a resolution of the board of directors of the Additional Obligor, establishing the committee referred to in paragraph 3 above.
6.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.
7.

A copy of a resolution signed by all the holders of the issued shares of the Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party.

8.	A copy of a resolution of the board of directors of each corporate shareholder of each Additional Guarantor approving the terms of the resolution referred to in paragraph 6 above.
9.

A certificate of an Authorised Signatory of the Additional Obligor confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded.

10.

A certificate of an authorised signatory of the Additional Obligor certifying that each copy document listed in this Part 2 of Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of the Accession Deed.

11.

A copy of any other authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

12.	If available, the latest audited financial statements of the Additional Obligor.
13.	The following legal opinions, each addressed to the Agent, the Security Trustee and the Lenders:
(a)	A legal opinion of the legal advisers to the Agent in England, as to English law in the form distributed to the Lenders prior to signing the Accession Deed.
(b)

If the Additional Obligor is incorporated in or has its “centre of main interest” or “establishment” (as referred to in Clause 24.23 (Centre of main interests and establishments)) in a jurisdiction other than England and Wales or is executing a Finance Document which is governed by a law other than English law, a legal opinion of the legal advisers to the Agent in the jurisdiction of its incorporation, “centre of main interest” or “establishment” (as applicable) or, as the case may be, the jurisdiction of the governing law of that Finance Document (the “Applicable Jurisdiction”) as to the law of the Applicable Jurisdiction and in the form distributed to the Lenders prior to signing the Accession Deed.

14.

If the proposed Additional Obligor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in Clause 46.2 (Service of process), if not an Obligor, has accepted its appointment in relation to the proposed Additional Obligor.

15.	Subject to the Agreed Security Principles, any security documents which are required by the Agent to be executed by the proposed Additional Obligor.
16.	Any notices or documents required to be given or executed under the terms of those security documents.
17.

If the Additional Obligor is incorporated in England and Wales, Scotland or Northern Ireland evidence that the Additional Obligor has done all that is necessary (including, without limitation, by re-registering as a private company) to comply with sections 677 to 683 of the Companies Act 2006 in order to enable that Additional Obligor to enter into the Finance Documents and perform its obligations under the Finance Documents.

SCHEDULE 3

REQUESTS AND NOTICES

Part 1

Utilisation Request Loans

From:[Borrower]

To:[Agent]

Dated:

Dear Sirs

Red Football Limited – £50,000,000 Revolving Facility Agreement

dated [ ⚫ ] 2020 (as amended and/or restated from time to time) (the “Facility Agreement”)

1.

We refer to the Facility Agreement. This is a Utilisation Request. Terms defined in the Facility Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

(a)Borrower:	[•]
(b)Proposed Utilisation Date:	[•] (or, if that is not a Business Day, the next Business Day)
(c)Currency of Loan:	[•]
(d)Amount:	[•] or, if less, the Available Facility
(e)Interest Period:	[•]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.
4.	[The proceeds of this Loan should be credited to [account]].
5.	This Utilisation Request is irrevocable.

Yours faithfully

…………………………………

authorised signatory for

[insert name of Borrower]

SCHEDULE 4

AGREED SECURITY PRINCIPLES

1.	Security Principles
(a)

The guarantees and Security to be provided will be given in accordance with the principles set out in this Schedule. This Schedule addresses the manner in which the principles will impact on the guarantees and Security proposed to be taken in relation to this transaction.

(b)

The principles in this Schedule embody recognition by all parties that there may be certain legal and practical difficulties in obtaining guarantees and Security from members of the Group in their respective jurisdiction of incorporation. In particular:

(i)

general statutory limitations, financial assistance, corporate benefit, fraudulent preference, fraudulent conveyance, “thin capitalisation” and “capital maintenance” rules, retention of title claims and similar principles may limit the ability of a member of the Group to provide a guarantee or Security or may require that the guarantee be limited by an amount or otherwise;

(ii)

notwithstanding any term of any Finance Document, no obligation under this Agreement or under any Finance Document of a US Obligor may be, directly or indirectly, (A) secured by any assets of a CFC (including any shares held directly or indirectly by a CFC); or (B) secured by a pledge in excess of 65% of the share capital (measured by the total combined voting power of the issued and outstanding voting shares) of a CFC. In no event shall any CFC Obligor grant or be permitted to grant Security over any assets of such CFC Obligor with respect to any obligation of a US Obligor;

(iii)

in the case of any joint venture or non-wholly owned subsidiary all guarantees and security will be limited to comply with restrictions in the joint venture, shareholders’ or other agreement or by law provided that the Company will use reasonable endeavours to avoid or overcome such restrictions;

(iv)

the Security and extent of its perfection will be agreed taking into account whether, in the opinion of the Agent (acting reasonably), the cost to the Group of providing Security is disproportionate to the benefit accruing to the Lenders (including where a class of assets to be secured includes material and immaterial assets, if the cost of granting security over the immaterial assets is disproportionate to the benefit of such security, security will be granted over the material assets only);

(v)

any assets subject to third party arrangements which are permitted or not prohibited by the Finance Documents and which prevent those assets from being charged will be excluded from any relevant Transaction Security provided that reasonable endeavours to obtain consent to charging any such assets shall be used by the relevant member of the Group if the relevant asset is material to the Group as a whole;

(vi)

members of the Group will not be required to give guarantees or enter into Transaction Security Documents if it is not within the legal capacity of the relevant member of the Group or that would conflict with the fiduciary duties of their directors or contravene any legal prohibition or result in a risk of personal or criminal liability on the part of any officer provided that the relevant member of the Group shall use reasonable endeavours to overcome any such obstacle;

(vii)

perfection of Security, when required, and other required legal formalities will be completed as soon as practicable and, in any event, within the relevant time periods specified in the Finance Documents or, if earlier or to the extent no such time periods are specified in the Finance Documents, within the time periods specified by applicable law in order to ensure due perfection;

(viii)

unless granted under a global Transaction Security Document governed by the law of the jurisdiction of incorporation of the applicable Obligor or under English law all Security (other than any Security granted over certain of its subsidiaries as agreed) shall be governed by the law of and secure assets located in the jurisdiction of incorporation of that Obligor;

(ix)	only floating security will be granted over the hedging agreements entered into by members of the Group;
(x)	the Security Trustee will hold one set of security for all Lenders unless local law requires separate ranking security for different classes of debt; and
(xi)

no guarantee or security shall guarantee or secure any “Excluded Swap Obligations” defined in accordance with the LSTA Market Advisory Update dated February 15, 2013 entitled “Swap Regulations’ Implications for Loan Documentation”, and any update thereto by the LSTA.

For the avoidance of doubt, in these Agreed Security Principles, “cost” includes, but is not limited to, income tax cost, registration taxes payable on the creation or enforcement or for the continuance of any Security, stamp duties, out-of-pocket expenses, and other fees and expenses directly incurred by the relevant grantor of Security or any of its direct or indirect owners, subsidiaries or Affiliates.

2.	Guarantors and Security
(a)

To the extent possible, each guarantee will be an upstream, cross-stream and downstream guarantee and each guarantee and Security will be for all liabilities of the relevant chargor under the Finance Documents in accordance with, and subject to, the requirements of the principles set out in this Schedule in each relevant jurisdiction.

(b)

To the extent possible, all security shall be given in favour of the Security Trustee and not the Finance Parties individually. “Parallel debt” provisions will be used where necessary. To the extent possible, there should be no action required to be taken in relation to the guarantees or security when any Lender transfers any of its participation in the Facility to a new Lender.

(c)	No guarantees or security shall be granted by an Excluded Subsidiary or Unrestricted Subsidiary.
(d)

Security may only be granted over 65% of New Holdco’s share capital (measured by the total combined voting power of the issued and outstanding voting shares) and no security will be granted over the assets of New Holdco and/or any Subsidiary of New Holdco (including for the avoidance of doubt over any shares of a Subsidiary of New Holdco).

3.	Terms of Security Documents

The following principles will be reflected in the terms of any security taken as part of this transaction:

(a)	the Security will be first ranking to the extent possible;
(b)	Security will not be enforceable until an Acceleration Event occurs and is continuing;
(c)	rights of set off (other than for netting purposes) will not be exercisable until an Event of Default occurs and is continuing;
(d)

the provisions of each Transaction Security Document will not be unduly burdensome on the relevant Obligor or interfere unreasonably with the operation of its business, will be limited to those required by applicable local law to create or perfect security and will not impose commercial obligations;

(e)

in the Transaction Security Documents there will be no repetition or extension of clauses set out in any Finance Document including those relating to notices, costs and expenses, indemnities, tax gross-up, distribution of proceeds and release of security; representations and undertakings shall be included in the Transaction Security Documents only to the extent relating to title to assets or required by local law in order to create or perfect the security expressed to be created thereby;

(f)	security will, where possible and practical, automatically create security over future assets of the same type as those already secured;
(g)	the Transaction Security Documents should not operate so as to prevent transactions which are permitted or not prohibited under the Finance Documents.
4.	Bank Accounts
(a)

Except as otherwise provided in the Debt Documents, each Obligor shall, prior to the occurrence of an Acceleration Event, be entitled to receive, withdraw or otherwise transfer any credit balance from time to time on any bank account over which security has been granted (other than any Assigned Account).

(b)

No Obligor shall be entitled to receive, withdraw or otherwise transfer any credit balance from time to time on any Assigned Account except with the prior consent of the Security Trustee (acting reasonably) or as permitted or not prohibited pursuant to the terms of the Debt Documents.

(c)

After the occurrence of an Acceleration Event, no Obligor shall be entitled to receive, withdraw or otherwise transfer any credit balance from time to time on any bank account over which security has been granted except with the prior consent of the Security Trustee (acting reasonably).

(d)

If required by local law to perfect the security, notice of the security will be served on the account bank within 5 Business Days of the Security being granted and the Obligor shall use its reasonable endeavours to obtain an acknowledgement of that notice within 30 Business Days of service. If the Obligor has used its reasonable endeavours but has not been able to obtain acknowledgement its obligation to obtain acknowledgement shall cease on the expiry of that 30 Business Days provided, however, if within those 30 Business Days, the relevant account bank has agreed to provide such acknowledgement, but has not yet done so, the relevant Obligor must continue to use all reasonable endeavours to obtain such acknowledgment until such acknowledgment is provided or if the relevant account bank indicates it no longer agrees to provide the acknowledgement. This provision does not apply to Assigned

Accounts in respect of which notice will be provided in accordance with the provisions of the Existing Debenture.

5.	Fixed Assets
(a)

Except as otherwise provided in the Debt Documents, if an Obligor grants security over its fixed assets it shall, prior to the occurrence of an Acceleration Event, be free to deal with those assets in the course of its business.

(b)

Subject to any requirements under the Existing Security Documents, no notice whether to third parties or by attaching a notice to the fixed assets shall be prepared or given until an Acceleration Event occurs and is continuing.

6.	Insurance
(a)

Except as otherwise provided in the Debt Documents, if an Obligor grants security over its insurance policies it shall, prior to the occurrence of an Acceleration Event, be free to deal with those policies in the course of its business.

(b)

If required by local law to perfect the security, notice of the security will be served on the insurance provider within 5 Business Days of the security being granted and the Obligor shall use its reasonable endeavours to obtain an acknowledgement of that notice within 30 Business Days of service. If the Obligor has used its reasonable endeavours but has not been able to obtain acknowledgement its obligation to obtain acknowledgement shall cease on the expiry of the specified 30 Business Day period provided, however, if within those 30 Business Days, the relevant insurance provider has agreed to provide such acknowledgement, but has not yet done so, the relevant Obligor must continue to use all reasonable endeavours to obtain such acknowledgment until such acknowledgment is provided or if the relevant insurance provider indicates it no longer agrees to provide the acknowledgement. This provision does not apply to an Insurance Policy (as that term is in the Existing Debenture) in respect of which notice will be provided in accordance with the provisions of the Existing Debenture.

7.	Intellectual Property

Except as otherwise provided in the Debt Documents, if an Obligor grants security over its intellectual property it shall, prior to the occurrence of an Acceleration Event, be free to deal with those assets in the course of its business (including allowing its intellectual property to lapse if no longer material to its business).

8.	Intercompany receivables
(a)

Except as otherwise provided in the Debt Documents, if an Obligor grants security over its intercompany receivables it shall, prior to the occurrence of an Acceleration Event, be free to deal with those receivables in the course of its business.

(b)

If required by local law to perfect the security, notice of the security will be served on the relevant lender within 5 Business Days of the security being granted and the Obligor shall obtain an acknowledgement of that notice within 30 Business Days of service. Irrespective of whether notice of the security is required for perfection if the service of notice would prevent the Obligor from dealing with an intercompany receivable in the course of its business no notice of security shall be served until an Acceleration Event occurs and is continuing. This provision does not apply to intercompany receivables charged under the Existing Debenture in respect of which notice will be provided in accordance with the provisions of the Existing Debenture.

9.	Trade receivables
(a)

Except as otherwise provided in the Debt Documents, if an Obligor grants security over its trade receivables it shall, prior to the occurrence of an Acceleration Event, be free to deal with those receivables in the course of its business.

(b)	No notice of security may be served until an Acceleration Event occurs and is continuing.
10.	Shares
(a)	Fixed charges and/or pledges over shares in joint ventures, Unrestricted Subsidiaries or over minority interests shall not be required.
(b)

The Transaction Security Document will be governed by the laws of the jurisdiction of incorporation of the entity whose shares are being secured and not by the law of the jurisdiction of incorporation of the Obligor granting the security.

(c)

Until an Acceleration Event occurs and is continuing, the charging Obligor will be permitted to retain and to exercise the voting rights to any shares and the company whose shares have been charged will be permitted to pay dividends.

(d)

Unless the restriction is required by law or regulation or such restriction is only applicable if certain conditions have not been met, the constitutional documents of the company whose shares have been charged will be amended to remove any restriction on the transfer or the registration of the transfer of the shares on the taking or enforcement of the security granted over them.

11.	Excluded assets

For the avoidance of doubt, any assets excluded from the Transaction Security existing as of the date of this Agreement, including but not limited to, the Trafford Training Centre and Academy at Carrington, Manchester (title number GM785864), shall not be subject to any Transaction Security.

12.	Release of Security

Unless required by local law the circumstances in which the security shall be released should not be dealt with in individual Transaction Security Documents but, if so required, shall, except to the extent required by local law, be the same as those set out in the Intercreditor Agreement.

SCHEDULE 5

FORM OF TRANSFER CERTIFICATE

To:[•] as Agent and [•] as Security Trustee

From:[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

Red Football Limited – £50,000,000 Revolving Facility Agreement

dated [ ⚫ ] 2020 (as amended and/or restated from time to time) (the “Facility Agreement”)

1.

We refer to the Facility Agreement and to the Intercreditor Agreement (as defined in the Facility Agreement). This agreement (the “Agreement”) shall take effect as a Transfer Certificate for the purpose of the Facility Agreement and as a Creditor/Creditor Representative Accession Undertaking for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Facility Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 29.5 (Procedure for transfer) of the Facility Agreement:
(a)

The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 29.5 (Procedure for transfer) of the Facility Agreement.

(b)	The proposed Transfer Date is [•].
(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 37.2 (Addresses) of the Facility Agreement are set out in the Schedule.
3.

The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 29.4 (Limitation of responsibility of Existing Lenders) of the Facility Agreement.

4.	The New Lender confirms in respect of any advance by such Lender to a Borrower incorporated in the United Kingdom, for the benefit of the Agent and without liability to any Obligor, that it is:
(a)	[a Qualifying Lender other than a UK Treaty Lender;]
(b)	[a UK Treaty Lender;]
(c)	[not a Qualifying Lender].*
5.	The New Lender confirms that it [is]/[is not] an Investor Affiliate.
6.

[The New Lender confirms in respect of an advance by such Lender to a Borrower incorporated in the United Kingdom that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

*	Delete as applicable - each New Lender is required to confirm which of these three categories it falls within in respect of any advance by such Lender to a Borrower incorporated in the United Kingdom.

(a)	a company resident in the United Kingdom for United Kingdom tax purposes;
(b)	a partnership each member of which is:
(i)	a company so resident in the United Kingdom; or
(ii)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that Company.][1]

7.

[The New Lender confirms in respect of an advance by such Lender to a Borrower incorporated in the United Kingdom that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [ ]) and is tax resident in [ ][2], so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax and requests that the Company notify:

(a)	each Borrower which is a Party as a Borrower as at the Transfer Date; and
(b)	each Additional Borrower which becomes an Additional Borrower after the Transfer Date,

that it wishes that scheme to apply to the Facility Agreement.] 3

[7./8.][The New Lender confirms in respect of an advance by such Lender to a Borrower that is a US Person that it [is]/[is not] a US Qualifying Lender] 4.

[8./9.] We refer to clause [21.4] (Accession of Pari Passu Creditors and Creditor Representatives) of the Intercreditor Agreement.

In consideration of the New Lender being accepted as Pari Passu Creditor for the purposes of the Intercreditor Agreement (and as defined therein), the New Lender confirms that, as from the Transfer Date, it intends to be party to the Intercreditor Agreement as a Pari Passu Creditor, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Pari Passu Creditor and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

[11./12.]This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

[12./13.]This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

[1]	Include only if New Lender falls within paragraph (a)(ii) of the definition of Qualifying Lender in Clause 18.1 (Definitions).
[2]	Insert jurisdiction of tax residence.
[3]	Include if the New Lender holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Facility Agreement.
[4]	Delete as applicable – Each New Lender is required to confirm which of these categories it falls within in respect of any advance by such Lender to a Borrower that is a US Person.

[13./14.]This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note:The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender’s interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]
By:	By:

This Agreement is accepted as a Transfer Certificate for the purposes of the Facility Agreement by the Agent, and as a Creditor/Creditor Representative Accession Undertaking for the purposes of the Intercreditor Agreement by the Security Trustee, and the Transfer Date is confirmed as [•].

[Agent]

By:

[Security Trustee]

By:

SCHEDULE 6

FORM OF ASSIGNMENT AGREEMENT

To:[•] as Agent, [•] as Security Trustee and [•] as Company for and on behalf of each Obligor

From:[the Existing Lender] (the “Existing Lender”) and [the New Lender] (the “New Lender”)

Dated:

Red Football Limited – £50,000,000 Revolving Facility Agreement

dated [ ⚫ ] 2020 (as amended and/or restated from time to time) (the “Facility Agreement”)

1.

We refer to the Facility Agreement and to the Intercreditor Agreement (as defined in the Facility Agreement). This is an Assignment Agreement. This agreement (the “Agreement”) shall take effect as an Assignment Agreement for the purpose of the Facility Agreement and as a Creditor/Creditor Representative Accession Undertaking for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Facility Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 29.6 (Procedure for assignment) of the Facility Agreement:
(a)

The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Facility Agreement, the other Finance Documents and in respect of the Transaction Security which correspond to that portion of the Existing Lender’s Commitments and participations in Utilisations under the Facility Agreement as specified in the Schedule.

(b)

The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitments and participations in Utilisations under the Facility Agreement specified in the Schedule.

(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.
3.	The proposed Transfer Date is [•].
4.	On the Transfer Date the New Lender becomes:
(a)	party to the relevant Finance Documents (other than the Intercreditor Agreement) as a Lender; and
(b)	party to the Intercreditor Agreement as an RCF Lender.
5.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 37.2 (Addresses) of the Facility Agreement are set out in the Schedule.
6.

The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 29.4 (Limitation of responsibility of Existing Lenders) of the Facility Agreement.

7.	The New Lender confirms in respect of an advance by such Lender to a Borrower incorporated in the United Kingdom, for the benefit of the Agent and without liability to any Obligor, that it is:

(a)	[a Qualifying Lender (other than a UK Treaty Lender);]
(b)	[a UK Treaty Lender;]
(c)	[not a Qualifying Lender]. *
8.

[The New Lender confirms in respect of an advance by such Lender to a Borrower incorporated in the United Kingdom that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes;
(b)	a partnership each member of which is:
(i)	a company so resident in the United Kingdom; or
(ii)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.] [5]

9.

[The New Lender confirms in respect of an advance by such Lender to a Borrower incorporated in the United Kingdom that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [ ]) and is tax resident in [ ][6], so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax and requests that the Company notify:

(a)	each Borrower which is a Party as a Borrower as at the Transfer Date; and
(b)	each Additional Borrower which becomes an Additional Borrower after the Transfer Date,

that it wishes that scheme to apply to the Facility Agreement.] 7

[9./10.]The New Lender confirms that it [is]/[is not] an Investor Affiliate.

[10./11.][The New Lender confirms in respect of an advance by such Lender to a Borrower that is a US Person that it [is]/[is not] a US Qualifying Lender] 8.

*	Delete as applicable - each New Lender is required to confirm which of these three categories it falls within in respect of any advance by such Lender to a Borrower incorporated in the United Kingdom.
[5]	Include only if New Lender falls within paragraph (a)(ii) of the definition of Qualifying Lender in Clause 18.1 (Definitions).
[6]	Insert jurisdiction of tax residence.
[7]	Include if the New Lender holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Facility Agreement.
[8]	Delete as applicable – Each New Lender is required to confirm which of these categories it falls within in respect of any advance by such Lender to a Borrower that is a US Person.

[11./12.] We refer to clause [21.4] (Accession of Pari Passu Creditors and Creditor Representatives) of the Intercreditor Agreement.

In consideration of the New Lender being accepted as a Pari Passu Creditor for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement), the New Lender confirms that, as from the Transfer Date, it intends to be party to the Intercreditor Agreement as a Pari Passu Creditor, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Pari Passu Creditor and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

[12./13.]This Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 29.7 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to the Company), to the Company (on behalf of each Obligor) of the assignment referred to in this Agreement.

[13./14.]This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

[14./15.]This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

[15./16.]This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note:The execution of this Assignment Agreement may not transfer a proportionate share of the Existing Lender’s interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE

Commitment/rights and obligations to be transferred by assignment,

release and accession

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]
By:	By:

This Agreement is accepted as an Assignment Agreement for the purposes of the Facility Agreement by the Agent, and as a Creditor/Creditor Representative Accession Undertaking for the purposes of the Intercreditor Agreement by the Security Trustee, and the Transfer Date is confirmed as [•].

Signature of this Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to in this Agreement, which notice the Agent receives on behalf of each Finance Party.

[Agent]

By:

[Security Trustee]

By:

SCHEDULE 7

FORM OF ACCESSION DEED

To:[                   ] as Agent and [                  ] as Security Trustee for itself and each of the other parties to the Intercreditor Agreement referred to below

From:[Restricted Subsidiary] and [Company]

Dated:

Dear Sirs

Red Football Limited – £50,000,000 Revolving Facility Agreement

dated [ ⚫ ] 2020 (as amended and/or restated from time to time) (the “Facility Agreement”)

1.

We refer to the Facility Agreement and to the Intercreditor Agreement. This deed (the “Accession Deed”) shall take effect as an Accession Deed for the purposes of the Facility Agreement and as a Debtor Accession Deed for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Facility Agreement have the same meaning in paragraphs 1 to 3 of this Accession Deed unless given a different meaning in this Accession Deed.

2.

[Restricted Subsidiary] agrees to become an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Facility Agreement and the other Finance Documents (other than the Intercreditor Agreement) as an Additional [Borrower]/[Guarantor] pursuant to clause [31.2 (Additional Borrowers)]/[clause 31.4 (Additional Guarantors)] of the Facility Agreement. [Restricted Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction] and is a limited liability company and registered number [           ].

3.	[Restricted Subsidiary’s] administrative details for the purposes of the Facility Agreement and the Intercreditor Agreement are as follows:

Address:

Fax No.:

Attention:

4.

[Restricted Subsidiary] (for the purposes of this paragraph 4, the “Acceding Debtor”) intends to [incur Liabilities under the following documents]/[give a guarantee, indemnity or other assurance against loss in respect of Liabilities under the following documents]:

[Insert details (date, parties and description) of relevant documents]

the “Relevant Documents”.

IT IS AGREED as follows:

(a)	Terms defined in the Intercreditor Agreement shall, unless otherwise defined in this Accession Deed, bear the same meaning when used in this paragraph 4.
(b)	The Acceding Debtor and the Security Trustee agree that the Security Trustee shall hold:

(i)	[any Security in respect of Liabilities created or expressed to be created pursuant to the Relevant Documents;
(ii)	all proceeds of that Security; and]
(iii)

all obligations expressed to be undertaken by the Acceding Debtor to pay amounts in respect of the Liabilities to the Security Trustee as trustee for the Secured Parties (in the Relevant Documents or otherwise) and secured by the Transaction Security together with all representations and warranties expressed to be given by the Acceding Debtor (in the Relevant Documents or otherwise) in favour of the Security Trustee as trustee for the Secured Parties, on trust for the Secured Parties on the terms and conditions contained in the Intercreditor Agreement.

(c)

The Acceding Debtor confirms that it intends to be party to the Intercreditor Agreement as a Debtor, undertakes to perform all the obligations expressed to be assumed by a Debtor under the Intercreditor Agreement and agrees that it shall be bound by all the provisions of the Intercreditor Agreement as if it had been an original party to the Intercreditor Agreement.

(d)

[In consideration of the Acceding Debtor being accepted as an Intra-Group Lender for the purposes of the Intercreditor Agreement, the Acceding Debtor also confirms that it intends to be party to the Intercreditor Agreement as an Intra-Group Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by an Intra-Group Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement].

[4]/[5] This Accession Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

THIS ACCESSION DEED has been signed on behalf of the Security Trustee (for the purposes of paragraph 4 above only), signed on behalf of the Company and executed as a deed by [Restricted Subsidiary] and is delivered on the date stated above.

[Restricted Subsidiary]

[EXECUTED AS A DEED)

By: [Subsidiary])

 Director

 Director/Secretary

OR

[EXECUTED AS A DEED

By: [Subsidiary]

 Signature of Director

 Name of Director

in the presence of

 Signature of witness

 Name of witness

 Address of witness

 Occupation of witness]

The Company

 [Company]

By:

The Security Trustee

 [Full Name of Current Security Trustee]

By:

Date:

SCHEDULE 8

FORM OF RESIGNATION LETTER

To:[•] as Agent

From:[resigning Obligor] and [Company]

Dated:

Dear Sirs

Red Football Limited – £50,000,000 Revolving Facility Agreement

dated [ ⚫ ] 2020 (as amended and/or restated from time to time) (the “Facility Agreement”)

1.

We refer to the Facility Agreement. This is a Resignation Letter. Terms defined in the Facility Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.

Pursuant to [clause 31.3 (Resignation of a Borrower)]/[clause 31.5 (Resignation of a Guarantor)], we request that [resigning Obligor] be released from its obligations as a [Borrower]/[Guarantor] under the Facility Agreement and the Finance Documents (other than the Intercreditor Agreement).

3.	We confirm that:
(a)	no Event of Default is continuing or would result from the acceptance of this request; and
(b)	[this request is given in relation to a Third Party Disposal of [resigning Obligor];]*
(c)	[•]***
4.	This Resignation Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.
5.

The Company agrees to indemnify the Finance Parties and any Receivers or Delegates for any costs, expenses, or liabilities which would have been payable by [resigning Obligor] in connection with the Finance Documents but for the release set out in paragraph 1 above.

[Company]	[resigning Obligor]
By:	By:

NOTES:

*Insert where resignation as a result of a Third Party Disposal.

**Insert where resignation as a result of a Third Party Disposal. Amend as appropriate, e.g. to reflect agreed procedure for payment of proceeds into a specified account.

***Insert any other conditions required by the Facility Agreement.

SCHEDULE 9

FORM OF COMPLIANCE CERTIFICATE

To:[•] as Agent

From:[Company]

Dated:

Dear Sirs

Red Football Limited – £50,000,000 Revolving Facility Agreement

dated [ ⚫ ] 2020 (as amended and/or restated from time to time) (the “Facility Agreement”)

1.

We refer to the Facility Agreement. This is a Compliance Certificate. Terms defined in the Facility Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.

We confirm that Consolidated EBITDA for the most recently completed Relevant Period was [•] and we set out in the Schedule (Calculation of Consolidated EBITDA) hereto detail of the calculation of this amount.

3.	We confirm that the Minimum Committed Additional Financing is [not] less than £75,000,000 (or its equivalent in other currencies).
4.	[We confirm that no Default is continuing. 2]
5.

[We confirm by reference to the latest Annual Financial Statements delivered under the terms of the Facility Agreement that [the Guarantor Coverage Test [is satisfied]/[will be satisfied by the following members of the Group acceding as Additional Guarantors in accordance with Clause 27.13 (Guarantors):

6.	[•].]*

Signed	.......................................................	.......................................................
	Director	Director
	of	of
	[Company]	[Company]

[insert applicable certification language]

……………………..

for and on behalf of

[name of auditors of the Company]

1 If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

NOTES:

*Only for Compliance Certificate delivered with the Annual Financial Statements.

THE SCHEDULE

CALCULATION OF CONSOLIDATED EBITDA

Relevant line item	Amount (£)
The consolidated profits of the Group from ordinary activities before taxation in respect of that Relevant Period	[•]
Including any amount attributable to the amortisation or impairment of intangible assets or the depreciation or impairment of tangible assets	[•]
Including any Consolidated Net Finance Charges	[•]

Including any one-off expenses or charges incurred in connection with the incurrence or issuance of (i) any Financial Indebtedness under or which is permitted by the Finance Documents or (ii) any other equity issuance which is permitted by the Finance Documents

[•]
Including any items treated as exceptional or extraordinary items	[•]
Including any accrued interest received by or owing to any member of the Group	[•]
Including any realised and unrealised exchange gains and losses including those arising on translation of currency debt	[•]
Including any gain or loss arising from an upward or downward revaluation of any asset or arising from the acquisition or disposal of player registrations	[•]
Deducting any profit of any member of the Group which is attributable to minority interests	[•]

Deducting any profit of any investment or entity (which is not itself a member of the Group) in which any member of the Group has an ownership interest to the extent that the amount of such profit included in the financial statements of the Group exceeds the amount (net of applicable withholding tax) received in cash by members of the Group through distributions by such investment or entity

[•]
After excluding the amount of any profit or loss which is attributable to any Material Disposal made in the Relevant Period
After deducting to the extent not already taken into account, all rent and other property costs of a revenue nature	[•]
Consolidated EBITDA	[•]

SCHEDULE 10

TIMETABLES

Part 1

Loans

Loans in sterling
Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request))	U-1 11.00am

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders’ participation) and notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)

U-1 2.00pm
LIBOR is fixed	Quotation Day as of 11.00am
Base Reference Bank Rate calculated by reference to available quotations in accordance with Clause 16.2 (Calculation of Base Reference Bank Rate and Alternative Reference Bank Rate)	Quotation Day as of 11.00am
Alternative Reference Bank Rate calculated by reference to available quotations in accordance with Clause 16.2 (Calculation of Base Reference Bank Rate and Alternative Reference Bank Rate)	Quotation Day as of 11.00am

“U”=date of Utilisation

“U - X”=X Business Days prior to date of Utilisation

SCHEDULE 11

[RESERVED]

SCHEDULE 12

[RESERVED]

SCHEDULE 13

FORMS OF NOTIFIABLE DEBT PURCHASE TRANSACTION NOTICE

Part 1

Form of Notice on entering into Notifiable Debt Purchase Transaction

To:[             ] as Agent

From:[The Lender]

Dated:

Red Football Limited – £50,000,000 Revolving Facility Agreement

dated [ ⚫ ] 2020 (as amended and/or restated from time to time) (the “Facility Agreement”)

1.

We refer to paragraph (b) of Clause 30.2 (Disenfranchisement on Debt Purchase Transactions entered into by Investor Affiliates) of the Facility Agreement. Terms defined in the Facility Agreement have the same meaning in this notice unless given a different meaning in this notice.

2.	We have entered into a Notifiable Debt Purchase Transaction.
3.	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below.

Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates (Base Currency)
[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Lender]

By:

Part 2

Form of Notice on Termination of Notifiable Debt Purchase Transaction / Notifiable Debt Purchase Transaction ceasing to be with Investor Affiliate

To:[             ] as Agent

From:[The Lender]

Dated:

Red Football Limited – £50,000,000 Revolving Facility Agreement

dated [ ⚫ ] 2020 (as amended and/or restated from time to time) (the “Facility Agreement”)

1.

We refer to paragraph (c) of Clause 30.2 (Disenfranchisement on Debt Purchase Transactions entered into by Investor Affiliates) of the Facility Agreement. Terms defined in the Facility Agreement have the same meaning in this notice unless given a different meaning in this notice.

2.	A Notifiable Debt Purchase Transaction which we entered into and which we notified you of in a notice dated [•] has [terminated]/[ceased to be with an Investor Affiliate].*
3.	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below.

Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates (Base Currency)
[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Lender]

By:

*	Delete as applicable

SCHEDULE 14

TABLE OF VALUES FOR X

1.

The value of X in any Financial Year will be the amount determined using the Champions League Adjustment Spreadsheet and set out in the row labelled “EBITDA” in the column corresponding to that Financial Year after the following adjustments (the “Adjustments”) have been made in the electronic version of the spreadsheet (and, for the avoidance of doubt, with no other adjustments):

(a)

the figure in the Total Match Day income row of the spreadsheet for a Financial Year (the “Relevant Year”) will be determined by: (i) adjusting the revenue in the line item entitled “European Cups” in the Annual Financial Statements for the most recent Financial Year in which the first team of MUFC participated in the Champions League (the “Previous Year”) to reflect any increase or decrease in ticket prices announced prior to the start of the Relevant Year that would be applicable in the Relevant Year; (ii) aggregating the amount described in paragraph (i) above with the revenue (increased or decreased for the then prevailing rate (RPI) of inflation or deflation) in the line items entitled “Hospitality – Match Day” and “Catering (match day)” (minus any intra-Group items) in the Annual Financial Statements for the Previous Year; (iii) dividing the sum of the amount described in paragraph (ii) by the number of Champions League matches played at the Stadium in the Previous Year; and (iv) multiplying the product of paragraph (iii) by four;

(b)

any increase or decrease in the Sterling Equivalent (as defined in Schedule 15 (Restrictive Covenants)) of media and sponsorship revenues that would have been received by the Group from UEFA in respect of the Champions League (or, in each case, any replacement body or competition) had the first team of MUFC finished third in the Premier League (or any replacement competition) and qualified for the first knock-out stage of the Champions League will be taken into account in calculating the figure in the row labelled “European TV & Radio” in the column corresponding to that Financial Year; and

(c)

any increase or decrease in the portion of revenue from the Specified Contract described in paragraph (a) of the definition thereof (as applicable) (or any replacement contract) that is dependent on the first team of MUFC qualifying for the Champions League in a Financial Year will be taken into account in calculating the figure in the row labelled “Adidas” (in relation to the adidas Agreement) in the column corresponding to that Financial Year.

2.	The add back in respect of each Financial Year shall be applied according to the following quarterly schedule:

Financial Quarter Ending	Percentage Application
September	20.0%
December	45.0%
March	35.0%
June	0.0%

SCHEDULE 15

RESTRICTIVE COVENANTS

Defined terms used in this Schedule shall have the meanings given to them in this Schedule 15 unless the context requires otherwise. The provisions of this Schedule 15 are to be interpreted in accordance with the laws of the State of New York (without prejudice to the fact that this Agreement is governed by English law).

1.	Asset Sales
1.1	The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, consummate an Asset Sale unless:
(a)

the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(b)

at least 75 per cent. of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(i)

any liabilities, as shown on the Company’s most recent consolidated balance sheet, of the Company or any of its Restricted Subsidiaries (other than contingent liabilities and liabilities that are by their terms subordinated to the Facility and any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation or indemnity agreement that releases the Company or such Restricted Subsidiary from or indemnifies against further liability;

(ii)

any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents within 90 days following the closing of the Asset Sale, to the extent of the cash or Cash Equivalents received in that conversion;

(iii)

Indebtedness of any Restricted Subsidiary of the Company or preferred stock of an Obligor other than the Company, in each case that is no longer a Restricted Subsidiary of the Company as a result of such Asset Sale, to the extent that the Company and its Restricted Subsidiaries following such Asset Sale are released from any guarantee of such Indebtedness or preferred stock in connection with such Asset Sale;

(iv)

consideration consisting of Indebtedness of the Company or any of its Restricted Subsidiaries or preferred stock of an Obligor other than the Company which is either repaid in full or cancelled in connection with such Asset Sale; and

(v)	any Capital Stock or assets of the kind referred to in paragraphs (b) or (d) of Clause 1.2 below,

provided that, in no event will the Company or any of its Restricted Subsidiaries sell, lease, convey or otherwise dispose of all or part of the Specified Asset other than to an Obligor.

1.2	Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:
(a)

to repay, repurchase, prepay or redeem (i) Indebtedness under the Facility and correspondingly reduce commitments with respect thereto, (ii) Indebtedness of a Restricted Subsidiary of the Company that is not a Guarantor to the extent that such Indebtedness is not subordinated in right of payment to the Facility and any guarantee thereof, (iii) the Notes pursuant to an offer to all holders of Notes at a purchase price equal to 100 per cent. of the principal amount, plus accrued and unpaid interest and Make-Whole Amount, if any, to the date of purchase (a “Notes Offer”) or (iv) obligations under any pari passu Indebtedness (other than the Notes) that is secured by a Lien on the Collateral that ranks equal to the Lien on the Collateral securing the Facility and any guarantee thereof and that is not subordinated in right of payment to the Facility hereunder or under any other Finance Document, and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto, concurrently with an Excess Proceeds Prepayment Offer;

(b)

to acquire (or enter into a binding agreement to acquire, provided that such commitment will be subject only to customary conditions (other than financing) and such acquisition will be consummated within 180 days after the end of such 360 day period) all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Company;

(c)	to make a capital expenditure; or
(d)

to acquire (or enter into a binding agreement to acquire, provided that such commitment will be subject only to customary conditions (other than financing) and such acquisition will be consummated within 180 days after the end of such 360 day period) other assets (other than Capital Stock) that are not classified as current assets under IFRS and that are used or useful in a Permitted Business, provided, however, that pending the final application of any Net Proceeds, the Company (or the applicable Restricted Subsidiary) may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Finance Documents.

1.3	Any Net Proceeds from Asset Sales that are not applied or invested as provided in Clause 1.2 will constitute “Excess Proceeds”.
1.4

When the aggregate amount of Excess Proceeds exceeds £15,000,000, within five Business Days thereof, the Company will make an offer (an “Excess Proceeds Prepayment Offer”) to the Lenders and may make an offer to all holders of the Notes or other Indebtedness that is pari passu with the Facility and any guarantee thereof containing provisions similar to those set forth in this Agreement with respect to offers to purchase, prepay, cancel or redeem with the proceeds of sales of assets in accordance with this Clause 1 (Asset Sales) to purchase, prepay, redeem or cancel the maximum principal amount of and correspondingly reduce commitments with respect thereto or cancel the Facility, the Notes and such other pari passu Indebtedness (plus accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid, redeemed or cancelled out of the Excess Proceeds. The offer price in any Excess Proceeds Prepayment Offer will be equal to 100 per cent. of the principal amount to be prepaid, plus accrued and unpaid interest and Additional Amounts, if any, to the date of prepayment or cancellation. If any Excess Proceeds remain after consummation of an Excess Proceeds Prepayment Offer, the Company and its Restricted Subsidiaries may use those Excess Proceeds for any purpose not otherwise prohibited by this Agreement. If the aggregate principal amount of the Facility, the Notes and any other Indebtedness that is pari passu with the Facility and any guarantee thereof tendered into (or required to be prepaid, redeemed or cancelled in connection with) such Excess Proceeds Prepayment Offer exceeds the amount of Excess Proceeds, or if the aggregate principal amount of the Facility exceeds the amount of Net Proceeds to be so applied, such Net Proceeds shall be allocated to prepay the Facility, such Notes and such other Indebtedness that is pari passu with the Facility and any guarantee thereof to be prepaid on a pro rata basis based on the amounts tendered or required to be prepaid, redeemed or cancelled. For the purposes of calculating the principal amount of any such Indebtedness not denominated in US Dollars, such Indebtedness shall be calculated by converting any such principal amounts into their US Dollar Equivalent determined as of the Business Day immediately prior to the date on which the Excess Proceeds Prepayment Offer is announced. Upon completion of each Excess Proceeds Prepayment Offer, the amount of Excess Proceeds will be reset at zero.

2.	Restricted Payments
2.1	The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:
(a)

declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company and other than dividends or distributions payable to the Company or any of its Restricted Subsidiaries);

(b)

purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent entity of the Company;

(c)

make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any Obligor that is contractually subordinated to the Facility and any guarantee thereof (excluding (i) any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries or (ii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of any Indebtedness of the Company or any Obligor that is contractually subordinated to the Facility or the guarantee thereof purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement);

(d)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Shareholder Funding; or
(e)	make any Restricted Investments,

(all such payments and other actions set forth in the foregoing paragraphs (a) through (e) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(i)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(ii)

the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least £1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in paragraph (a) of Clause 3.1 (Incurrence of Indebtedness and Issuance of Preferred Stock) below; and

(iii)

such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries since the Closing Date (excluding Restricted Payments permitted by paragraphs (b), (c), (e), (f), (g), (h), (i), (j), (k), (m) and (n) of Clause 2.2 (Restricted Payments)) is less than the sum, without duplication, of:

(A)

50 per cent. of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after June 30, 2015 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100 per cent. of such deficit); plus

(B)

100 per cent. of the aggregate net cash proceeds received by the Company since the 2015 Closing Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock and Excluded Contributions) or from Subordinated Shareholder Funding or from the issue or sale of convertible or exchangeable Disqualified Stock of the Company or convertible or exchangeable debt securities of the Company, in each case that have been converted into or exchanged for Equity Interests of the Company (including such cash proceeds received in connection with any such conversion or exchange) (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company), excluding, in each case, any such contribution that constitutes Relevant Equity; plus

(C)

to the extent that Restricted Investments which were made after the 2015 Closing Date are sold for cash and/or Cash Equivalents or otherwise liquidated or repaid for cash and/or Cash Equivalents, the lesser of (x) the cash return of capital with respect to such Restricted Investments (less the cost of disposition, if any) and (y) the initial amount of such Restricted Investments; plus

(D)

to the extent that any Unrestricted Subsidiary of the Company designated as such after the 2015 Closing Date is redesignated as a Restricted Subsidiary after the 2015 Closing Date, the lesser of (i) the Fair Market Value of the Company’s Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the 2015 Closing Date; plus

(E)

upon the full and unconditional release of a Restricted Investment that is a guarantee made by the Company or one of its Restricted Subsidiaries to any Person, an amount equal to the amount of such guarantee; plus

(F)	the initial amount of any Restricted Investment made after the 2015 Closing Date in a Person that becomes a Restricted Subsidiary; plus
(G)

100 per cent. of any dividends received in cash by the Company or a Restricted Subsidiary after the 2015 Closing Date from an Unrestricted Subsidiary, to the extent that such dividends were not otherwise included in the Consolidated Net Income of the Company for such period.

2.2	If no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment, the provisions of Clause 2.1 (Restricted Payments) will not prohibit:
(a)

the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of this Agreement;

(b)

the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital or Subordinated Shareholder Funding to the Company; (excluding any such contribution that constitutes Relevant Equity) provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from paragraph (iii)(B) of Clause 2.1 above;

(c)

the repurchase, redemption, defeasance or other acquisition or retirement for value of (i) Indebtedness of the Company or any Obligor that is contractually subordinated to the Facility and any guarantee thereof with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness; or (ii) Indebtedness of the Company or any Obligor that is subordinated in right of payment to the Facility or any guarantee thereof (other than any Indebtedness so subordinated and held by Affiliates of the Company) upon a Note Change of Control or an Asset Sale to the extent required by the agreements governing such Indebtedness, but only if, prior to offering to purchase, purchasing or repaying such Indebtedness, (x) the Company shall have complied with its obligations under Clause 1 (Asset Sales) and shall have prepaid the full principal amount of the Facility required to be prepaid under Clause 1 (Asset Sales) and (y) the Obligors shall have otherwise complied with the terms of this Agreement;

(d)

the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company, any of its Restricted Subsidiaries or any Parent Entity held by any current or former officer, director, employee or consultant of the Company or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement, employment agreements, or similar agreements or stock option plans; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed £3,000,000 in any twelve month period; but provided, further, that such amount in any twelve-month period may be increased by an amount not to exceed the cash proceeds received by the Company or any of its Restricted Subsidiaries from the sale of Equity Interests of the Company, any of its Restricted Subsidiaries or any Parent Entity to current or former officers, directors, employees or consultants of the Company, any of its Restricted Subsidiaries or any Parent Entity to the extent the cash proceeds from the sale of Equity Interests have not otherwise been applied to the making of Restricted Payments pursuant to paragraph (iii) of Clause 2.1 (Restricted Payments) and do not constitute Relevant Equity;

(e)

the repurchase of Equity Interests of the Company or any Parent Entity deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

(f)

the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Company or any preferred stock of any Restricted Subsidiary issued on or after the 2015 Closing Date in accordance with the Fixed Charge Coverage Ratio test set forth in paragraph (a) of Clause 3.1 (Incurrence of Indebtedness and Issuance of Preferred Stock);

(g)

payments of cash, dividends, distributions, advances or other Restricted Payments by the Company or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (x) the exercise of options or warrants or (y) the conversion or exchange of Capital Stock of any such Person;

(h)

the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

(i)

payments pursuant to any tax sharing agreement or arrangement relating to taxes among the Company and its Subsidiaries and other Persons with which the Company or any of its Subsidiaries is required or permitted to file a consolidated tax return or with which the Company or any of its Restricted Subsidiaries is a part of a group for tax purposes; provided, however, that such payments will not exceed the amount of tax that the Company and its Subsidiaries would owe on a standalone basis and the related tax liabilities of the Company and its Subsidiaries are relieved thereby;

(j)

the declaration and payment of dividends or other distributions, or the making of loans, by the Company or any of its Restricted Subsidiaries to any Parent Entity in amounts and at times required to pay:

(i)	franchise taxes and other fees, taxes and expenses required to maintain the corporate existence of any Parent Entity;
(ii)

general corporate overhead expenses of any Parent Entity to the extent such expenses are attributable to the ownership or operation of the Company and its Restricted Subsidiaries or related to the proper administration of such Parent Entity, including (i) fees and expenses properly incurred in the ordinary course of business to auditors and legal advisors; and (ii) payments in respect of services provided by directors, officers or employees of any such Parent Entity, not to exceed £3,000,000 in any calendar year;

(iii)

any income taxes (including, for the avoidance of doubt, United Kingdom corporation tax), to the extent such income taxes are attributable to the income or ownership of the Company and any of its Restricted Subsidiaries and, to the extent of the amount actually received in cash from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income or ownership of such Unrestricted Subsidiaries;

(iv)

costs (including all professional fees and expenses) incurred by any Parent Entity in connection with reporting obligations under or otherwise incurred in connection with compliance with applicable laws, rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, the Finance Documents or any other agreement or instrument relating to Indebtedness of the Company or any of its Restricted Subsidiaries, including in respect of any reports filed with respect to the Securities Act, Exchange Act or the respective rules and regulations promulgated thereunder; and

(v)

fees and expenses of any Parent Entity incurred in relation to any public offering or other sale of Capital Stock or Indebtedness (A) where the net proceeds of such offering or sale are intended to be received by or contributed to the Company or any of its Restricted Subsidiaries; (B) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received or contributed; or (C) otherwise on an interim basis prior to completion of such offering so long as any Parent Entity will cause the amount of such expenses to be repaid to the Company or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed;

(k)

so long as the Consolidated EBITDA of the Company is equal to or greater than £250,000,000 for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of such Restricted Payment, any Restricted Payment;

(l)

following a Public Equity Offering that results in a Public Market of the Capital Stock of the Company or any Parent Entity, the payment of dividends on the Capital Stock of the Company up to 6 per cent. per annum of the net cash proceeds received by the Company in any such Public Equity Offering or any subsequent public offering of such Capital Stock, or the net cash proceeds of any such Public Equity Offering or subsequent public offering of such Capital Stock of any Parent Entity that are contributed in cash to the Company’s equity (other than through the issuance of Disqualified Stock); provided that if such Public Equity Offering was of Capital Stock of a Parent Entity, the net proceeds of any such dividend are used to fund a corresponding dividend in equal or greater amount on the Capital Stock of such Parent Entity;

(m)

to the extent constituting a Restricted Payment, any transfer, assignment or novation by MUL and/or any other member of the Restricted Group of all or any portion of the assets described in paragraph (a) of the definition of “New Holdco Business” to any member of the New Holdco Group made in accordance with a Permitted Reorganisation, including without limitation the transfer of employees, assets (including goodwill) and/or relevant partner or supplier contracts; or

(n)	other Restricted Payments in an aggregate amount not to exceed £160,000,000 since the 2015 Closing Date.
2.3

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

3.	Incurrence of Indebtedness and Issuance of Preferred Stock
3.1

The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become or remain directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not, and will not permit any other Obligor to, issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that:

(a)

subject to Clause 3.3 below, the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, the Obligors (other than the Company) may issue Disqualified Stock, and the Obligors (other than the Company) and New Holdco or any Restricted Subsidiary that is a Subsidiary of New Holdco (including without limitation, Sponsorship Newco) may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, in each case, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period provided that, if the Indebtedness is to be incurred by New Holdco or any Restricted Subsidiary that is a Subsidiary of New Holdco (including without limitation, Sponsorship Newco) the creditor(s) or, as the case may be, representative of such creditor(s) of such Indebtedness shall have become party to the Intercreditor Agreement or entered into an intercreditor agreement providing for pro-rata sharing of enforcement proceeds or payments upon default among such creditors and the Lenders and otherwise satisfactory to the Agent (acting reasonably and in good faith), provided that the terms of such intercreditor agreement are no more onerous to New Holdco and its Subsidiaries than the terms of the Intercreditor Agreement; and

(b)

if the Indebtedness to be incurred is Senior Secured Indebtedness, subject to Clause 3.3 below, the Obligors, New Holdco or any Restricted Subsidiary that is a Subsidiary of New Holdco (including without limitation, Sponsorship Newco) may incur such Senior Secured Indebtedness if the Consolidated Senior Secured Leverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred is less than 4.0 to 1.0 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if such Indebtedness had been incurred at the beginning of such four-quarter period provided that, if the Senior Secured Indebtedness to be incurred is to be incurred by New Holdco or any Restricted Subsidiary that is a Subsidiary of New Holdco (including without limitation, Sponsorship Newco) the creditor(s) or, as the case may be, representative of such creditor(s) of such Indebtedness shall have become party to the Intercreditor Agreement or entered into an intercreditor agreement providing for pro-rata sharing of enforcement proceeds or payments upon default among such creditors and the Lenders and otherwise satisfactory to the Agent (acting reasonably and in good faith), provided that the terms of such intercreditor agreement are no more onerous to New Holdco and its Subsidiaries than the terms of the Intercreditor Agreement.

3.2	Subject to Clause 3.3 below, Clause 3.1 will not prohibit the incurrence of any of the following items of Indebtedness (collectively, the “Permitted Debt”):
(a)	the incurrence of Indebtedness under this Agreement;
(b)	the incurrence by the Company and its Restricted Subsidiaries of Existing Indebtedness;

(c)	Indebtedness under the BAML Facility in an aggregate principal amount at any one time outstanding not to exceed $225.0 million (or its equivalent in any other currency or currencies);
(d)	the incurrence by the Company and the Obligors of Indebtedness evidenced by the Notes and the Note Guarantee;
(e)

Indebtedness under the Existing Facility in an aggregate principal amount at any one time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed £150.0 million;

(f)

the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing or refinancing all or any part of the purchase price or cost of design, construction, lease, installation or improvement of property (real or personal), plant or equipment used or useful in a Permitted Business, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred in exchange for, or the net proceeds of which were used to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this paragraph (f), not to exceed £50,000,000 at any time outstanding;

(g)

the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the Finance Documents to be incurred under Clause 3.1 or any of paragraphs (b), (c), (d), (e), (f), (g) or (m) of this Clause 3.2;

(h)	the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of such Restricted Subsidiaries; provided, however, that:
(i)

if any Obligor is the obligor on such Indebtedness and the payee is not an Obligor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all obligations then due with respect to the Facility and the Finance Documents; and

(ii)

(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (B) any sale or other transfer of any such Indebtedness to a Person that is neither the Company nor a Restricted Subsidiary of the Company, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this paragraph (h);

(i)	the issuance by any Restricted Subsidiary of the Company to the Company or to any of the Company’s Restricted Subsidiaries of shares of preferred stock; provided, however, that:
(i)	any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or any of its Restricted Subsidiaries; and

(ii)	any sale or other transfer of any such preferred stock to a Person that is neither the Company nor any of its Restricted Subsidiaries,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this paragraph (i);

(j)	the incurrence by the Company or any Restricted Subsidiary of Hedging Obligations in the ordinary course of business and not for speculative purposes;
(k)

the Guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or any of its Restricted Subsidiaries to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this Clause 3.2; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Facility and any guarantee thereof, then the Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(l)

the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, customs, VAT and other tax guarantees, performance and surety bonds in the ordinary course of business;

(m)

the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days;

(n)

Indebtedness of any Person outstanding on the date on which such Person becomes a Restricted Subsidiary of the Company or is merged, consolidated, amalgamated or otherwise combined with (including pursuant to any acquisition of assets and assumption of related liabilities) the Company or any of its Restricted Subsidiaries (other than Indebtedness incurred to provide all or any portion of the funds used to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary of the Company or was otherwise acquired by the Company or any of its Restricted Subsidiaries); provided, however, with respect to this paragraph (1), that at the time of the acquisition or other transaction pursuant to which such Indebtedness was deemed to be incurred the Company would have been able to incur £1.00 of additional Indebtedness pursuant to paragraph (a) of Clause 3.1 after giving pro forma effect to the incurrence of such Indebtedness pursuant to this paragraph (n);

(o)

Indebtedness arising from agreements of the Company or any of its Restricted Subsidiaries providing for customary indemnification, obligations in respect of earnouts or other adjustments of purchase price or, in each case, similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets or Person or any Equity Interests of a Subsidiary, provided that the maximum liability of the Company and its Restricted Subsidiaries in respect of all such Indebtedness shall at no time exceed the gross proceeds, including the Fair Market Value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value), actually received by the Company and its Restricted Subsidiaries in connection with such disposition; and

(p)

the incurrence by New Holdco, Sponsorship Newco or any Restricted Subsidiary that is a Subsidiary of New Holdco of Intra-Group Liabilities (as defined in the Intercreditor Agreement) or Subordinated Liabilities (as defined by the Intercreditor Agreement), provided, however, that New Holdco or any Restricted Subsidiary that is a Subsidiary of New Holdco (including without limitation, Sponsorship Newco) shall not be permitted to incur Indebtedness pursuant to paragraphs (a) and (f) of this Clause 3.2.

3.3

No Obligor will incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Obligors unless such Indebtedness is also contractually subordinated in right of payment to the Facility and any guarantee thereof on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Obligors solely by virtue of being unsecured or by virtue of being secured on a junior priority basis.

3.4

For purposes of determining compliance with this Clause 3, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in paragraphs (a) through (p) of Clause 3.2 above, or is entitled to be incurred pursuant to paragraph (a) of Clause 3.1, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Clause 3. Indebtedness under the Facility will be deemed to have been incurred under paragraph (a) of Clause 3.2 only. The accrual of interest or preferred stock dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of the same class of preferred stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this Clause 3; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Consolidated Interest Expense of the Company as accrued. Notwithstanding any other provision of this Clause 3, the maximum amount of Indebtedness that the Company or any of its Restricted Subsidiaries may incur pursuant to this Clause 3 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

3.5	The amount of any Indebtedness outstanding as of any date will be:
(a)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;
(b)	the principal amount of the Indebtedness, in the case of any other Indebtedness;
(c)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:
(i)	the Fair Market Value of such assets at the date of determination; and
(ii)	the amount of the Indebtedness of the other Person; and
(d)

for purposes of determining compliance with any sterling-denominated restriction on the incurrence of Indebtedness, the Sterling Equivalent of the principal amount of Indebtedness denominated in another currency will be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of Indebtedness incurred under a revolving credit facility; provided that (i) if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than sterling, and such refinancing would cause the applicable sterling-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such sterling-denominated restriction will be deemed not to have been exceeded so long as the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced; and (ii) if and for so long as any such Indebtedness is subject to an agreement intended to protect against fluctuations in currency exchange rates with respect to the currency in which such Indebtedness is denominated covering principal and interest on such Indebtedness, the amount of such Indebtedness, if denominated in sterling, will be the amount of the principal payment required to be made under such currency agreement and, otherwise, the Sterling Equivalent of such amount plus the Sterling Equivalent of any premium which is at such time due and payable but is not covered by such currency agreement.

4.	Liens

The Company will not and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness upon any of their property or assets, now owned or hereafter acquired, except (a) in the case of any property or asset that does not constitute Collateral, Permitted Liens and (b) in the case of any property or asset that constitutes Collateral, Permitted Collateral Liens.

5.	Limitation on Sale and Leaseback Transactions
5.1

The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction with a Person other than the Company or a Restricted Subsidiary of the Company; provided that any Obligor may enter into a sale and leaseback transaction if:

(a)

such Obligor could have (i) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in paragraph (a) of Clause 3.1 (Incurrence of Indebtedness and Issuance of Preferred Stock) above and (ii) incurred a Lien to secure such Indebtedness pursuant to Clause 4 (Liens);

(b)

the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value, as determined in good faith by the Board of Directors of the Company of the property that is the subject of that sale and leaseback transaction; and

(c)	the transfer of assets in that sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with Clause 1 (Asset Sales).
6.	Dividend and other Payment Restrictions Affecting Restricted Subsidiaries
6.1

The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(a)

pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(b)	make loans or advances to the Company or any of its Restricted Subsidiaries; or
(c)	sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

6.2	The restrictions in Clause 6.1 above will not apply to encumbrances or restrictions existing under or by reason of:
(a)

agreements governing Existing Indebtedness and any agreement as in effect at or entered into on the Closing Date and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Closing Date;

(b)	the Existing Facility, the Notes, the Note Guarantee, the BAML Facility, the Intercreditor Agreement and the Transaction Security Documents;
(c)

agreements governing other Indebtedness permitted to be incurred under Clause 3 (Incurrence of Indebtedness and Issuance of Preferred Stock) and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the restrictions therein are not materially more restrictive, taken as a whole, than those contained in the Finance Documents;

(d)	applicable law, rule, regulation or order;
(e)

any agreement or instrument of or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such agreement or instrument was entered into or incurred in connection with or in contemplation of such acquisition) and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of any such agreement or instrument, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are (i) no more restrictive or (ii) not materially less favorable as determined in good faith by the Company, than the dividend and other payment restrictions contained in such instrument at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Agreement to be incurred;

(f)	customary non-assignment provisions in contracts, leases and licenses entered into in the ordinary course of business;
(g)

purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in paragraph (c) of Clause 5 (Limitation on Sale and Leaseback Transactions);

(h)

any agreement for the sale or other disposition of the Capital Stock or all or substantially all of the property and assets of a Restricted Subsidiary of the Company that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(i)

Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(j)	Liens permitted to be incurred under Clause 4 (Liens) that limit the right of the debtor to dispose of the assets subject to such Liens;
(k)

provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment) entered into with the approval of the Company’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(l)

restrictions on cash or other deposits or net worth imposed by customers or suppliers or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business;

(m)	Hedging Obligations entered into from time to time;
(n)	any mortgage financing or mortgage refinancing that imposes restrictions on the real property (including any heritage building rights) securing such Indebtedness; and
(o)

agreements governing Indebtedness incurred pursuant to paragraphs (e) and (o) of Clause 3.2 (Incurrence of Indebtedness and Issuance of Preferred Stock) by a Restricted Subsidiary of the Company that is an Excluded Subsidiary under paragraph (d) of the definition thereof, provided that any encumbrance or restriction in any such agreement is not applicable to any Person, or the properties or assets of any other Person, other than such Restricted Subsidiary or its property or assets.

7.	Merger, Consolidation, etc.
7.1

The Company and Red Football Junior Limited, will not, directly or indirectly: (x) consolidate or merge with or into another Person, whether or not the Company is the surviving corporation, or (y) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(a)	either:
(i)	the Company, Red Football Junior Limited or, as the case may be, MUL is the surviving corporation; or
(ii)

the Person formed by or surviving any such consolidation or merger (if other than the Company, Red Football Junior Limited or MUL) or to which such sale, assignment, transfer, conveyance or other disposition has been made is an entity organized or existing under the laws of any Permitted Jurisdiction;

(b)

the Person formed by or surviving any such consolidation or merger (if other than the Company, Red Football Junior Limited or MUL) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Company, Red Football Junior Limited or, as the case may be, MUL under the Finance Documents to which the Company, Red Football Junior Limited or MUL (as applicable) is a party pursuant to agreements reasonably satisfactory to the Agent (acting on the instructions of the Majority Lenders);

(c)	immediately after such transaction, no Default or Event of Default exists;
(d)	the Company, Red Football Junior Limited or MUL (as applicable) or the Person formed by or surviving any such consolidation or merger (if other than the Company,

Red Football Junior Limited or MUL (as applicable), or to which such sale, assignment, transfer, conveyance or other disposition has been made, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (i) would be permitted to incur at least £1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in paragraph (a) of Clause 3.1 (Incurrence of Indebtedness and Issuance of Preferred Stock) or (ii) the Fixed Charge Coverage Ratio would not be less than it was prior to such transaction; and

(e)

the Company delivers to the Agent an Officers’ Certificate and opinion of counsel, in each case, stating that such consolidation, merger or transfer and assumption of obligations under the Finance Documents comply with this Clause 7.1.

7.2

Except as otherwise provided in this Clause 7, no Obligor (other than an Obligor whose Guarantee is to be released in accordance with this Agreement) may sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Obligor is the surviving Person) another Person, other than a sale or disposal to, or consolidation or merger with or into, the Company or another Obligor unless:

(a)	either:
(i)	such Obligor is the surviving Person; or
(ii)

the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than such Obligor) (A) is organized under the laws of a Permitted Jurisdiction and (B) assumes all the obligations of that Obligor under the Finance Documents to which such Obligor is a party pursuant to agreements reasonably satisfactory to the Agent (acting on the instructions of the Majority Lenders), provided that, in either case, immediately after giving effect to that transaction, no Default or Event of Default exists; or

(b)

in the case only of an Obligor that is not the Borrower, the Company or Red Football Junior Limited, the Net Proceeds of such sale are applied in accordance with the applicable provisions of the Finance Documents.

7.3

In addition, no Obligor will, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

7.4

Notwithstanding the foregoing, neither this Clause 7 nor Clause 11.2 will restrict (a) the sale or other disposition of all or substantially all of the assets or merger or consolidation of (i) the Company or any Obligor with, into or to any Obligor or (ii) any non-Obligor Restricted Subsidiary with, into or to the Company or any Obligor or with, into or to any non-Obligor Restricted Subsidiary or (b) any Permitted Reorganisation. Paragraph (d) of Clause 7.1 above will not apply to any sale or other disposition of all or substantially all of the assets or merger or consolidation of the Company or any Obligor with, into or to an Affiliate solely for the purpose of reincorporating the Company or such Obligor in a Permitted Jurisdiction for tax reasons; provided that any such transaction is consummated in accordance with the terms hereunder.

8.	Transactions with Affiliates

8.1

The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, make any payment to or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”), unless:

(a)

the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arm’s-length transaction by the Company or such Restricted Subsidiary with a Person who is not an Affiliate of the Company or any of its Restricted Subsidiaries; and

(b)	the Company delivers to the Agent:
(i)

with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of £10,000,000, a resolution of the Board of Directors of the Company set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this Clause 8 and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company or, if there are no disinterested directors in respect of such Affiliate Transaction, an opinion as to the fairness to the Company or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of international standing; and

(ii)

with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of £20,000,000, an opinion as to the fairness to the Company or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of international standing.

Provided, however, that, the following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the foregoing provisions of this Clause 8:

(c)

any employment agreement, collective bargaining agreement, consultant agreement, employee benefit arrangements with any employee, consultant, officer or director of the Company or any of its Restricted Subsidiaries, including under any stock option, stock appreciation rights, stock incentive or similar plans, entered into in the ordinary course of business;

(d)	transactions between or among the Company and/or its Restricted Subsidiaries;
(e)

transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(f)

payment of reasonable and customary fees and reimbursements of expenses (pursuant to indemnity arrangements or otherwise) of officers, directors, employees or consultants of the Company or any of its Restricted Subsidiaries;

(g)	any issuance of Equity Interests (other than Disqualified Stock) or Subordinated Shareholder Funding of the Company to Affiliates of the Company;
(h)	Restricted Payments that do not violate the provisions of Clause 2 (Restricted Payments);

(i)	Permitted Investments (other than Permitted Investments described in paragraphs (c), (m) and (o) of the definition thereof);
(j)

transactions pursuant to, or contemplated by, any agreement in effect on the Closing Date and transactions pursuant to any amendment, modification or extension to such agreement, so long as such amendment, modification or extension, taken as a whole, is not materially more disadvantageous to the Lenders than the original agreement as in effect on the Closing Date;

(k)

transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Company or its Restricted Subsidiaries, in the reasonable determination of the members of the Board of Directors of the Company or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated Person;

(l)

any payments or other transactions pursuant to a tax sharing agreement or arrangement relating to taxes between the Company and any other Person or a Restricted Subsidiary of the Company and any other Person with which the Company or any of its Restricted Subsidiaries files a consolidated tax return or with which the Company or any of its Restricted Subsidiaries is part of a group for tax purposes or any tax advantageous group contribution made pursuant to applicable legislation; provided, however, that any such tax sharing or arrangement and payment does not permit or require payments in excess of the amounts of tax that would be payable by the Company and its Restricted Subsidiaries on a stand-alone basis; and

(m)	Permitted Reorganisations.
9.	Limitation on Issuances of Guarantees of Indebtedness
9.1

The Company will not cause or permit any of its Restricted Subsidiaries which are not Obligors, directly or indirectly, to guarantee, assume or in any manner become liable, whether as a borrower, an additional or co-borrower or otherwise, for or in respect of any other Indebtedness of the Company or any of the Company’s other Restricted Subsidiaries unless such specified Restricted Subsidiary shall simultaneously accede to this Agreement as an Additional Guarantor.

9.2

Notwithstanding the foregoing, without becoming a Guarantor pursuant to the provisions of this Clause 9, New Holdco or any Restricted Subsidiary that is a New Holdco Subsidiary (including without limitation, Sponsorship Newco) may directly or indirectly, guarantee, assume or in any manner become liable, whether as borrower, an additional or co-borrower or otherwise, for or in respect any Indebtedness of New Holdco or any Restricted Subsidiary that is a New Holdco Subsidiary (including without limitation, Sponsorship Newco) permitted to be incurred by New Holdco or any Restricted Subsidiary that is a New Holdco Subsidiary (including without limitation, Sponsorship Newco) under Clause 3 (Incurrence of Indebtedness and Issuance of Preferred Stock).

9.3

Such Additional Guarantor will automatically and unconditionally be released under the same conditions and circumstances that the guarantee of other Indebtedness will be released, so long as no Default or Event of Default would arise as a result and no other Indebtedness is at that time guaranteed by the relevant Additional Guarantor that would have resulted in the requirement that such Additional Guarantor become an Additional Guarantor pursuant to this Clause 9.

10.	Designation of Restricted and Unrestricted Subsidiaries

10.1

The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Clause 2 (Restricted Payments) or under one or more paragraphs of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

10.2

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Agent by filing with the Agent a certified copy of a resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted under Clause 2 (Restricted payments). If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Finance Documents and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Clause 3 (Incurrence of Indebtedness and Issuance of Preferred Stock) the Company will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (i) such Indebtedness is permitted under Clause 3 (Incurrence of Indebtedness and Issuance of Preferred Stock) calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (ii) no Default or Event of Default would be in existence following such designation.

11.	Limitation on Issuer Activities
11.1

The Issuer will not create, incur, assume or suffer to exist any Lien over any of its property or assets, or any proceeds therefrom, to secure Indebtedness, except for Liens to secure the Existing Facility, the Notes, the BAML Facility, the Facility or other Indebtedness permitted to be incurred under the Finance Documents to the extent Liens securing such Indebtedness are permitted to be incurred under the Finance Documents.

11.2

The Issuer will not (i) merge, consolidate, amalgamate or otherwise combine with or into another Person (whether or not the Issuer is the surviving corporation) or (ii) sell, assign, transfer, lease, convey or otherwise dispose of any material property or assets to any Person in one or more related transactions, other than (A) in the case of clause (i) or clause (ii), in accordance with Section 7 hereof, or (B) solely in the case of clause (ii), in connection with the incurrence of a Permitted Collateral Lien.

11.3

Until the date on which all Commitments have been cancelled and all amounts outstanding under the Facility have been fully repaid, none of the Company nor any of its Restricted Subsidiaries will commence or take any action or facilitate a winding-up, liquidation or other analogous proceeding in respect of the Issuer.

12.	Limitation on Holding Company Activities
12.1	The Company will not, at any time, own any assets or property other than cash and Cash Equivalents, the Carrington Premises, Capital Stock in Red Football Junior Limited and

MUL, assets that will be used to make a Restricted Payment (other than a Restricted Investment) permitted by Clause 2 (Restricted Payments) promptly following receipt thereof by the Company and other assets that are de minimis in nature.

12.2	Red Football Junior Limited will not, at any time, own any assets or property other than Capital Stock in MUL and other assets that are de minimis in nature.
12.3

In addition, neither the Company nor Red Football Junior Limited will trade, undertake any activity, carry on any business, own any assets, enter into any arrangement or incur any liability other than:

(a)

the ownership of shares of MUL and, in the case of the Company, Red Football Junior Limited or any other direct Subsidiary of the Company and/or Red Football Junior Limited (an “Additional Subsidiary”) that is a member of the Group, in each case to the extent such shares are subject to Transaction Security and provided that any Additional Subsidiary is the only member of the Group (other than Red Football Junior Limited) in which the Company directly owns shares;

(b)

the provision of administrative services (excluding treasury services) to its Subsidiaries of a type customarily provided by a holding company to its Subsidiaries and the receipt of any amounts related thereto to the extent expressly permitted under the Intercreditor Agreement;

(c)

incurring Indebtedness permitted under Clause 3 (Incurrence of Indebtedness and Issuance of Preferred Stock) (including activities reasonably incidental thereto, including performance of the terms and conditions of such Indebtedness, to the extent such activities are otherwise permissible under the Finance Documents);

(d)	rights and obligations arising under the Debt Documents;
(e)	directly related or reasonably incidental to the establishment and/or maintenance of its corporate existence; or
(f)	the holding of bank accounts and the making of loans (including activities reasonably incidental thereto) permitted by the Finance Documents, and the entry into any agreement in relation thereto.

Definitions in this Schedule:

“2015 Closing Date” means 26 June 2015.

“Acquired Debt” means, with respect to any specified Person:

(a)

Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary; and

(b)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Amounts” has the meaning given to such term in the Note Purchase Agreement (in its form at the 2015 Closing Date).

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and, with respect to the Company, shall include any Person beneficially owning or holding, directly or indirectly, 10 per cent. or more of any class of voting or equity interests of the Company or any Subsidiary or any Person of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10 per cent. or more of any class of voting or equity interests. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Affiliate Transaction” is defined in Clause 8 (Transactions with Affiliates).

“Asset Sale” means:

(a)

the sale, lease, conveyance or other disposition of any assets or rights by the Company or any of its Restricted Subsidiaries; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by Clause 7 (Merger, Consolidation, etc.) and not by the provisions of Clause 1 (Asset Sales); and

(b)

the issuance of Equity Interests by any Restricted Subsidiary of the Company or the sale by the Company or any of its Restricted Subsidiaries of Equity Interests in any of the Company’s Subsidiaries in each case other than directors’ qualifying shares.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(a)	any single transaction or series of related transactions that involves assets having a Fair Market Value of less than £1,000,000;
(b)	a transfer of assets between or among the Company and its Restricted Subsidiaries;
(c)	an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company made in accordance with Clause 1 (Asset Sales);
(d)

the sale, lease, assignment or other transfer of products, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business (including the abandonment or other disposition of intellectual property that is, in the reasonable judgment of the Company, no longer economically practicable to maintain or useful in the conduct of the business of the Company and its Restricted Subsidiaries taken as whole);

(e)	licenses and sublicenses by the Company or any of its Restricted Subsidiaries of software in the ordinary course of business;
(f)	any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;
(g)	the granting of Liens not prohibited under Clause 4 (Liens);
(h)	the sale or other disposition of cash or Cash Equivalents;
(i)	a Restricted Payment that does not violate Clause 2 (Restricted Payments) or a Permitted Investment;
(j)

the disposition of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(k)	the sale, lease, assignment, disposal or other transfer of player registrations;
(l)

any license or other right of occupation that allows the beneficiary to attend one or more sporting events (including without limitation association football matches) or other events in the ordinary course of business;

(m)

any license or other right of use of any intellectual property or other right if entered into in connection with the commercial exploitation of such intellectual property or other rights in the ordinary course of business;

(n)	the monetization of any contract or arrangement related to (l) and (m) above;
(o)

the foreclosure, condemnation or any similar action with respect to any property or other assets or a surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(p)

the sale of all or substantially all of the assets or merger or consolidation of the Issuer with or into an Affiliate solely for purposes of reincorporating the Issuer in a Permitted Jurisdiction for tax reasons; provided any such transaction is consummated in accordance with Clause 7 (Merger, Consolidation, Etc.); and

(q)	the transfer of employees and assets in accordance with the definition of Permitted Reorganisation.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with IFRS; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation” below.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, as in effect on the 2015 Closing Date, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time.  The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(a)	with respect to a corporation, the board of directors (or analogous governing body) of the corporation or any committee thereof duly authorized to act on behalf of such board;
(b)	with respect to a partnership, the board of directors of the general partner of the partnership;
(c)	with respect to a limited liability company, the managing member or members (or analogous governing body) or any controlling committee of managing members thereof; and
(d)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York or London, England are required or authorized to be closed.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet (excluding the footnotes thereto) prepared in accordance with IFRS as in effect on the 2015 Closing Date, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(a)	in the case of a corporation, corporate stock;
(b)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
(c)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and
(d)

any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Carrington Premises” means the property known as the Trafford Training Centre and Academy at Carrington Manchester (title number GM785864), including any real property and fixtures related thereto but not any personal property.

“Cash Equivalents” means:

(a)	direct obligations (or certificates representing an interest in such obligations) issued by, or unconditionally guaranteed by, the government of a member state of a

Permitted Jurisdiction, the payment of which is backed by the full faith and credit of such Permitted Jurisdiction and which are not callable or redeemable at the Company’s option;

(b)

overnight bank deposits, time deposit accounts, certificates of deposit, banker’s acceptances and money market deposits with maturities (and similar instruments) of 12 months or less from the date of acquisition issued by a bank or trust company which is organized under, or authorized to operate as a bank or trust company under, the laws of a Permitted Jurisdiction; provided that such bank or trust company has capital, surplus and undivided profits aggregating in excess of £500,000,000 (or the foreign currency equivalent thereof as of the date of such investment) and whose long-term debt is rated “A-3” or higher by Moody’s Investor Services Limited or “A–” or higher by Standard & Poor’s Rating Services or the equivalent rating category of another internationally recognized rating agency;

(c)

repurchase obligations with a term of not more than 90 days for underlying securities of the types described in paragraphs (a) and (b) above entered into with any financial institution meeting the qualifications specified in paragraph (b) above;

(d)

commercial paper rated at the time of acquisition thereof at least P-1 by Moody’s Investor Services Limited or at least A-1 by Standard & Poor’s Rating Services and, in each case, maturing within one year after the date of acquisition; and

(e)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in paragraph (a) to (d) of this definition.

“Collateral” means any and all assets from time to time in which a security interest has been or will be granted pursuant to any Transaction Security Document to secure the obligations of the Issuer and the Obligors under the Finance Documents.

“Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(a)

all gains (losses) realized in connection with any Asset Sale or the disposition of securities or the early extinguishment of Indebtedness, together with any related provision for taxes on any such gain; plus

(b)

provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(c)

the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period, to the extent that such Consolidated Interest Expense were deducted in computing such Consolidated Net Income; plus

(d)

depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges and expenses (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges or expenses were deducted in computing such Consolidated Net Income; plus

(e)

all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness to the extent such costs and premiums were deducted in computing such Consolidated Net Income; plus

(f)

any foreign currency translation gains or losses (including gains or losses related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, to the extent that such gains or losses were taken into account in computing such Consolidated Net Income; plus

(g)

the amount of any minority interest expense consisting of subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Restricted Subsidiary in such period or any prior period, except to the extent of dividends declared or paid on, or other cash payments in respect of, Equity Interests held by such parties; minus

(h)

non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue or the reversal of a reserve for cash charges in a future period in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with IFRS.

“Consolidated Interest Expense” means, with respect to any specified Person for any period, the sum, without duplication, of:

(a)

the consolidated interest expense of such Person and its Subsidiaries which are Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates (excluding any non-cash interest expense on Subordinated Shareholder Funding); plus

(b)	the consolidated interest expense of such Person and its Subsidiaries which are Restricted Subsidiaries that was capitalized during such period; plus
(c)

any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Subsidiaries which are Restricted Subsidiaries to the extent paid or secured by a Lien on assets of such Person or one of its Subsidiaries which are Restricted Subsidiaries to the extent such Lien is called upon; plus

(d)

the product of (i) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Subsidiaries which are Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with IFRS.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with IFRS; provided that:

(a)

the net income (loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of such Person and the net income (if negative) of any Person that is not a Restricted Subsidiary will be included only to the extent that such loss has been funded with cash by the specified Person or a Restricted Subsidiary of such Person;

(b)

solely for the purpose of determining the amount available for Restricted Payments under paragraph (iii)(A) of Clause 2.1 (Restricted Payments) any net income (loss) of any Restricted Subsidiary will be excluded if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders; except that the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause);

(c)	the net income (loss) arising from the sale, assignment, disposal or other transfer of player registrations will be excluded;
(d)

any extraordinary or exceptional gain, loss or charge or any profit or loss on Asset Sales, asset impairments or early extinguishment of Indebtedness, or any charges or reserves in respect of any restructuring, redundancy, integration or severance or any expenses, charges, reserves or other costs related to acquisitions will be excluded;

(e)	non-cash tax charges that are set off by group relief by a Parent Entity will be excluded;
(f)	the cumulative effect of a change in accounting principles will be excluded; and
(g)	any intangible asset impairment charge and amortization of player registrations and amortization of goodwill will be excluded.

“Consolidated Senior Secured Leverage” means, as of any date of determination, the sum of the total amount of Senior Secured Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis.

“Consolidated Senior Secured Leverage Ratio” means as of any date of determination, the ratio of (i) the Consolidated Senior Secured Leverage of the Company on such date to (ii) the Consolidated EBITDA of the Company for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Consolidated Senior Secured Leverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Consolidated Senior Secured Leverage Ratio is made (the “CSSLR Calculation Date”), then the Consolidated Senior Secured Leverage Ratio will be calculated giving pro forma effect (as determined in good faith by a Senior Financial Officer of the Company) to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

For purposes of calculating the Consolidated EBITDA for such period:

(a)

acquisitions that have been made by the specified Person or any of its Subsidiaries which are Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Subsidiaries which are Restricted Subsidiaries acquired by the specified Person or any of its Subsidiaries which are Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Subsidiaries which are Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the CSSLR Calculation Date, or that are to be made on the CSSLR Calculation Date, will be given pro forma effect (as determined in good faith by a Senior Financial Officer of the Company and may include anticipated expense and cost reduction synergies) as if they had occurred on the first day of the four-quarter reference period;

(b)

the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with IFRS, and operations or businesses (and ownership interests therein) disposed of prior to the CSSLR Calculation Date, will be excluded;

(c)	any Person that is a Restricted Subsidiary on the CSSLR Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period; and
(d)	any Person that is not a Restricted Subsidiary on the CSSLR Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(a)	was a member of such Board of Directors on the Closing Date; or
(b)

was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlled” and “Controlling” shall have meanings correlative to the foregoing.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company or any Guarantor to repurchase such Capital Stock upon the occurrence of a Note Change of Control or an Asset Sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Issuer or any Obligor may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Clause 2 (Restricted Payments). The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the Finance Documents will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Excess Proceeds” is defined in Clause 1.3 (Asset Sales).

“Excess Proceeds Prepayment Offer” has the meaning given to such term in Clause 1.4 (Asset Sales).

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder from time to time in effect.

“Excluded Contributions” means the net cash proceeds received by the Company after the 2015 Closing Date from (a) contributions to its common equity capital or (b) the sale (other than to a Subsidiary) of Equity Interests (other than Disqualified Stock), in each case designated as Excluded Contributions pursuant to an Officers’ Certificate (which shall be designated no later than the date on which such Excluded Contribution has been received by the Company), the cash proceeds of which are excluded from the calculation set forth in paragraph (iii)(B) of Clause 2.1 (Restricted Payments).

“Existing Hedging Agreements” means the interest rate transactions entered into between MUFC and Bank of America, N.A., on October 25, 2013, documented under and subject to the terms of a 2002 ISDA Master Agreement (as published by the International Swaps and Derivatives Association, Inc.) and Schedule thereto, dated as of May 20, 2013 as supplemented by a deed of novation dated July 31, 2018.

“Existing Indebtedness” means all Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Closing Date after giving effect to the use of proceeds hereunder, until such amounts are repaid, other than Indebtedness under the BAML Facility and the Existing Facility and Indebtedness evidenced by the Notes and the Note Guarantee.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in an arm’s length transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company (unless otherwise provided in this Agreement).

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated EBITDA of such Person for such period to the Consolidated Interest Expense of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “FCCR Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect (as determined in good faith by a Senior Financial Officer of the Company) to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(a)

acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the FCCR Calculation Date, or that are to be made on the FCCR Calculation Date, will be given pro forma effect (as determined in good faith by a Senior Financial Officer of the Company and may include anticipated expense and cost reduction synergies) as if they had occurred on the first day of the four-quarter reference period;

(b)

the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with IFRS, and operations or businesses (and ownership interests therein) disposed of prior to the FCCR Calculation Date, will be excluded;

(c)

the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with IFRS, and operations or businesses (and ownership interests therein) disposed of prior to the FCCR Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of the specified Person or any of its Restricted Subsidiaries following the FCCR Calculation Date;

(d)	any Person that is a Restricted Subsidiary on the FCCR Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;
(e)	any Person that is not a Restricted Subsidiary on the FCCR Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and
(f)

if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the FCCR Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the FCCR Calculation Date in excess of 12 months, or, if shorter, at least equal to the remaining term of such Indebtedness).

“Governmental Authority” means

(a)	the government of
(i)	the United States of America or the United Kingdom or any state or other political subdivision of either thereof, or
(ii)

any other jurisdiction in which the Company or any Restricted Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Parent Subsidiary, or

(b)	any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Group” means the Company and each of its Subsidiaries.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(a)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;
(b)	other agreements or arrangements designed to manage interest rates or interest rate risk; and
(c)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“holder” or “Holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Issuer pursuant to the Note Purchase Agreement.

“IFRS” means International Financial Reporting Standards (formerly International Accounting Standards) endorsed from time to time by the European Union or any variation thereof with which the Issuer or its Restricted Subsidiaries are, or may be, required to comply.  Except as otherwise set forth in this Schedule, all ratios and calculations based on IFRS contained in this Schedule shall be computed in accordance with IFRS as in effect on the 2015 Closing Date.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(a)	in respect of borrowed money;
(b)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);
(c)	in respect of bankers’ acceptances;
(d)	representing Capital Lease Obligations;
(e)	representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed;
(f)	representing any Hedging Obligations;
(g)	representing Attributable Debt; and
(h)	representing liabilities under the Existing Hedging Agreements,

(i)

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with IFRS.

(j)

In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

(k)

In addition, for the purpose of avoiding duplication in calculating the outstanding principal amount of Indebtedness for purposes of Clause 3 (Incurrence of Indebtedness and Issuance of Preferred Stock), Indebtedness arising solely by reason of the existence of a Lien to secure other Indebtedness permitted to be incurred under Clause 3 (Incurrence of Indebtedness and Issuance of Preferred Stock) will not be considered incremental Indebtedness.

The term “Indebtedness” shall not include:

(a)

in connection with the purchase by the Company or any of its Restricted Subsidiaries of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter;

(b)

any contingent obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes; or

(c)	Subordinated Shareholder Funding.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations, but excluding advances or extensions of credit to customers or suppliers made in the ordinary course of business), advances or capital contributions (excluding commission, travel and similar advances to Officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as Investments on a balance sheet prepared in accordance with IFRS. If the Company or any of its Restricted Subsidiaries sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in Clause 2 (Restricted Payments). The acquisition by the Company or any of its Restricted Subsidiaries of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Clause 2 (Restricted Payments). Except as otherwise provided in this Agreement, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issuer” means MUFC.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement and any lease in the nature thereof.

“Make-Whole Amount” has the meaning given to such term in the Note Purchase Agreement.

“Net Proceeds” means the aggregate cash proceeds and Cash Equivalents received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and any reserve for adjustment or indemnification obligations in respect of the sale price of such asset or assets established in accordance with IFRS.

“Non-Recourse Debt” means Indebtedness:

(a)

as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise; and

(b)

as to which the holders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries (other than the Equity Interests of an Unrestricted Subsidiary).

“Note Change of Control” means the occurrence of any of the following:

(a)

the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) other than a Principal or a Related Party of a Principal;

(b)	the adoption of a plan relating to the liquidation or dissolution of the Company;
(c)

the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” as defined above), other than a Principal and/or any of its Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50 per cent. of the Voting Stock of the Company, measured by voting power rather than number of shares;

(d)

the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; provided, however, that this paragraph (d) shall not apply to members of the Board of Directors nominated or re-elected by employees pursuant to co-determination and similar statutes providing for employee representatives on supervisory or similar boards;

(e)

the first day on which (i) the Company fails to own, directly or indirectly, 100 per cent. of the Capital Stock of MUL or (ii) MUL fails to own, directly or indirectly, 100 per cent. of the Capital Stock of the Issuer;

(f)

Manchester United plc (alone or together with one or more Affiliates controlled by it) ceases to own (directly or indirectly) a larger percentage than does any other Person of the share capital in, and shareholder loans to, the Company; or

(g)

the Original Investors cease to have the power to control more than one-half of the maximum number of votes that might be cast at a general meeting of the Company or appoint or remove a majority of directors of the Company or give directions with respect to operating and financial policies of the Company.

“Note Guarantee” means the Guarantee by each Guarantor of the Company’s obligations under the Note Purchase Agreement and the Notes, executed pursuant to the provisions of the Note Purchase Agreement.

“Note Documents” means the Note Purchase Agreement, the Notes, the Intercreditor Agreement, the Representative Deed and the Transaction Security Documents.

“Note Purchase Agreement” means the note purchase agreement dated 27 May 2015 (as amended pursuant to amendment no. 1 and consent no. 1 dated 14 June 2018) entered into by, among others, the Issuer, and relating to the Notes.

“Notes Offer” is defined in Clause 1.2 (Asset Sales).

“Notes” means the 3.79% guaranteed senior secured notes in an aggregate principal amount of $425,000,000 due 24 June 2027 issued on the 2015 Closing Date.

“Officer” means, with respect to any Person, the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Chief of Staff, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Managing Director, Director or any Vice-President.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Issuer or other Obligor, as applicable, whose responsibilities extend to the subject matter of such certificate.

“Parent Entity” means any direct or indirect parent company or entity of the Company.

“Parent Subsidiary” means any Subsidiary of the Company, including the Issuer.

“Permitted Business” means (i) any businesses, services or activities engaged in by the Company and its Restricted Subsidiaries on the Closing Date and (ii) any other business or activity which is ancillary, reasonably related or complementary thereto.

“Permitted Collateral Liens” means:

(a)	Liens on the Collateral to secure the Finance Documents;
(b)

Liens on the Collateral to secure the Existing Facility Agreement (or any guarantee thereof), the Notes (or the Note Guarantees) and any Permitted Refinancing Indebtedness in respect thereof (and Permitted Refinancing Indebtedness in respect of Permitted Refinancing Indebtedness); provided that each of the parties thereto will have entered into the Intercreditor Agreement (or any additional intercreditor agreement entered into pursuant to the terms of the Intercreditor Agreement); provided further that all property and assets (including, without limitation, the Collateral) securing such Permitted Refinancing Indebtedness secures the Facility and any guarantee thereof on a senior or pari passu basis;

(c)

Liens on the Collateral to secure Indebtedness: (i) under the BAML Facility; (ii) permitted by paragraph (f) of Clause 3.2 (Incurrence of Indebtedness and Issuance of Preferred Stock); and (iii) permitted by Clause 3.1 of (Incurrence of Indebtedness and Issuance of Preferred Stock) and Permitted Refinancing Indebtedness in respect thereof (and Permitted Refinancing Indebtedness in respect of such Permitted Refinancing Indebtedness), provided that, in each case, all property and assets (including, without limitation, the Collateral) securing such Indebtedness also secures the Facility and any guarantee thereof on a senior or pari passu basis and provided further that each of the parties thereto will have entered into the Intercreditor Agreement (or any additional intercreditor agreement entered into pursuant to the terms of the Intercreditor Agreement);

(d)

Liens on the Collateral securing the Company’s or any Restricted Subsidiary’s obligations under (i) Hedging Obligations (other than Hedging Obligations in respect of commodity prices and only to the extent such Hedging Obligations relate to Indebtedness referred to in paragraphs (a) or (b) above and such Indebtedness is also secured by the Collateral) permitted by paragraph (i) of Clause 3.2 (Incurrence of Indebtedness and Issuance of Preferred Stock), and (ii) the Existing Hedging Agreements and any Permitted Refinancing Indebtedness in respect thereof (and any Permitted Refinancing Indebtedness in respect of such Permitted Refinancing Indebtedness), provided that the assets and properties securing such Indebtedness will also secure the Facility or any guarantee thereof on a senior or pari passu basis; provided further that each of the parties thereto will have entered into the Intercreditor Agreement (or any additional intercreditor agreement entered into pursuant to the terms of the Intercreditor Agreement);

(e)

Liens on the Collateral arising by operation of law that are described in one or more of paragraphs (d), (g), (h), (i), (l), (n) and (o) of the definition of “Permitted Liens” and that, in each case, would not materially interfere with the ability of the Security Trustee to enforce any Lien over the Collateral; and

(f)

Liens incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries with respect to obligations that in total do not exceed £5,000,000 at any one time outstanding and that (i) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (ii) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation from the Company’s or such Restricted Subsidiary’s business.

“Permitted Debt” is defined in Clause 3.2 (Incurrence of Indebtedness and Issuance of Preferred Stock).

“Permitted Investments” means:

(a)	any Investment in the Company or in a Restricted Subsidiary of the Company;
(b)	any Investment in cash and Cash Equivalents;
(c)	any Investment by the Company or any of its Restricted Subsidiaries in a Person, if as a result of such Investment:
(i)	such Person becomes a Restricted Subsidiary of the Company; or
(ii)

such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(d)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Clause 1 (Asset Sales);
(e)	any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;
(f)

any Investments received in compromise or resolution of (i) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including settlement of delinquent obligations pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of, or other foreclosure with respect to, any trade creditor or customer; or (ii) litigation, arbitration or other disputes with Persons who are not Affiliates;

(g)	Investments in receivables owing to the Company or any of its Restricted Subsidiaries created or acquired in the ordinary course of business;
(h)	Investments represented by Hedging Obligations;
(i)

loans or advances to officers, directors or employees made in the ordinary course of business of the Company or any of its Restricted Subsidiaries in an aggregate principal amount not to exceed £5,000,000 at any one time outstanding;

(j)	repurchases of the Notes in accordance with section 8 (Payment and Prepayment of the Notes) of the Note Purchase Agreement;
(k)	any Guarantee of Indebtedness permitted to be incurred under Clause 3 (Incurrence of Indebtedness and Issuance of Preferred Stock);
(l)

any Investment existing on, or made pursuant to binding commitments existing on, the Closing Date and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the Closing Date; provided that the amount of any such Investment may be increased (i) as required by the terms of such Investment as in existence on the Closing Date or (ii) as otherwise permitted under this Agreement;

(m)

Investments acquired after the Closing Date as a result of the acquisition by the Company or any of its Restricted Subsidiaries of another Person, including by way of a merger, amalgamation or consolidation with or into the Company or any of its Restricted Subsidiaries in a transaction that is not prohibited by Clause 7 (Merger, Consolidation, etc.) after the Closing Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(n)	Investments made with the Excluded Contributions;
(o)

other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this paragraph (o) that are at the time outstanding not to exceed £50,000,000, provided that if an Investment is made pursuant to this clause in a Person that is not a Restricted Subsidiary of the Company and such Person subsequently becomes a Restricted Subsidiary of the Company or is subsequently designated a Restricted Subsidiary pursuant to Clause 10 (Designation of Restricted and Unrestricted Subsidiaries), such Investment, if applicable, shall thereafter be deemed to have been made pursuant to paragraph (c) of the definition of “Permitted Investments” and not this paragraph.

“Permitted Jurisdiction” means:

(a)	the United Kingdom;
(b)	the US or any state thereof;
(c)	Switzerland;
(d)	Canada;
(e)	the Cayman Islands; and
(f)	any country that was a member of the European Union on April 30, 2004 (other than Greece Spain, Italy or Portugal).

“Permitted Liens” means:

(a)	Liens in favor of the Obligors;
(b)

Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary of the Company or is merged with or into or consolidated with the Company or any of its Restricted Subsidiaries; provided that such Liens were in existence prior to the contemplation of such Person becoming a Restricted Subsidiary of the Company or such merger or consolidation and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary of the Company or is merged with or into or consolidated with the Company or any of its Restricted Subsidiaries;

(c)

Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to such acquisition and not incurred in contemplation of, such acquisition;

(d)

Liens to secure the performance of statutory obligations, insurance, surety or appeal bonds, workers’ compensation obligations, performance bonds or other obligations of a like nature incurred in the ordinary course of business (including Liens to secure letters of credit issued to assure payment of such obligations);

(e)

Liens to secure Indebtedness (including Capital Lease Obligations) permitted by paragraph (f) of Clause 3.2 (Incurrence of Indebtedness and Issuance of Preferred Stock) covering only the assets acquired with or financed by such Indebtedness;

(f)	Liens existing on the Closing Date;
(g)

Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with IFRS has been made therefor;

(h)	Liens imposed by law, such as carriers’, warehousemen’s, landlords’ and mechanics’ Liens, in each case, incurred in the ordinary course of business;
(i)	survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(j)	Liens created for the benefit of (or to secure) the Notes (or the Note Guarantees), the BAML Facility and the Existing Facility;
(k)	Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the Finance Documents; provided, however, that:
(i)

the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(ii)

the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (A) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness and (B) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(l)

bankers’ Liens, rights of setoff, Liens arising out of judgments or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(m)	Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;
(n)

Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(o)	any interest or title of a lessor, licensor or sublicensee under any operating lease, license or sublicense, as applicable;
(p)	Liens securing Hedging Obligations;
(q)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;
(r)

Liens to secure Indebtedness of New Holdco or any Restricted Subsidiaries that are Subsidiaries of New Holdco (including, without limitation, Sponsorship Newco) permitted by paragraph (b) of Clause 3.1 (Incurrence of Indebtedness and Issuance of Preferred Stock); and

(s)

Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary with respect to obligations (other than Indebtedness) that do not exceed £25,000,000 at any one time outstanding.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(a)

the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees, commissions and expenses, including premiums, incurred in connection therewith);

(b)

such Permitted Refinancing Indebtedness has a final maturity date not earlier than the final maturity date of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged, and has a Weighted Average Life to Maturity that is equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(c)

if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the obligations under the Finance Documents, such Permitted Refinancing Indebtedness is subordinated in right of payment to the obligations under the Finance Documents on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(d)

such Indebtedness is incurred either by an Obligor (if the Obligor was the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged) or by the Restricted Subsidiary that was the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged and is guaranteed only by Persons who were obligors on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Preferred Stock” means any class of capital stock of a Person that is preferred over any other class of capital stock (or similar equity interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.

“Principal” means the six lineal descendants of Malcom Glazer who are Avram Glazer, Joel Glazer, Bryan Glazer, Edward Glazer, Darcie Glazer Kassewitz and Kevin Glazer.

“Public Debt” means any Indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in (a) a public offering registered under the Securities Act or (b) a private placement to institutional investors that is underwritten for resale in accordance with Rule 144A or Regulation S under the Securities Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the SEC for public resale. The term Public Debt (x) shall not include the Notes and (y) for the avoidance of doubt, shall not be construed to include any Indebtedness issued to institutional investors in a direct placement of such Indebtedness that is not underwritten by an intermediary (it being understood that, without limiting the foregoing, a financing that is distributed to not more than 10 Persons (provided that multiple managed accounts and affiliates of any such Persons shall be treated as one Person for the purposes of this definition) shall be deemed not to be underwritten), or any Indebtedness under the Existing Facility Agreement, the BAML Facility Agreement, commercial bank or similar Indebtedness, Capital Lease Obligation or recourse transfer of any financial asset or any other type of Indebtedness incurred in a manner not customarily viewed as a “securities offering” under the Securities Act.

“Public Equity Offering” means a bona fide underwritten public offering of the Capital Stock (other than Disqualified Stock) of the Company or a Parent Entity, either:

(a)	pursuant to a flotation on the London Stock Exchange or any other nationally recognized stock exchange or listing authority in a member state of the European Union; or
(b)

pursuant to an effective registration statement under the Securities Act (other than a registration statement on Form S-8 or otherwise relating to Equity Interests issued or issuable under any employee benefit plan).

“Public Market” means any time after:

(a)	a Public Equity Offering has been consummated; and
(b)

at least 20% of the total issued and outstanding ordinary shares or common equity of the Company or a Parent Entity has been distributed to investors other than the Principals or any of their respective Affiliates or any other direct or indirect shareholders of the Company as of the Closing Date pursuant to one or more Public Equity Offerings.

“Qualified Capital Stock” means Capital Stock other than Disqualified Stock.

“Related Party” means:

(a)	Red Football Limited Partnership, a limited partnership formed in the State of Nevada, US;
(b)	the parents or spouse of a Principal, the parents of a Principal’s spouse and any of a Principal’s, his or her spouse’s or their parents’ direct descendants; or
(c)

any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, shareholders, partners, members, owners or Persons beneficially holding a 50.1 per cent. or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding paragraph (b).

“Relevant Equity” means new equity or Subordinated Shareholder Funding invested into the Restricted Group by any Principal or any Related Party or their respective Affiliates and applied within one Business Day of the date of such investment (provided that the Company shall use its reasonable endeavors to procure that it is applied on the same day) in prepayment, purchase, defeasance or redemption of the Notes, any Replacement Debt or other Term Debt).

“Replacement Debt” means Permitted Refinancing Indebtedness where the proceeds are applied within one Business Day of incurrence of such Permitted Refinancing Indebtedness (provided that the Company shall use its reasonable endeavors to procure that it is applied on the same day) in prepayment, purchase, defeasance or redemption of (a) the Notes or any Term Debt; or (b) any Permitted Refinancing Indebtedness.

“Representative Deed” means the representative deed dated on or about the 2015 Closing Date between, among others, the Purchasers (as defined in the Note Purchase Agreement) and Structured Finance Management Limited as creditor representative thereunder.

“Restricted Group” means the Company and the Restricted Subsidiaries.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payment” is defined in Clause 2 (Restricted Payments).

“Restricted Subsidiary” means a Subsidiary of the Company other than an Unrestricted Subsidiary.

“SEC” means the Securities and Exchange Commission of the United States.

“Securities” or “Security” shall have the meaning specified in section 2(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder from time to time in effect.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Issuer or other applicable Obligor.

“Senior Secured Indebtedness” means, as of any date of determination, the principal amount of any Indebtedness that is secured by a Lien and Indebtedness of a Restricted Subsidiary of the Company that is not a Guarantor.

“Specified Asset” means the Stadium and grounds and any real property related thereto.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the 2015 Closing Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Sterling” or “£” means the lawful currency of the United Kingdom.

“Sterling Equivalent” means, with respect to any monetary amount in a currency other than sterling, at any time of determination thereof by the Company or the Agent, the amount of sterling obtained by converting such currency other than sterling involved in such computation into sterling at the spot rate for the purchase of sterling with the applicable currency other than sterling as published in The Financial Times in the “Currency Rates” section (or, if The Financial Times is no longer published, or if such information is no longer available in The Financial Times, such source as may be selected in good faith by the Company) on the date of such determination.

“Subordinated Shareholder Funding” means, collectively, any funds provided to the Company by any Parent Entity or any Principal or Related Party, in exchange for or pursuant to any security, instrument or agreement other than Capital Stock, together with any such security, instrument or agreement and any other security or instrument other than Capital Stock issued in payment of any obligation under any Subordinated Shareholder Funding; provided that such Subordinated Shareholder Funding:

(a)

does not (including upon the happening of any event) mature or require any amortization or other payment of principal prior to the first anniversary of the maturity of the Notes (other than through conversion or exchange of any such security or instrument for Qualified Capital Stock or for any other security or instrument meeting the requirements of the definition);

(b)	does not (including upon the happening of any event) require the payment of cash interest prior to the first anniversary of the maturity of the Notes;

(c)

does not (including upon the happening of any event) provide for the acceleration of its maturity nor confers on its shareholders any right (including upon the happening of any event) to declare a default or event of default or take any enforcement action, in each case, prior to the first anniversary of the maturity of the Notes;

(d)	is not secured by a lien on any assets of the Company or a Restricted Subsidiary and is not guaranteed by any Subsidiary of the Company;
(e)

is subordinated in right of payment to the prior payment in full in cash of the Facility in the event of any default, bankruptcy, reorganization, liquidation, winding up or other disposition of assets of the Company at least to the same extent as the Subordinated Liabilities (as such term is defined in the Intercreditor Agreement) are subordinated to the Facility under the Intercreditor Agreement;

(f)

does not (including upon the happening of any event) restrict the payment of amounts due in respect of the Facility, Notes, the Existing Facility or the BAML Facility or compliance by the Company with its obligations under the Note Documents, the Finance Documents and the Finance Documents (as defined in each of the Existing Facility Agreement and the BAML Facility Agreement);

(g)	does not (including upon the happening of an event) constitute Voting Stock; and
(h)

is not (including upon the happening of any event) mandatorily convertible or exchangeable, or convertible or exchangeable at the option of the holder, in whole or in part, prior to the first anniversary of the maturity of the Notes other than into or for Capital Stock (other than Disqualified Stock) of the Company;

provided, however, that any event or circumstance that results in such Indebtedness ceasing to qualify as Subordinated Shareholder Funding, such Indebtedness shall constitute an incurrence of such Indebtedness by the Company, and any and all Restricted Payments made through the use of the net proceeds from the incurrence of such Indebtedness since the date of the original issuance of such Subordinated Shareholder Funding shall constitute new Restricted Payments that are deemed to have been made after the date of the original issuance of such Subordinated Shareholder Funding.

“Subsidiary” means, with respect to any specified Person:

(a)

any corporation, association or other business entity of which more than 50 per cent. of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(b)

any partnership or limited liability company of which (i) more than 50 per cent. of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (ii) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Tax” means any tax (whether income, documentary, sales, stamp, registration, issue, capital, property, excise or otherwise), duty, assessment, levy, impost, fee, charge or withholding imposed by a Governmental Authority, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax. “Taxes” and “Taxation” shall be construed to have corresponding meanings.

“Term Debt” means on any date, Indebtedness with a scheduled maturity date twelve (12) months or more from the date on which such Indebtedness was incurred and which once repaid cannot be reborrowed.

“US Dollar”, “Dollar” or “$” means the lawful currency of the United States of America.

“US Dollar Equivalent” means, with respect to any monetary amount in a currency other than US Dollars, at any time of determination thereof by the Company or the Agent the amount of US Dollars obtained by converting such currency other than US Dollars involved in such computation into US Dollars at the spot rate for the purchase of US Dollars with the applicable currency other than US Dollars as published in The Financial Times in the “Currency Rates” section (or, if The Financial Times is no longer published, or if such information is no longer available in The Financial Times, such source as may be selected in good faith by the Company) on the date of such determination.

“Unrestricted Subsidiary” means (i) as of the Closing Date, MU RAML, MU Junior, MUTV and MU Interactive and (ii) any other Subsidiary of the Company (other than an Obligor or any successor to any of them) that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors in accordance with Clause 10 (Designation of Restricted and Unrestricted Subsidiaries), but only to the extent that such Subsidiary:

(a)	has no Indebtedness other than Non-Recourse Debt;
(b)

except as permitted under Clause 8 (Transactions with Affiliates), is not party to any agreement, contract, arrangement or understanding with the Company or any of its Restricted Subsidiaries unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(c)

is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Equity Interests or (ii) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(d)

has not guaranteed, pledged any of its Subsidiaries’ shares or other of its assets or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(a)

the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(b)	the then outstanding principal amount of such Indebtedness.

SCHEDULE 16

ADDITIONAL EVENTS OF DEFAULT

Defined terms used in this Schedule 16 shall bear the meanings given to them in Schedule 15 (Restrictive Covenants) unless the context requires otherwise. The provisions of this Schedule 16 are to be interpreted in accordance with the laws of the State of New York (without prejudice to the fact that this Agreement is governed by English law).

1.	Events of Default
1.1	Each of the following will be an “Event of Default” under this Agreement:
(a)

any member of the Restricted Group (i) admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction (other than a solvent liquidation or reorganisation of a Restricted Subsidiary that is not an Obligor or, for the avoidance of doubt, a Permitted Reorganisation on a solvent basis), (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing;

(b)

a court or other Governmental Authority of competent jurisdiction, without consent by any member of the Restricted Group, enters an order appointing a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of any member of the Restricted Group, or any such petition shall be filed against any member of the Restricted Group and such petition shall not be dismissed within 60 days; or

(c)

any event occurs with respect to any member of the Restricted Group which under the laws of any jurisdiction is analogous to any of the events described in paragraphs (a) or (b) above, provided that the applicable grace period, if any, which shall apply shall be the one applicable to the relevant proceeding which most closely corresponds to the proceeding described in paragraphs (a) or (b) above.

SCHEDULE 17

FORM OF INCREASE CONFIRMATION

To:[•] as Agent and as Security Trustee and [•] as Company, for and on behalf of the Company and each Obligor

From: [the Increase Lender] (the “Increase Lender”)

Dated:

Red Football Limited – £50,000,000 Revolving Facility Agreement

dated [ ⚫ ] 2020 (as amended and/or restated from time to time) (the “Facility Agreement”)

1.

We refer to the Facility Agreement and particularly Clause 2.2 (Increase) of the Facility Agreement and to the Intercreditor Agreement (as defined in the Facility Agreement). This is an Increase Confirmation. This agreement (the “Agreement”) shall take effect as an Increase Confirmation for the purpose of the Facility Agreement [and as a Creditor/Creditor Representative Accession Undertaking for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement)]. Terms defined in the Facility Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.

The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the “Relevant Commitment”) as if it was the Original Lender under the Facility Agreement.

3.	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the “Increase Date”) is [•].
4.	On the Increase Date, the Increase Lender becomes:
(a)	party to the relevant Finance Documents (other than the Intercreditor Agreement) as a Lender; and
(b)	party to the Intercreditor Agreement as a RCF Lender (as defined therein).
5.	The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of Clause 37.2 (Addresses) are set out in the Schedule.
6.	The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in paragraph (g) of Clause 2.2 (Increase).
7.	The Increase Lender confirms, in respect of any advance by such Lender to a Borrower incorporated in the United Kingdom, for the benefit of the Agent and without liability to any Obligor, that it is:
(a)	[a Qualifying Lender (other than a UK Treaty Lender);]
(b)	[not a Qualifying Lender; or]
(c)	[a UK Treaty Lender.] *

*

Delete as applicable - each Increase Lender is required to confirm which of these three categories it falls within in respect of any advance by such Lender to a Borrower incorporated in the United Kingdom.

8.

[The Increase Lender confirms in respect of any advance by such Lender to a Borrower incorporated in the United Kingdom, that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes;
(b)	a partnership each member of which is:
(i)	a company so resident in the United Kingdom;
(ii)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(iii)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.] [9]

9.

[The Increase Lender confirms in respect of any advance by such Lender to a Borrower incorporated in the United Kingdom, that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [ ]) and is tax resident in [ ]*, so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax and requests that the Company notify:

(a)	each Borrower which is a Party as a Borrower as at the Increase Date; and
(b)	each Additional Borrower which becomes an Additional Borrower after the Increase Date,

that it wishes that scheme to apply to the Facility Agreement.]**

10.	[The Increase Lender confirms in respect of an advance by such Lender to a Borrower that is a US Person that it [is]/[is not] a US Qualifying Lender]. [10]
11.	The Increase Lender confirms that it is not an Investor Affiliate.

[9]	Include only if Increase Lender falls within paragraph (a)(ii) of the definition of Qualifying Lender in Clause 18.1 (Definitions).
*	Insert jurisdiction of tax residence.
**	Include if the Increase Lender holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Facility Agreement.
[10]	Delete as applicable – Each Increase Lender is required to confirm which of these categories it falls within in respect of any advance by such Lender to a Borrower that is a US Person.

12.

[We further refer to clause [21.4] (Accession of Pari Passu Creditors and Creditor Representatives) of the Intercreditor Agreement. In consideration of the Increase Lender being accepted as a Pari Passu Creditor for the purposes of the Intercreditor Agreement (and as defined therein), the Increase Lender confirms that, as from the Increase Date, it intends to be party to the Intercreditor Agreement as a Pari Passu Creditor, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Pari Passu Creditor and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.]

13.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.
14.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note: The execution of this Increase Confirmation may not be sufficient for the Increase Lender to obtain the benefit of the Transaction Security in all jurisdictions. It is the responsibility of the Increase Lender to ascertain whether any other documents or other formalities are required to obtain the benefit of the Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE

Relevant Commitment/rights and obligations to be assumed by the Increase Lender

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments]

[Increase Lender]

By:

This Agreement is accepted as an Increase Confirmation for the purposes of the Facility Agreement by the Agent and as a Creditor/Creditor Representative Accession Undertaking for the purposes of the Intercreditor Agreement by the Security Trustee and the Increase Date is confirmed as [•].

Agent

By:

Security Trustee

By: ]

SCHEDULE 18

SCREEN RATE CONTINGENCY PERIODS

Screen Rate	Period
LIBOR	One Month